UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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The Mosaic Company

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Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

April 1, 2015

Dear Stockholder:

You are cordially invited to attend The Mosaic Company’s 2015 Annual Meeting of Stockholders. The meeting will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 and via the Internet at www.virtualshareholdermeeting.com/MOS15 on May 14, 2015, at 10:00 a.m. local time. A Notice of the Annual Meeting and a Proxy Statement covering the formal business of the meeting appear on the following pages. At the meeting we will report on our operations during the year ended December 31, 2014. Directions to the meeting are included at the end of the accompanying Proxy Statement.

We hope that you will be able to attend the meeting. However, even if you are planning to attend the meeting, please promptly submit your proxy vote by telephone or Internet or, if you received a copy of the printed proxy materials, by completing and signing the enclosed proxy card and returning it in the postage-paid envelope provided. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

Your cooperation and prompt attention to this matter are appreciated. We look forward to seeing you at the Annual Meeting.

Sincerely,

James T. Prokopanko President and Chief Executive Officer

Headquarter Offices: Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441 Telephone (763) 577-2700

Notice of 2015 Annual Meeting of Stockholders

To Our Stockholders:

The 2015 Annual Meeting of Stockholders of The Mosaic Company, a Delaware corporation, will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on May 14, 2015, at 10:00 a.m. local time, to consider and act upon the following matters, each of which is explained more fully in the accompanying Proxy Statement:

1.	Election of eight directors for terms expiring in 2016, each as recommended by our Board of Directors;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, as recommended by our Audit Committee;

3.	An advisory vote to approve the compensation of our executive officers disclosed in the accompanying Proxy Statement; and

4.	Any other business that may properly come before the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof.

In accordance with our Bylaws and resolutions of the Board of Directors, only stockholders of record at the close of business on March 18, 2015 are entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders.

By Order of the Board of Directors

Mark J. Isaacson

Vice President, General Counsel and Corporate Secretary

April 1, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 14, 2015:

Our Proxy Statement and 2014 Annual Report are available at www.mosaicco.com/proxymaterials.

SUMMARY INFORMATION

This summary highlights information in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our 2014 Annual Report carefully before voting.

The Mosaic Company Annual Meeting of Stockholders

• Date and Time:	May 14, 2015; 10:00 a.m. local time
• Place:	Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441
• Virtual Meeting:	www.virtualshareholdermeeting.com/MOS15
• Record Date:	March 18, 2015

General Information

Corporate website:	www.mosaicco.com
Investor website:	www.mosaicco.com/investors
2014 Annual Report:	www.mosaicco.com/proxymaterials

Voting Matters

	Board Recommendation	Page
Election of Eight Directors	FOR each director nominee	10
Ratification of KPMG LLP as our independent registered public accounting firm	FOR	86
Say-on-Pay Advisory Proposal	FOR	86

Our Business

We are the world’s leading producer and marketer of concentrated phosphate and potash crop nutrients. We are the largest integrated phosphate producer in the world and one of the largest producers and marketers of phosphate-based animal feed ingredients in the United States. We are one of the four largest potash producers in the world. Through our broad product offering, we are a single source supplier of phosphate- and potash-based crop nutrients and animal feed ingredients. We serve customers in approximately 40 countries. We mine phosphate rock in Florida and process rock into finished phosphate products at facilities in Florida and Louisiana. We mine potash in Saskatchewan and New Mexico. We have other production, blending or distribution operations in Brazil, China, India and Paraguay, as well as strategic equity investments in a phosphate rock mine in the Bayovar region in Peru and a joint venture formed to develop a phosphate rock mine and chemical complexes in the Kingdom of Saudi Arabia (the “Wa’ad Al Shamal Joint Venture” or the “joint venture”). Our distribution operations serve the top four nutrient-consuming countries in the world.

We were formed through the October 2004 business combination of IMC Global Inc. (“IMC”) and the fertilizer businesses of Cargill, Incorporated (individually, or in any combination with its subsidiaries, “Cargill”). On May 25, 2011, we facilitated Cargill’s exit from its ownership interest in us through a split-off (the “Split-off”) to its stockholders and a debt exchange with certain of its debt holders, and initiated the first in a series of transactions intended to result in the ongoing orderly disposition of the approximately 64% (285.8 million) of our shares that Cargill formerly held. We refer to these transactions as the “New Horizon Transaction” and have included additional information on the disposition of these shares under “Business Highlights” below and “Certain Relationships and Related Transactions” on page 82.

Business Highlights

Mosaic performed well in 2014 under the leadership of our President and Chief Executive Officer, James T. Prokopanko, finishing 2014 with a strong fourth quarter driven by robust demand for our products and good execution. For 2014, net earnings attributable to Mosaic were $1.0 billion, or $2.68 per diluted share, compared to $1.1 billion, or $2.49 per diluted share, for the year ended December 31, 2013. Earnings per share for 2014 were positively impacted by an approximate 10% lower weighted average number of shares in 2014, as we initiated repurchases of our shares once the restrictions on share repurchases in connection with the New Horizon Transaction expired. We generated $2.3 billion in cash flows from operations during 2014, and maintained cash and cash equivalents of $2.4 billion as of December 31, 2014, compared to $5.3 billion as of December 31, 2013. As of the date of this Proxy Statement, we are ahead of schedule on the plan we announced in 2014 to remove $500 million in operating costs from our business units and corporate support functions.

During 2014 we made a number of strategic moves in order to position Mosaic for strong performance in better markets, and many of those initiatives are now fully operational. In total, we have deployed or committed $6.4 billion of capital to growth initiatives over the last two years and, as the business cycle improves, we believe these moves will generate significant opportunity for Mosaic and our investors. In 2014, we returned over $3 billion to stockholders through dividends and repurchases and we made significant progress on our strategic priorities:

•	Growth: Grow our production of essential crop nutrients and operate with increasing efficiency
➢

CF Phosphate Assets Acquisition:  We completed our acquisition of the Florida phosphate assets and assumption of certain related liabilities of CF Industries, Inc. (“CF”). We have successfully integrated CF operations into our phosphates operations as planned and are on track to realize targeted synergies. We also signed two strategic supply agreements with CF under which CF will provide us with ammonia for our production purposes. We believe the natural gas-based pricing under one of these agreements will provide us with a competitive advantage in the future.

➢

Wa’ad Al Shamal Joint Venture:  Development of our Wa’ad Al Shamal Joint Venture’s phosphate rock mine and chemical complexes is well underway. During 2014, the joint venture entered into funding facilities with a consortium of 20 financial institutions for approximately $5.0 billion. We own a 25% interest in the joint venture and in connection with our equity share, we will market approximately 25% of its production. We expect that the joint venture will be one of the lowest cost producers of concentrated phosphates in the world, and that our access to this production will facilitate our sales in Asia.

➢	Colonsay Expansion: We completed the expansion at our Colonsay, Saskatchewan, potash mine, which added an additional 0.6 million tonnes of operational capacity.
➢

Esterhazy Expansion:  We continued the expansion of capacity in our Potash segment, with the K3 shafts at our Esterhazy mine, which are on track to start producing ore in 2017 and are expected to add an estimated 0.9 million tonnes to our potash operational capacity. In addition, in December 2014, our Board approved approximately $1.5 billion in capital expenditures over the next ten years to increase the mining capacity of the K3 shafts and provide us the flexibility to optimize production in order to mitigate risk from current and future brine inflows.

•	Market Access: Expand our reach and impact by continuously strengthening our distribution network
➢

We completed the acquisition of Archer Daniels Midland Company’s (“ADM”) fertilizer distribution business and working capital in Brazil and Paraguay, which is expected to significantly accelerate our previously announced growth plans in Brazil as well as replace a substantial amount of planned internal investments in that country. We acquired four blending and warehousing facilities in Brazil, one in Paraguay and additional warehousing and logistics service capabilities. This acquisition will increase our annual distribution capacity in the region from approximately four million metric tonnes to about six million metric tonnes of crop nutrients. We expect these and other potential investments in Brazil will enable us to grow our share of sales in this key country.

•	Innovation: Build on our industry-leading products, process and sustainability innovations
➢

We announced plans to further expand MicroEssentials® capacity, adding an incremental 1.2 million tonnes, and bringing total capacity to 3.5 million tonnes by 2017. North American sales volumes of our MicroEssentials® product increased approximately 14% in the year ended December 31, 2014 from 2013, contributing to a new Mosaic record for sales of MicroEssentials®.

•	Total Shareholder Return: Deliver strong financial performance and provide meaningful returns to our stockholders
➢

We initiated a $1 billion share repurchase program (the “Repurchase Program”), allowing us to repurchase Class A Shares or shares of our Common Stock (“Common Stock”), through negotiated direct transactions or in the open market. During 2014, under the Repurchase Program, 8.2 million Class A Shares were repurchased under agreements with certain Cargill family member trusts (the “Family Trusts Share Repurchase Agreements”) and 7.6 million shares of Common Stock were repurchased for an aggregate of $727.3 million.

➢

Under a share repurchase agreement (the “MAC Trusts Share Repurchase Agreement”) we entered into with two former Cargill stockholders (the “MAC Trusts”), we repurchased all remaining Class A Shares, Series A-3 and Series A-2, held by the MAC Trusts for an aggregate of approximately $2.0 billion.

➢

In July 2014, we announced our decision to permanently discontinue production of muriate of potash (“MOP”) at our Carlsbad, New Mexico facility and transition the facility to exclusive production of our highly valued K-Mag® product line. The decision was based on the quality of the ore in the Carlsbad basin and the age of the facility’s infrastructure. The final date for production of MOP was December 28, 2014.

➢

Also in July 2014, we completed the sale of our salt operations at our Hersey, Michigan mine for approximately $55 million, resulting in a pre-tax gain of $13.5 million. We also closed our low producing potash operations at Hersey, allowing us to focus on our higher producing potash mines.

➢	In November 2014, we completed the sale of our Argentina assets, resulting in a gain of approximately $8.5 million during 2014, allowing us to focus on our more profitable distribution operations.

We have included additional information on these matters in this Proxy Statement or in our accompanying 2014 Annual Report.

Compensation Highlights

•	Say-on-Pay:
➢	2014 “Say-on-Pay” advisory proposal approved by approximately 98% of votes cast.
➢	Say-on-Pay advisory proposals submitted to stockholders annually.
•	2014 Executive Compensation:
➢	High proportion of target direct compensation “at risk” based on individual and company performance and approximately half or more in the form of long-term incentives paid in the form of equity.
➢

One-time performance based cost reduction incentive awards granted in March 2014, tied to achievement of aggressive cost-saving goals over a three-year period. For more information about these awards, see “Cost Reduction Incentive Awards” on page 59.

➢	Short-term incentive plan payouts for 2014 performance were above target, with a payout percentage of 136% for our executive officers.
•	Changes to Long-Term Incentive Program for 2015:
➢

We changed the mix of long-term incentives for 2015 grants to executive officers by replacing time-based restricted stock units with performance units, with vesting linked to our three-year return on invested capital.

•	The Mosaic Company 2014 Stock and Incentive Plan (approved by our stockholders on May 15, 2014):
➢	No initial in-the-money option or stock appreciation rights
➢	No repricing of underwater options or stock appreciation rights
➢

“Full value” awards (stock-based performance awards (excluding options and stock appreciation rights); restricted stock; restricted stock units) reduce shares available under plan by twice the stated number of shares

➢	Accelerated vesting not triggered solely by stockholder approval of business combination transaction
➢	Dividend equivalents not payable until awards vest; not available on options or stock appreciation rights

•	Compensation Governance:

➢ Executive Employment Agreements:	No
➢ Executive Change-in-Control Agreements:	Double Trigger; No Tax Gross-Up
➢ Stock Ownership Guidelines:	Yes
➢ “Clawback” Policy:	Yes
➢ Hedging and Pledging Policy:	Yes
➢ Independent Compensation Consultant and Compensation Adviser:	Yes
➢ Compensation Committee access to other Independent Advisors:	Yes

Corporate Governance Highlights

•

Transition to Declassified Board of Directors.  At the 2014 Annual Meeting of Stockholders (“2014 Annual Meeting”), stockholders approved management’s proposal to eliminate the classification of our Board of Directors. We have begun the implementation process and our Board will be fully declassified, with all members standing for annual elections, in 2016.

•	Independent Directors. All of our directors, except our CEO, and all of the members of our committees are independent.
•

Audit Committee Financial Experts.  Our Board has determined that three of our directors qualify as “audit committee financial experts” within the meaning of applicable Securities and Exchange Commission rules.

•	Majority Vote Standard. Our Bylaws provide for the election of directors by a majority of votes cast in uncontested elections.
•	Independent Non-Executive Chairman. Our Board is led by an independent non-executive Chairman.
•	Director Stock Ownership. $425,000 minimum guideline for non-employee directors with five years of service.
•

Succession Planning.  Rigorous framework for Corporate Governance and Nominating Committee annual review of succession planning for our CEO and for Compensation Committee annual review of succession planning for other executive officers and key executives.

•	Environmental, Health, Safety and Sustainable Development.
➢	Dedication to protecting our employees and the communities in which we operate, and to being a good steward of natural resources.
➢	Separate standing Board committee to oversee environmental, health, safety, security and sustainable development.
•	Annual Board and Committee Evaluations.
➢	Annual self-evaluation by Board and each standing committee, including peer review.
➢	Annual review of each standing committee’s charter.

Risk Oversight

•

Standing management Enterprise Risk Management, or ERM, Committee assists in achieving business objectives through systematic approach to anticipate, analyze and review material risks. Consists of cross-functional team of executives and senior leaders.

•	Board oversees management’s actions, with assistance from each of its standing committees. Management reports on enterprise risks to the full Board on a regular basis.

Directors and Director Nominees

The table below shows summary information about each director and nominee for election as a director. Each director nominee is elected by a majority of the votes cast and will be elected for a term that expires in 2016. Each director was present for at least 87% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during 2014 and subsequent to the election of such director to the Board.

Name	Age	Director Since	Occupation	Experience/ Qualifications		Committee Memberships				Other Company Boards
					Independent	AC	Comp	Gov	EHSS
Nominees for Election as Directors
Nancy E. Cooper	61	2011	Retired, former Executive Vice President and CFO, CA, Inc. (“CA Technologies”)	• Financial Expertise and Leadership • Audit Committee Financial Expert • Software Technology • Ethics and Compliance • Risk Management	X					Teradata Corporation Brunswick Corporation
Gregory L. Ebel	50	2012	Chairman, President and CEO, Spectra Energy Corp	• Executive Leadership • Financial Expertise and Leadership • Audit Committee Financial Expert • Business Development • Risk Management	X					Spectra Energy Corp Spectra Energy Partners, LP
Denise C. Johnson	48	2014	Vice President, Integrated Manufacturing Operation Division, Caterpillar, Incorporated	• Global Operational Leadership • Operational Excellence • Strategic Business Planning	X
Robert L. Lumpkins	71	2004	Retired, former Vice Chairman and CFO, Cargill	• Executive Leadership • Financial Expertise and Leadership • Agricultural/ Fertilizer Business • Formation of Mosaic	X					Ecolab, Inc.
William T. Monahan	67	2004	Retired, former Chairman, President and CEO, Imation Corp.	• Executive and Operational Leadership • Marketing • Executive Compensation • Risk Management	X					Pentair Ltd.
James L. Popowich	70	2007	Retired, former CEO, Elk Valley Coal Corporation	• Executive and Operational Leadership • Mining • Environment, Health, Safety and Sustainability	X					Canadian Institute of Mining, Metallurgy and Petroleum
James T. Prokopanko	61	2004	President and CEO, Mosaic	• Management Interface with Board • Agriculture/ Fertilizer Business						Vulcan Materials Company
Steven M. Seibert	59	2004	Attorney, The Seibert Law Firm	• Government and Public Policy • Statewide and Local Issues in Florida • Environment and Land Use	X

Name	Age	Director Since	Occupation	Experience/ Qualifications		Committee Memberships				Other Company Boards
					Independent	AC	Comp	Gov	EHSS
Continuing Directors
Directors whose Term of Office Expires in 2016
Timothy S. Gitzel	52	2013	President and CEO, Cameco Corporation	• Executive Leadership • Business, Government and Regulatory Affairs in Canada • Mining • Risk Management	X					Cameco Corporation
William R. Graber	71	2004	Retired, former Senior Vice President and CFO, McKesson Corporation	• Financial Expertise and Leadership • Audit Committee Financial Expert • Executive Leadership • Risk Management	X					Kaiser Permanente
Emery N. Koenig	59	2010	Vice Chairman and Chief Risk Officer, Cargill	• Executive Leadership • Financial Expertise and Leadership • Risk Management • Agricultural Business	X					Cargill, Incorporated
David T. Seaton	53	2009	Chairman and CEO, Fluor Corporation	• Project Management • Executive Leadership • Global Operations • Energy and Chemicals Markets	X					Fluor Corporation

AC:	Audit Committee
Comp:	Compensation Committee
Gov:	Corporate Governance and Nominating Committee
EHSS:	Environmental, Health, Safety and Sustainable Development Committee

:	Committee Chair

:	Committee Member

Auditors

As a matter of good corporate governance, we are requesting our stockholders to ratify our selection of KPMG LLP as our independent registered public accounting firm. The table below shows information about KPMG LLP’s fees for services in 2014, the period beginning June 1, 2013 and ending December 31, 2013 (the “2013 Stub Period”) and fiscal 2013:

	2014 ($)	2013 Stub Period ($)	Fiscal 2013 ($)
Audit Fees	4,692,000	3,995,000	4,750,000
Audit-Related Fees	328,000	1,252,000	657,000
Tax Fees	221,000	290,000	386,000
All Other Fees	0	0	42,000

Frequently Asked Questions and Directions to Meeting

We provide answers to many frequently asked questions about the 2015 Annual Meeting of Stockholders (“2015 Annual Meeting”) and voting, including how to vote shares held in employee benefit plans, in the Questions and Answers section beginning on page 91. We have included directions to the 2015 Annual Meeting on the back cover of this Proxy Statement.

PROXY STATEMENT

The Board of Directors (the “Board”) of The Mosaic Company is soliciting proxies for use at the 2015 Annual Meeting to be held on May 14, 2015, and at any adjournment or postponement of the meeting. The proxy materials are first being mailed or available to stockholders on or about April 1, 2015.

References in this Proxy Statement to “Mosaic” refer to The Mosaic Company and references to the “Company,” “we,” “us,” or “our” refer to Mosaic and its direct and indirect subsidiaries, individually or in any combination.

Through May 31, 2013, our fiscal year ended on May 31, and references in this Proxy Statement to fiscal 2013 or any prior fiscal year are to the twelve months ended May 31 of that year. As previously reported, we have changed our fiscal year end to December 31 from May 31 and references in this Proxy Statement to the “2013 Stub Period” are to the seven month transition period from June 1, 2013 through December 31, 2013. We have filed an annual report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2014 (the “2014 10-K Report”).

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board has nominated eight directors for election at the 2015 Annual Meeting to hold office for one-year terms expiring in 2016.

Our Board currently consists of 12 members. Prior to the 2014 Annual Meeting, the Board was divided into three classes and members of each class were elected to serve three-year terms, with the term of office for each class ending in consecutive years. In accordance with our Bylaws and our Restated Certificate of Incorporation, as amended by the stockholders at the 2014 Annual Meeting, our Board is declassified and directors are nominated for election for a one-year term.

Our Board has nominated Nancy E. Cooper, Gregory L. Ebel, Denise C. Johnson, Robert L. Lumpkins, William T. Monahan, James L. Popowich, James T. Prokopanko and Steven M. Seibert, each of whom is currently serving as a director, to stand for re-election at the 2015 Annual Meeting for one-year terms expiring in 2016.

If one or more nominees should become unavailable to serve as a director, it is intended that shares represented by the proxies will be voted for such substitute nominee or nominees as may be selected by the Board.

Nomination and Selection of Directors

The Corporate Governance and Nominating Committee identifies and evaluates potential director candidates in a variety of ways:

•	Periodic solicitation of input from Board members.

•	Consultations with senior management and director search firms.

•	Candidates nominated by stockholders who have complied with the advance notice procedures set forth in our Bylaws.

The Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines its nominees after considering the recommendation of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee evaluates all candidates on the same basis regardless of the source of the referral.

Our Bylaws provide that a stockholder entitled to vote at an annual meeting who wishes to nominate a candidate for election to the Board is required to give written notice to our Corporate Secretary of his or her intention to make such a nomination. In accordance with the advance notice procedures in our Bylaws, a notice of nomination is required to be received within the prescribed time and must contain certain information about both the nominee and the stockholder making the nomination as described in our Policy Regarding Identification and Evaluation of Potential Director Nominees. The full text of this policy is available on our website www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption. The Corporate Governance and Nominating Committee may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. Additionally, the notice of nomination must include a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election, an irrevocable resignation letter to be effective upon acceptance by the Board, in accordance with our Corporate Governance Guidelines. The remainder of the requirements of the advance notice procedures are described in this Proxy Statement under the caption “Stockholder Proposals and Nominations for the 2016 Annual Meeting of Stockholders.” A nomination that does not comply with the advance notice procedures may be disregarded.

Director Qualifications

In order to be nominated by the Board as a director, director nominees should possess, in the judgment of the Corporate Governance and Nominating Committee, the qualifications set forth in our Corporate Governance Guidelines, including:

•	Personal characteristics:

➢	highest personal and professional ethics, integrity and values;

➢	an inquisitive and objective perspective; and

➢	practical wisdom and mature judgment;

•	Broad experience at the policy-making level in international business, trade, agriculture, government, academia or technology;

•

Expertise that is useful to us and complementary to the background and experience of other directors, so that an appropriate balance of skills and experience of the membership of the Board can be achieved and maintained;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance;

•	Involvement only in activities or interests that do not create a material conflict with the director’s responsibilities to us and our stockholders;

•	Commitment in advance of necessary time for Board and committee meetings; and

•	A personality reasonably compatible with the existing Board members.

In evaluating director nominees, the Board and the Corporate Governance and Nominating Committee believe that diversity in the broadest sense, as stated in our Corporate Governance Guidelines, including background, experience, geographic location, gender and ethnicity, is an important consideration in the composition of the Board as a whole. The committee discusses diversity considerations in connection with each director candidate. When seeking the assistance of a director search firm to identify candidates, the Corporate Governance and Nominating Committee requests that the search firm consider diversity, in addition to other factors, in its search criteria.

Our Corporate Governance and Nominating Committee annually reviews our Corporate Governance Guidelines, including the provisions relating to diversity, and recommends to the Board any changes it believes appropriate to reflect best practices. In addition, our Board assesses annually its overall effectiveness by means of a self-evaluation process. This evaluation includes, among other things, a peer review and an assessment of the overall composition of the Board, including a discussion as to whether the Board has adequately considered diversity, among other factors, in identifying and discussing director candidates.

The full text of our Corporate Governance Guidelines is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

Nominees for Election as Directors whose Terms Expire in 2016

Nancy E. Cooper

Retired, former Executive Vice President and Chief Financial Officer

CA Technologies

Age: 61

Director Since: October 2011

2014 Meeting Attendance: 95%

Independent: Yes

Mosaic Committee Membership:

•  Audit (Chair)

•  Corporate Governance and

    Nominating

Ms. Cooper served as Executive Vice President and Chief Financial Officer of CA Technologies, an IT management software provider, from August 2006 until she retired in May 2011. Ms. Cooper joined CA Technologies with nearly 30 years of finance experience, including as Chief Financial Officer for IMS Health Incorporated, a leading provider of market intelligence to the healthcare industry, from 2001 to August 2006, and, prior to that, Reciprocal, Inc., a leading digital rights management and consulting firm. In 1998, she served as a partner responsible for finance and administration at General Atlantic Partners, a private equity firm focused on software and services investments. Ms. Cooper began her career at IBM Corporation where she held increasingly important roles over a 22-year period that focused on technology strategy and financial management.
Skills and Qualifications:

Financial Expertise and Leadership and Audit Committee Experience – Extensive experience as a Chief Financial Officer and in other financial leadership roles at several public companies, as well as service on the audit committee of two other public companies, allows her to serve as an “audit committee financial expert” within the meaning of SEC rules.

Software Technology Experience – Experience in technology matters.

Ethics and Compliance – Ethics and compliance focus.

Risk Management – Executive experience in risk management.

Other Board Service:
• Teradata Corporation (Audit Committee) • Brunswick Corporation (Audit Committee)

Gregory L. Ebel

Chairman, President and Chief Executive Officer

Spectra Energy Corp

Age: 50

Director Since: October 2012

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•  Audit

•  Compensation

Mr. Ebel has served as Chairman, President and Chief Executive Officer of Spectra Energy Corp which, through its subsidiaries and equity affiliates, owns and operates a large and diversified portfolio of complementary natural gas-related energy assets, since April 2014. From January 2009 to April 2014, Mr. Ebel served as President as Chief Executive Officer of Spectra Energy. From January 2007 to January 2009, Mr. Ebel served as Group Executive and Chief Financial Officer of Spectra Energy and as President of Union Gas Limited, a subsidiary of Spectra Energy, from January 2005 until January 2007, and Vice President, Investor & Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc.
Skills and Qualifications:

Executive Leadership – Breadth of senior executive and policy-making roles at Spectra Energy and Duke Energy, and in a number of leadership positions in the areas of finance, operations and strategic development.

Financial Expertise and Leadership – Experience in financial matters and as a financial executive, including Chief Financial Officer of Spectra Energy and Vice President, Investor and Shareholder Relations of Duke Energy, allows him to serve as an “audit committee financial expert” within the meaning of SEC rules.

Business Development – Experience in leading organization in the areas of strategic development and mergers and acquisitions at Spectra Energy and Duke Energy.

Risk Management – Executive experience in risk management.

Other Board Service:
• Spectra Energy Corp • Spectra Energy Partners

Denise C. Johnson

Vice President and Officer – Integrated Manufacturing Operations

Caterpillar, Incorporated

Age: 48

Director Since: May 2014

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•  Environmental, Health, Safety

    and Sustainable Development

Ms. Johnson has served as Vice President of Material Handling and Underground Division of Caterpillar, Incorporated (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives, since January 2015. Prior to becoming Vice President of Material Handling and Underground Division, Ms. Johnson served as Vice President and Officer – Integrated Manufacturing Operations from May 2013 to January 2015, as Vice President and Officer – Diversified Products Division from January 2013 to May 2013 and as General Manager – Specialty Products from May 2011 to January 2013 of Caterpillar. Ms. Johnson began her career at General Motors Corporation and continued at General Motors Company, an automobile and truck manufacturer, where she held increasingly important roles from 1989 through 2011, including President and Managing Director of General Motors do Brasil Ltda. from June 2010 to March 2011; Vice President and Officer, General Motors Labor Relations, from December 2009 to June 2010; Vehicle Line Director and Vehicle Chief Engineer, Global Small Cars, from April 2009 to December 2009; and Plant Manager, Flint Truck Assembly & Flint Metal Center Plants, from November 2008 to April 2009.
Skills and Qualifications:

Global Operational Leadership – Significant experience in leading complex global operations, labor negotiations and product development, improvement and launches.

Operational Excellence – Experience in lean manufacturing and supply chain management.

Strategic Business Planning – Experience in developing global leadership strategies to optimize core business value.

Robert L. Lumpkins

Retired, former Vice Chairman and Chief Financial Officer

Cargill, Incorporated

Non-Executive Chairman of Mosaic’s Board

Age: 71

Director Since: January 2004

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•  Corporate Governance and

    Nominating (Chair)

Mr. Lumpkins served as Vice Chairman of Cargill from August 1995 to October 2006 and as its Chief Financial Officer from 1989 to 2005. As Vice Chairman of Cargill, Mr. Lumpkins played a key role in the formation of Mosaic through the combination of IMC and Cargill’s fertilizer businesses.
Skills and Qualifications:

Executive Leadership – Experience in various senior executive and policy-making roles at Cargill, including as Vice Chairman for over a decade; international management; strong and effective Board leadership and governance.

Financial Expertise and Leadership – Served in various financial leadership roles at Cargill, including Chief Financial Officer for over ten years.

Agricultural and Fertilizer Business Expertise; Formation of Mosaic – Experience in Cargill’s agricultural and fertilizer businesses and service as one of Cargill’s key leaders in the conception and formation of Mosaic; possesses unique strategic and business insights into our business.

Other Board Service:
• Ecolab, Inc. (Chair, Safety, Health and Environment Committee; Audit Committee) • Howard University • Educational Testing Service • Airgas, Inc. (2010 – August 2013) • Webdigs, Inc. (2007 – 2010)

William T. Monahan

Retired, former Chairman of the Board, President and Chief Executive Officer

Imation Corp.

Age: 67

Director Since: October 2004

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•  Audit

•  Compensation (Chair)

Mr. Monahan served as Chairman of the Board, President and Chief Executive Officer of Imation Corp., a developer, manufacturer, marketer and distributor of removable data storage media products and accessories, from 1996 to 2004. Previously, he served as Group Vice President of 3M Company responsible for its Electro and Communications Group, Senior Managing Director of 3M’s Italy business and Vice President of 3M’s Data Storage Products Division.
Skills and Qualifications:

Executive and Operational Leadership – Broad experience as CEO, Chairman, and lead director of other public companies. Experienced in international management, financial management, mergers and acquisitions and corporate structure development.

Marketing – Experienced in worldwide marketing and distribution, and business to business sales development.

Executive Compensation Background – Strong background in executive compensation matters as a former CEO and in other executive roles, as well as his service as a member and chairman of compensation committees for other public companies, facilitates his leadership of our Compensation Committee.

Risk Management – Executive experience in risk management.

Other Board Service:

•   PentairLtd. (Lead Director; Compensation Committee; Governance Committee)

•   HutchinsonTechnology, Inc. (2000 – December 2012; Chair, Compensation Committee)

•   SolutiaInc. (2008 – July 2012; Lead Director)

James L. Popowich

Retired, former President and Chief Executive Officer

Elk Valley Coal Corporation

Age: 70

Director Since: December 2007

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•   Compensation

•   Environmental,Health, Safety and Sustainable Development

Mr. Popowich served as President and Chief Executive Officer of Elk Valley Coal Corporation (“EVCC”), a producer of metallurgical hard coking coal, in Calgary, Alberta, from January 2004 to August 2006, and as President of the Fording Canadian Coal Trust, (“Fording Coal”) a mutual fund trust that held a majority ownership interest in EVCC, from January 2004 until his retirement in December 2006. Mr. Popowich was Executive Vice President of EVCC from February 2003 to January 2004, and from March 1990 to June 2001 served as Vice President – Operations at Fording Coal. He was Past President of Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), an industry technical association dedicated to education and identifying best practices in the mineral industry from May 2008 through May 2009, and President of CIM from May 2007 to May 2008.
Skills and Qualifications:

Executive and Operational Leadership Experience – Significant executive and operational experience.

Mining Experience – Extensive experience in the mining business, including both shaft and open-pit; member of the Association of Professional Engineers, Geologist and Geophysicists of Alberta; received the CIM Fellowship award for contributions to the coal industry in Canada; and serves as a consultant to the mining industry with a focus on operational excellence.

Environment, Health, Safety, and Sustainability – Familiarity with addressing environmental, health, safety, corporate social responsibility and greenhouse gas matters in Canada.

Other Board Service:
• CIM • ClimateChange Central (an organization established by the Alberta government dedicated to the reduction of greenhouse gasses, 2002 – 2010)

James T. Prokopanko President and Chief Executive Officer The Mosaic Company Age: 61 Director Since: October 2004 2014 Meeting Attendance: 87.5% Independent: No	Mr. Prokopanko has been our President and Chief Executive Officer since
January 2007. He joined us as our Executive Vice President and Chief Operating
Officer in July 2006, serving in such offices until he was elected President and
Chief Executive Officer. Previously, he was a Corporate Vice President of Cargill
from 2004 to 2006. He was Cargill’s Corporate Vice President with executive responsibility for procurement from 2002 to 2006 and a leader of Cargill’s Ag
Producer Services Platform from 1999 to 2006. After joining Cargill in 1978, he served in a wide range of leadership positions, including being named Vice
President of the North American crop inputs business in 1995. During his Cargill career, Mr. Prokopanko was engaged in retail agriculture businesses in Canada, the United States, Brazil, Argentina and the United Kingdom. Mr. Prokopanko is
the sole director who is a member of management.
Skills and Qualifications:

Management Interface with Board – Principal interface between management and our Board; facilitates our Board’s performance of its oversight function by communicating the Board’s and management’s perspectives to each other.

Agriculture/Fertilizer Business – Longstanding experience in the agriculture and fertilizer industry through executive and operational roles for Cargill.

Other Board Service:
• Vulcan Materials Company (Compensation Committee; Governance Committee)

Steven M. Seibert

Attorney

The Seibert Law Firm

Age: 59

Director Since: October 2004

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•  Corporate Governance and
    Nominating
•  Environmental, Health, Safety
    and Sustainable Development
    (Chair)

Mr. Seibert is a land use and environmental attorney and has been a Florida
Supreme Court-certified mediator for over 20 years. He has operated The
Seibert Law Firm in Tallahassee, Florida since January 2003, and in early
2013 co-founded a strategy consulting firm, triSect, LLC. From July 2008 until September 2011, Mr. Seibert was Senior Vice President and Director of
Strategic Visioning for the Collins Center for Public Policy, a non-partisan, non-profit policy research organization. He also served as the Executive
Director of the Century Commission for a Sustainable Florida from 2005 until
July 2008. Prior to re-starting his law practice in 2003, Mr. Seibert served as the Secretary of Florida’s Department of Community Affairs from 1999 to
2003, following his appointment by Governor Jeb Bush, and, before that,
Mr. Seibert was an elected County Commissioner representing Pinellas
County, Florida from 1992 to 1999.
Skills and Qualifications:

Government and Public Policy; Statewide and Local Issues in Florida – Service in various public policy and governmental roles in Florida, as well as his law practice, contribute to our Board’s understanding of public policy and other statewide and local issues in Florida, where most of our phosphate operations are located.

Environment and Land Use Experience – Insights gained through his experience in environmental, land and water use and emergency management in Florida enhance our Board’s perspective on these matters. Facilitates his leadership of our Environmental, Health, Safety and Sustainable Development Committee.

Directors Whose Terms Expire in 2016

Timothy S. Gitzel

President and Chief Executive Officer

Cameco Corporation

Age: 52

Director Since: 2013

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•   Audit

•   Corporate Governance and Nominating

Mr. Gitzel has been President and Chief Executive Officer of Cameco Corporation, a uranium producer and provider of processing services required to produce fuel for nuclear power plants, since July 2011. From May 2010 to July 2011, Mr. Gitzel served as President of Cameco and from January 2007 to May 2010, as its Senior Vice President and Chief Operating Officer. Prior to joining Cameco, Mr. Gitzel was Executive Vice President, mining business unit for Areva SA in Paris, France from 2004 to January 2007 with responsibility for global uranium, gold, exploration and decommissioning operations in eleven countries, and served as President and Chief Executive Officer of Cogema Resources Inc., now known as Areva Resources Canada, from 2001 to 2004.
Skills and Qualifications:

Executive Leadership – Executive leadership experience in multi-national companies.

Experience in Business, Government and Regulatory Affairs in Canada – Extensive experience in business, governmental and regulatory affairs in Canada and the Province of Saskatchewan, where most of our Potash business’ mines are located.

Mining Experience – More than 19 years of senior management experience in Canadian and international uranium and mining activities including global exploration and decommissioning operations.

Risk Management – Executive experience in risk management.

Other Board Service:
• Cameco Corporation

William R. Graber

Retired, former Senior Vice President and Chief Financial Officer

McKesson Corporation

Age: 71

Director Since: October 2004

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•   Audit

•   Corporate Governance and Nominating

Mr. Graber is the retired Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services company. Mr. Graber held this position since joining McKesson in February 2000 through his retirement in May 2004. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Vice President and Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a variety of financial management positions at General Electric Company.

On February 21, 2015, Mr. Graber, who will attain the age of 72 in 2015, submitted his resignation as a director in accordance with the retirement policy described in this Proxy Statement. On March 5, 2015, the Board, upon the recommendation of its Corporate Governance and Nominating Committee, rejected the resignation and Mr. Graber accepted the Board’s request to continue to serve as a director until the Annual Meeting of Stockholders in 2016 or such other time prior to expiration of his term of office as mutually agreed by Mr. Graber and the Board.

Skills and Qualifications:

Financial Expertise and Leadership – Experience as Chief Financial Officer and other financial and accounting leadership roles for several other companies, facilitates his service on our Audit Committee and allows him to serve as an “audit committee financial expert” within the meaning of SEC rules.

Executive Leadership: Extensive experience as both a senior executive and a director of other public companies in a wide variety of businesses, including cyclical businesses, short-cycle, long-cycle, manufacturing and service businesses.

Risk Management – Executive experience in risk management.

Other Board Service:
• Kaiser Permanente • Archimedes, Inc. (2005 – 2013) • Solectron Corporation (2004 – 2007)

Emery N. Koenig

Vice Chairman, Chief Risk Officer and member of Corporate Leadership Team

Cargill, Incorporated

Age: 59

Director Since: October 2010

2014 Meeting Attendance: 100%

Independent: Yes

Mosaic Committee Membership:

•   Environmental, Health, Safety and Sustainable Development

Mr. Koenig was elected the Vice Chairman and Chief Risk Officer of Cargill in September 2013 and has served as a member of its Corporate Leadership Team since December 2009. Previously, Mr. Koenig served as leader of Cargill Agricultural Supply Chain Platform from April 2006 to May 2014; as Executive Vice President and Chief Risk Officer of Cargill from June 2011 to September 2013; as Senior Vice President at Cargill from June 2010 to June 2011; and as leader of the Cargill Energy, Transportation and Industrial Platform from June 2007 to July 2011. Since joining Cargill in 1978, Mr. Koenig has had 14 years of agricultural commodity trading and managerial experience in various locations in the United States and 15 years in Geneva, Switzerland leading Cargill’s global trading and risk management activities. Mr. Koenig currently serves as Chairman of Black River Asset Management, a subsidiary of Cargill, a trustee for Minnesota Public Radio and a director of CARE USA and the Catholic Community Foundation.
Skills and Qualifications:

Executive Leadership – Experience in various senior executive and policy-making roles at Cargill, including broad experience in management of a global business.

Financial Expertise and Leadership – Experience as executive and leader in commodity trading, international trading and asset management businesses.

Risk Management – Executive experience in risk management functions of a large, multinational business.

Agricultural Business Expertise – Extensive experience in agricultural commodity trading and management.

Other Board Service:
Cargill, Incorporated

David T. Seaton

Chairman and Chief Executive

Officer

Fluor Corporation

Age: 53

Director Since: April 2009

2014 Meeting Attendance: 95%

Independent: Yes

Mosaic Committee Membership:

•   Compensation

•   Environmental, Health, Safety and Sustainable Development

Mr. Seaton is the Chairman and Chief Executive Officer of Fluor Corporation, a professional services firm. He was elected chairman in February 2012 and became a member of Fluor’s board of directors and Chief Executive Officer in February 2011. Prior to his appointment as Chief Executive Officer, Mr. Seaton was Chief Operating Officer of Fluor from November 2009 to February 2011. Mr. Seaton served as Senior Group President of the Energy and Chemicals, Power and Government business groups for Fluor from March 2009 to November 2009 and as Group President of Energy and Chemicals for Fluor from February 2007 to March 2009. Since joining Fluor in 1984, Mr. Seaton has held numerous positions in both operations and sales globally.
Skills and Qualifications:

Project Management – Extensive experience in leading major projects.

Executive Leadership – Experience as a CEO and in other executive leadership and policy-making roles in a public company.

Leadership of Global Operations – Experience in leadership of a large, global business.

Energy and Chemicals Markets Experience – Experience in energy and chemicals markets.

Other Board Service:
• Fluor Corporation (Chairman; Chair, Executive Committee)

DIRECTOR STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines for non-employee directors. These guidelines call for each director to acquire shares with a value of at least $425,000 within five years of becoming a director. For purposes of computing a director’s holdings under our stock ownership guidelines, restricted stock units (whether vested or unvested) owned by a director are included. The following table shows information about each non-employee director’s status with respect to the ownership guidelines at February 28, 2015:

Director	Shares Included Under Guidelines		Value (1) in Excess of Guidelines
	#	Value (1)
Nancy E. Cooper (2)	9,944	$506,168	$81,168
Gregory E. Ebel (2)	9,584	$478,480	$53,480
Timothy S. Gitzel	5,141	$245,423	(2)
William R. Graber	25,283	$645,085	$220,085
Denise C. Johnson	3,144	$154,999	(2)
Emery N. Koenig	16,753	$868,433	$443,433
Robert L. Lumpkins	32,824	$1,339,947	$914,947
William T. Monahan	31,871	$956,561	$531,561
James L. Popowich	17,844	$685,373	$260,373
David T. Seaton	13,079	$668,052	$243,052
Steven M. Seibert	21,167	$809,961	$384,961

(1) Under our stock ownership guidelines for non-employee directors, restricted stock units are valued at the date of grant and other shares are valued at their date of purchase.

(2) Director has not yet completed five years of service. Ms. Cooper, Mr. Ebel, Mr. Gitzel and Ms. Johnson will complete five years of service on October 6, 2016, October 4, 2017, October 3, 2018 and May 15, 2019, respectively, if they remain as directors of Mosaic.

Our stock ownership guidelines for executive officers, including executive officers who are directors, are described under “Stock Ownership Guidelines” on page 63 in our Compensation Discussion and Analysis.

CORPORATE GOVERNANCE

Our Board oversees the management of our business and determines overall corporate policies. The Board’s primary responsibilities are directing our fundamental operating, financial and other corporate strategies and evaluating the overall effectiveness of our management. Prior to the 2014 Annual Meeting, our Board was divided into three classes and members of each class were elected to serve three-year terms, with the term of office for each class ending in consecutive years. In accordance with our Bylaws and our Restated Certificate of Incorporation, as amended by our stockholders at the 2014 Annual Meeting, our Board is declassified and directors are nominated for election for a one-year term.

Board Independence

The New York Stock Exchange (“NYSE”) listing standards require our Board to formally determine each year which directors of Mosaic are independent. In addition to meeting the minimum standards of independence adopted by the NYSE, we do not consider a director “independent” unless our Board affirmatively determines that the director has no material relationship with us that would prevent the director from being considered independent.

Our Board has adopted Director Independence Standards setting forth specific criteria by which the independence of our directors will be determined. These criteria include restrictions on the nature and extent of any affiliations directors and their immediate family members may have with us, our independent accountants, or any commercial or non-profit entity with which we have a relationship. A copy of our Director Independence Standards is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

Our Board, as recommended by the Corporate Governance and Nominating Committee, has determined that our directors, Nancy E. Cooper, Gregory L. Ebel, Timothy S. Gitzel, William R. Graber, Denise C. Johnson, Emery N. Koenig, Robert L. Lumpkins, William T. Monahan, James L. Popowich, David T. Seaton and Steven M. Seibert, are each “independent” under the NYSE rules and our Director Independence Standards and have no material relationships with us that would prevent the directors from being considered independent. In making its independence recommendations, our Corporate Governance and Nominating Committee reviewed all of our directors’ relationships with us based primarily on a review of each director’s response to questions regarding employment, business, familial, compensation and other relationships with us and our management. James T. Prokopanko is not independent because he is our current President and Chief Executive Officer.

Board Oversight of Risk

It is the role of management to operate the business, including managing the risks arising from our business, and the role of our Board to oversee management’s actions.

Management’s ERM Committee assists us in achieving our business objectives by creating a systematic approach to anticipate, analyze and review material risks. The ERM Committee consists of a cross-functional team of our executives and senior leaders. The ERM Committee has the responsibility for establishing the context of our ERM process, as well as identifying, analyzing, evaluating and ensuring that appropriate protocols are in place to mitigate the risks.

Our Board is responsible for oversight of our management of enterprise risk. Our Board provides guidance with regard to our enterprise risk management practices; our strategy and related risks; and significant operating, financial, legal, regulatory, legislative and other risk-related matters relating to our business. As an integral part of the Board’s oversight of enterprise risk management, the Board has directed the ERM Committee to review its activities with the full Board on a periodic basis, and the Board monitors management’s processes, reviews management’s risk analyses and evaluates our ERM performance. In addition, regularly-scheduled meetings of our Board from time to time include an in-depth review of one or more significant enterprise risk focus topics.

Pursuant to their respective charters, committees of our Board assist in the Board’s oversight of risk:

•

In accordance with its charter and NYSE governance requirements, our Audit Committee regularly reviews with management, our Vice President – Risk Advisory and Assurance Services, and our independent registered public accounting firm, the quality and adequacy of our system of internal accounting, financial, disclosure and operational controls, including policies, procedures and systems to assess, monitor and manage business risks, as well as compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, and discusses with management and our Vice President – Risk Advisory and Assurance Services policies regarding risk assessment and risk management.

•

Our Environmental, Health, Safety and Sustainable Development (“EHSS”) Committee oversees management’s plans, programs and processes to evaluate and manage EHSS risks to our business, operations and products; the quality of management’s processes for identifying, assessing, monitoring and managing the principal EHSS risks in our businesses; and management’s objectives and plans (including means for measuring performance) for implementing our EHSS risk management programs.

•

Our Corporate Governance and Nominating Committee oversees succession planning for our CEO and oversees from a corporate governance perspective the manner in which the Board and its committees review and assess enterprise risk.

•	Our Compensation Committee oversees risks related to our executive and employee compensation policies and practices, as well as succession planning for senior management other than our CEO.

Each of these Committees reports to the full Board on significant matters discussed at their respective meetings, including matters relating to risk oversight.

Committees of the Board of Directors

Our Board has four standing committees:

•	Audit;

•	Compensation;

•	Corporate Governance and Nominating; and

•	Environmental, Health, Safety and Sustainable Development.

Each of these Committees plays a significant role in the discharge of our Board’s duties and obligations. Each of the committees routinely meets in private session without the CEO or other members of management in attendance. Each of the four committees operates under a written charter. The charters are available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

Audit Committee
Five Members:
• Nancy E. Cooper, Chair • Gregory L. Ebel • Timothy S. Gitzel • William R. Graber • William T. Monahan

The Board has determined that all of the Audit Committee’s members meet the independence and experience requirements of the NYSE and the SEC.

The Board has further determined that each of Nancy E. Cooper, Gregory L. Ebel and William R. Graber qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated by the SEC.

Meetings During 2014: Eight

Key Responsibilities:

•    appointment, retention, compensation and oversight of the work of our independent registered public accounting firm;

•    reviewing the scope and results of the annual independent audit and quarterly reviews of our financial statements with the independent registered public accounting firm, management and internal auditor;

•    reviewing the internal audit plan and audit results;

•    reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent registered public accounting firm;

•    reviewing with the independent registered public accounting firm and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on our financial statements and reports; and

•    reviewing the Audit Committee Report included in this Proxy Statement.

Compensation Committee
Four Members:
• William T. Monahan, Chair • Gregory L. Ebel • James L. Popowich • David T. Seaton	None of our Compensation Committee’s members are officers or employees of ours, and all of its members, including its Chair, meet the independence requirements of the NYSE and the SEC.

Meetings During 2014: Seven

Key Responsibilities:

Assists the Board in oversight of compensation of our executives and employees and other significant human resource strategies and policies. This includes, among other matters, the principles, elements and proportions of total compensation to our CEO as well as other executive officers and key employees, the evaluation of our CEO’s performance and broad-based compensation, benefits and rewards and their alignment with our business and human resource strategies. The responsibilities of our Compensation Committee include, among others:

•  Chief Executive Officer Compensation:

➢   reviewing and recommending to our independent directors the amount and mix of direct compensation paid to our CEO; and

➢   establishing the amount and mix of executive benefits and perquisites for our CEO.

•    Other Executive Officers’ Compensation. Establishing the amount and nature of direct compensation and benefit programs for our other executive officers.

•     Severance, Change-in-Control and Other Termination Arrangements:

➢   reviewing and recommending to our independent directors the levels of compensation under severance, change-in-control and other termination arrangements for our CEO;

➢   establishing any change-in-control and other termination arrangements for our other executive officers; and

➢   adopting appropriate forms of agreements reflecting such arrangements.

•     Incentive Plans:

➢   reviewing and recommending to our Board performance goals and associated payout percentages under short- and long-term incentive plans for executive officers;

➢   recommending to our independent directors awards under these plans to our CEO; and

➢   approving awards under these plans to our other executive officers.

•    Other Benefit Plans. Overseeing the design and administration of our stock option, incentive and other executive benefit plans.

Also oversees:

•    our public disclosure of compensation matters in our proxy statements;

•    our solicitation of stockholder approval of compensation matters, including the advisory Say-on-Pay Proposal included in this Proxy Statement as Proposal No. 3;

•    risks related to our executive and employee compensation policies and practices, including the design of executive and employee compensation programs to mitigate financial, stockholder, reputation and operations risks; and

•    succession planning for senior management other than the CEO and related risks.

Additional information about our Compensation Committee’s responsibilities and its processes and procedures for consideration and determination of executive compensation is included in our Compensation Discussion and Analysis, under the titles “Compensation Philosophy and Objectives,” “Executive Compensation Setting Process and Participants,” and “Elements of Compensation.”

Delegations of Authority:

•    Our Compensation Committee’s charter provides that it may delegate its authority to a subcommittee of its members.

•    Our Compensation Committee also may delegate its authority when authorized to do so by one of our compensation plans. Our 2014 Stock and Incentive Plan and 2004 Omnibus Stock and Incentive Plan each expressly permits the committee to delegate authority as it deems appropriate.

Our Compensation Committee has from time to time delegated authority to its Chair to review and approve particular matters, including services and fees of its independent compensation consultant.

Our Compensation Committee has also from time to time delegated to certain members of senior management the authority to grant long-term equity awards within prescribed parameters to certain employees. The employees to whom such awards have been made have not included any of our executive officers.

Corporate Governance and Nominating Committee
Five Members:
• Robert L. Lumpkins, Chair • Nancy E. Cooper • Timothy S. Gitzel • William R. Graber • Steven M. Seibert
All of the members of the Corporate Governance and Nominating Committee are independent.

Meetings During 2014: Four

Key Responsibilities:

•    recommending to the Board a set of corporate governance principles and providing ongoing oversight of governance;

•    recommending to the Board nominees for director;

•    recommending to the Board all committee assignments;

•    developing a compensation and benefits program for the Board;

•    overseeing the Board and committee annual evaluation process;

•    overseeing from a corporate governance perspective the manner in which the Board and its Committees review and assess enterprise risk;

•    reviewing and approving certain transactions involving related persons; and

•    reviewing the succession plan for the CEO.

Environmental, Health, Safety and Sustainable Development Committee
Five Members: • Steven M. Seibert, Chair • Denise C. Johnson • Emery N. Koenig • James L. Popowich • David T. Seaton

Meetings During 2014: Four

Key Responsibilities:

Provides oversight of our environmental, health, safety and sustainable development (“EHSS”) strategic vision and performance, including the safety and health of employees and contractors; environmental performance; the systems and processes designed to manage EHSS risks, commitments, public responsibilities and compliance; relationships with and impact on communities with respect to EHSS matters; public policy and advocacy strategies related to EHSS issues; and achieving societal support of major projects. Its responsibilities include, among others:

•    overseeing the effectiveness of management’s systems, policies and processes that support our EHSS goals, commitments and compliance obligations;

•    conducting an annual environment, health and safety management system review;

•    reviewing with management compliance with environmental, health and safety laws, and pending or threatened environmental, health and safety proceedings;

•    overseeing management’s responses to significant emerging EHSS issues;

•    reviewing sustainability issues, including product stewardship;

•    reviewing our interactions relating to EHSS matters with communities, customers and other key stakeholders; and

•    overseeing the management of EHSS risks.

Other Policies and Practices Relating to the Board of Directors

Board Leadership Structure

As provided in our Corporate Governance Guidelines, our Board retains the right to exercise its discretion in combining or separating the offices of Chairman and CEO. Our Board believes that this issue is part of the succession planning process and that it is in the best interests of Mosaic for the Board to make a determination when it elects a new CEO.

At the present time, we have separated these two offices, with Mr. Lumpkins serving as our non-executive Chairman and Mr. Prokopanko serving as our CEO. In continuing the separation of the offices of Chairman and CEO, our Board has taken into account a number of factors, including:

•	Separating these positions allows our non-executive Chairman to focus on the Board’s role of providing advice to, and independent oversight of, management; and

•	The time and effort our CEO needs to devote to the management and operation of Mosaic, and the development and implementation of our business strategies.

In his role as non-executive Chairman, Mr. Lumpkins, among other things:

•	Leads the Board’s process for assessing the performance of the CEO;

•	Acts as a liaison between the Board and senior management;

•	Establishes, prior to the commencement of each year and in consultation with the Corporate Governance and Nominating Committee, a schedule of agenda subjects to be discussed during the year;

•	Establishes the agenda for each regular Board meeting;

•	Presides over each Board meeting; and

•	Presides over private sessions of the non-management directors at regular Board meetings.

Evaluation of Board Performance

In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our directors annually evaluate the Board’s performance, including the performance of each Board committee. The evaluation process includes a survey of the individual views of directors, a summary of which is then shared with the Board, as well as individual peer review. The Corporate Governance and Nominating Committee annually evaluates its own performance as well as the performance of the Board as a whole, including peer review, and each other Board committee annually evaluates its own performance.

Private Sessions of Non-Management Directors

The non-management directors meet in private session at each regular Board meeting without the CEO or other members of management in attendance. Our Chairman of the Board, Robert L. Lumpkins, presides at these sessions. Similarly, all Board committees regularly meet in executive session without management. In addition, our independent directors meet separately in executive session without the presence of any other non-management directors at least annually.

Compensation of Directors

Non-Employee Directors. The Corporate Governance and Nominating Committee reviews our director compensation program on an annual basis to ensure that it is competitive with market practices. Although matters of director compensation ultimately are the responsibility of the full Board, the Corporate Governance and Nominating Committee evaluates director compensation levels, makes recommendations regarding the structure of director compensation, and develops a director pay philosophy that is aligned with the interests of our stockholders. Although our director compensation program is reviewed annually, our Corporate Governance and Nominating Committee expects that, absent special circumstances, director compensation levels would be adjusted no more frequently than every two years.

As provided in our Corporate Governance Guidelines, our Corporate Governance and Nominating Committee, in making recommendations regarding director compensation, is guided by three goals:

•	Compensation should fairly pay directors for work required for a company of our size and scope;

•	Compensation should align directors’ interests with the long-term interests of stockholders; and

•	The structure of compensation should be simple, transparent and easy for our stockholders to understand.

In the course of conducting its review of director compensation, the Corporate Governance and Nominating Committee from time to time reviews various formal studies regarding director compensation practices at public companies, as well as a variety of other data sources. Our Corporate Governance and Nominating Committee also has the sole authority to select, retain and terminate an independent compensation consultant and to approve the consultant’s fees and other retention terms. In addition, our Corporate Governance and Nominating Committee routinely seeks information from management on matters for consideration by our Corporate Governance and Nominating Committee. Our Vice President, General Counsel and Corporate Secretary participates in meetings of our Corporate Governance and Nominating Committee but is not generally present during private sessions.

No changes to our director compensation policy were made in 2014. We have included a description of our non-employee director compensation under “Director Compensation” on page 30.

Employee Directors. Employee directors (currently, Mr. Prokopanko) receive no fees or remuneration for service on the Board or any committee of the Board.

Attendance

Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and to spend the time necessary to properly discharge their responsibilities. In addition to attendance at Board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with our executive officers and others regarding our business and affairs. Our full Board held five regular and three special meetings during 2014. Each director was present for at least 87% of the aggregate number of meetings of the Board and committees of the Board of which such director was a member that occurred during 2014 and subsequent to the election of such director to the Board.

All directors and director nominees for election or re-election to the Board at an Annual Meeting of Stockholders are expected to attend that annual meeting. Last year, all of our then serving directors and our director nominee attended the 2014 Annual Meeting.

Majority Vote Standard for Election of Directors

Our Bylaws provide that in uncontested elections a nominee for director will be elected to our Board if the number of votes cast “FOR” the nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. The vote standard for directors in a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected) is a plurality of the votes cast at the meeting.

In accordance with our Corporate Governance Guidelines, our Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation letter that will be effective upon acceptance by our Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation letter, promptly following their appointment to our Board.

Our Corporate Governance Guidelines further provide that if an incumbent director fails to receive the required vote for re-election, our Corporate Governance and Nominating Committee will act within 90 days after certification of the stockholder vote to determine whether to accept the director’s resignation, and will submit a recommendation for prompt consideration by our Board. Our Corporate Governance and Nominating Committee and our Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation.

Thereafter, our Board will promptly disclose its decision and decision-making process regarding whether to accept the director’s resignation offer (and the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the SEC.

If directors constituting less than a quorum of the members of our Corporate Governance and Nominating Committee receive the required vote in favor of their elections in the same election, then those independent directors who did receive the required vote will appoint a committee amongst themselves to consider the resignation offers and recommend to our Board whether to accept any or all of them. Furthermore, if the only directors who received the required vote in the same election constitute three or fewer directors, all independent directors may participate in the decision regarding whether to accept any or all of the tendered resignations.

Each director nominee named in this Proxy Statement has offered to tender an irrevocable resignation as a director in accordance with our Corporate Governance Guidelines, which resignation will become effective if he or she fails to receive the required vote for election at the annual meeting and our Board accepts his or her resignation.

Retirement from the Board

The Board has a retirement policy which provides that a non-employee director will voluntarily retire from the Board by submitting a letter of resignation to the Chairman to be effective not later than the date on which our Annual Meeting of Stockholders is to be held during the calendar year in which the non-employee director has attained or will attain the age of 72. A director who meets this criteria shall submit his or her letter of resignation without regard to the term for which he or she was previously elected to the Board. In addition, it is the policy of the Board that employee-directors (other than the CEO) resign from the Board upon their retirement from Mosaic. The Board also has a policy that any non-employee director or the CEO of Mosaic submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with Mosaic. The Board will accept or reject any of the foregoing resignations based on the best interests of Mosaic.

Communications with the Board

The Board believes that accessibility to the members of our Board is an important element of our corporate governance practices and, pursuant to the recommendation of the Corporate Governance and Nominating Committee, has adopted a policy regarding communications with our Board. The policy sets forth the methods of communication with the Board as a whole and with individual directors. Pursuant to the policy, our Vice President, General Counsel and Corporate Secretary serves as confidential intermediary between stockholders or other interested parties and our Board.

Stockholders and interested parties are offered several methods for communication with the Board, including via e-mail and through a toll-free telephone number monitored by the office of our Vice President, General Counsel and Corporate Secretary. They may:

•	contact our Board via our toll-free telephone number at (877) 261-2609 inside the United States, or call collect to (503) 726-3224 outside the United States;

•

send written communication in care of our Vice President, General Counsel and Corporate Secretary at The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441;

•	send e-mail messages to our Board, including the presiding director of our non-management directors or the non-management directors as a group, to directors@mosaicco.com; or

•	send communications relating to accounting, internal accounting controls or auditing matters by means of e-mail messages to auditchair@mosaicco.com.

Any such communications by employees may be made on a confidential and/or anonymous basis. Stockholders making such communication are encouraged to state that they are security holders and provide the exact name in which their shares are held and the number of shares held.

It is the responsibility of our Vice President, General Counsel and Corporate Secretary to process in a timely manner each communication from stockholders or other interested parties and to forward such communications:

•	for communications addressed to the Board as a whole, to the Chairman of the Board;

•

for communications addressed to the presiding director of the non-management directors’ private sessions or to the non-management directors as a group, to the director designated by the Corporate Governance and Nominating Committee;

•	for communications addressed to a committee of the Board, to the chair of such committee;

•	for communications addressed to an individual director, to such named director; and

•	for communications relating to accounting, internal accounting controls or auditing matters, to the members of the Audit Committee.

“Spam” such as advertising, solicitations for business, requests for employment or requests for contributions will not be forwarded.

Our Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, may handle in his discretion any communication that is described within any of the following categories:

•	routine questions, complaints and comments that management can appropriately address;

•	routine invoices, bills, account statements and related communications that management can appropriately address;

•	surveys and questionnaires; and

•	requests for business contacts or referrals.

In that case, he will provide a copy of the original communication to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) and advise of any action taken with respect to the communication. Our Vice President, General Counsel and Corporate Secretary, or a member of his staff, will forward any communications not clearly addressed as set forth above to the Chairman of the Board for handling.

Our Vice President, General Counsel and Corporate Secretary, or a member of his staff under his direction, will maintain a summary log of all communications (other than those excluded as described above), and on a periodic basis will provide to the Chairman of the Board (or to the Chair of the Corporate Governance and Nominating Committee) a copy of all log entries made (to the extent any communications have been received) since the immediately preceding report was provided. Our Vice President, General Counsel and Corporate Secretary will promptly provide to any director, upon his or her request, a copy of any part, or all, of the log.

Any director receiving such communications may, at his or her discretion, forward copies of any such communications to any other directors, any Board committee, the other non-employee directors or the entire Board for information and/or action as deemed appropriate.

The full text of our policy regarding stockholder communications with the Board is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

Policy and Procedures Regarding Transactions with Related Persons

Our Board, upon the recommendation of the Corporate Governance and Nominating Committee, has adopted a Related Person Transactions Approval Policy. A copy of the policy is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

This policy delegates to our Corporate Governance and Nominating Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any director, executive officer or 5% stockholder and members of their immediate family.

Our Related Person Transactions Approval Policy applies to transactions that involve a related person where we are a participant and the amount involved exceeds, or is reasonably expected to exceed, $120,000, and in which the related person otherwise has a direct or indirect material interest, as well as any amendment or modification to an existing related person transaction.

No director may participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director is required to provide to the Corporate Governance and Nominating Committee all material information concerning the related person transaction as may be requested by the committee. Any related person transaction that is not approved or ratified, as the case may be, will be voided, terminated or amended, or such other actions will be taken in each case as determined by the Corporate Governance and Nominating Committee so as to avoid or otherwise address any resulting conflict of interest.

Related person transactions under the policy do not include:

•

Any transaction where the related person’s interest derives solely from the fact that he or she serves as a director or officer of a not-for-profit organization or charity that receives donations from us in accordance with a matching gift program of ours that is available on the same terms to all of our employees;

•	Indemnification payments made pursuant to our Certificate of Incorporation or Bylaws or pursuant to any agreement between us and the related person;

•

Any transaction that involves compensation to a director (if such arrangement has been approved by our Board) or executive officer (if such arrangement has been approved, or recommended to the Board for approval, by the Compensation Committee of our Board or is otherwise available generally to all of our salaried employees) in connection with his or her duties to us, including the reimbursement of business expenses incurred in the ordinary course in accordance with our expense reimbursement policies that are applicable generally to all salaried employees; or

•

Any transaction entered into in the ordinary course of business pursuant to which the related person’s interest derives solely from his or her service as a director or employee (including an executive employee) of another corporation or organization that is a party to the transaction and (i) the related person does not receive directly any compensation or other direct material benefit of any kind from the other corporation or organization due, in whole or in part, to the creation, negotiation, approval, consummation or execution of the transaction, and (ii) the related person is not personally involved, in his or her capacity as a director or employee of the other corporation or organization, in the creation, negotiation or approval of the transaction.

In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will consider, among others, the following factors to the extent it deems relevant:

•

Whether the terms of the related person transaction are fair to us and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or 5% stockholder of ours;

•	Whether there are demonstrable business reasons for us to enter into the related person transaction;

•	Whether the related person transaction could impair the independence of a director under our Director Independence Standards;

•

Whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors our Corporate Governance and Nominating Committee deems relevant; and

•	Whether the related person transaction is permitted under the covenants pursuant to our material debt agreements.

Director Education Policy

Our Board believes that our stockholders are best served by a board of directors comprised of individuals who are well versed in modern principles of corporate governance and other subject matters relevant to board service. Our Board has adopted a Director Education Policy that encourages all directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board. In order to facilitate ongoing education, our management provides to our directors on a periodic basis pertinent articles and information relating to our business and our competitors and to corporate governance and regulatory issues, as well as presentations by subject matter experts on new legal and regulatory requirements. We also maintain a membership for each of our directors in an organization dedicated to corporate governance and ongoing education, and fund the reasonable costs of attending director education programs. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve. Prior approval for attendance is obtained from the chair of the Corporate Governance and Nominating Committee in each case where a director intends to seek reimbursement of the cost of attendance.

Code of Business Conduct and Ethics

Our Board and management are dedicated to sound corporate governance principles. Our Code of Business Conduct and Ethics (the “Code of Ethics”) is a statement of our high standards for ethical and legal compliance, and it governs the manner in which we conduct our business. All of our employees, officers, directors, agents and representatives, including consultants, are expected to comply with our Code of Ethics. Each of our directors and officers, as well as over 3,300 other employees, is requested annually to certify compliance with the Code of Ethics. A copy of our Code of Ethics is available on our website at www.mosaicco.com under the “Investors – Corporate Overview – Governance Documents” caption.

DIRECTOR COMPENSATION

Non-Employee Directors

The director compensation policy in effect for 2014 provides for cash compensation to non-employee directors as follows:

•	an annual cash retainer of $180,000 to our Chairman of the Board and $90,000 to each other director;

•	an annual cash retainer of $20,000 to the Chair of our Audit Committee;

•	an annual cash retainer of $15,000 to the Chair of our Compensation Committee; and

•	an annual cash retainer of $10,000 to each director who serves as Chair of our Corporate Governance and Nominating Committee or Environmental, Health, Safety and Sustainable Development Committee.

In addition, the policy in effect during 2014 provided for a single annual grant of restricted stock units, valued at $260,000 for our Chairman of the Board and $155,000 for each other non-employee director. Additional information about our annual grants of restricted stock units to directors is included in note (4) to the Non-Employee Director Compensation Table below.

We also reimburse our directors for travel and business expenses incurred in connection with meeting attendance. We do not pay meeting fees, and we do not provide any perquisites to our non-employee directors except for reimbursement of travel expenses when spouses attend Board functions.

Employee Directors

Directors who are employees receive no director fees or other separate compensation for service on the Board or any committee of the Board for the period during which they are employees. During 2014, James T. Prokopanko, our current CEO, was both an employee and a director. All of our compensation to our CEO for 2014 is set forth under “Executive Compensation Tables” beginning on page 64.

The following table and accompanying narrative and notes provide information about our compensation for service during 2014 by directors who were not employees at any time during 2014.

2014 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)(2)	Stock Awards ($) (3)(4)(5)	All Other Compensation ($) (6)	Total ($)
Nancy E. Cooper	110,000	154,999	7,197	272,196
Gregory L. Ebel	90,000	154,999	—	244,999
Timothy S. Gitzel	90,000	154,999	—	244,999
William R. Graber	90,000	154,999	7,197	252,196
Denise C. Johnson	56,621	154,999	—	211,620
Emery N. Koenig	90,000	154,999	7,197	252,196
Robert L. Lumpkins (7)	190,000	260,008	12,073	462,081
William T. Monahan	105,000	154,999	7,197	267,196
James L. Popowich	90,000	154,999	7,197	252,196
David T. Seaton	90,000	154,999	7,197	252,196
Steven M. Seibert	100,000	154,999	7,197	262,196

(1)	Reflects the aggregate amount of the cash retainers paid for 2014.

(2)

Our unfunded non-qualified deferred compensation plan permits a director to elect to contribute up to 100% of the director’s fees on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance accrues gains or losses at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available for selection by participants as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code (“Code”), except that our Common Stock is excluded. Because the rate of return is based on actual investment measures, no above-market earnings are paid. One director participated in the non-qualified deferred compensation plan during 2014.

Our non-qualified deferred compensation plan provides that our Board, as constituted immediately before a change-in-control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

(3)	Reflects the grant date fair value for restricted stock units granted to directors, determined in accordance with Accounting Standards Codification (“ASC”) 718. The assumptions used in our valuation of these awards are discussed in note 18 to our audited financial statements for 2014.

(4)	The date of our annual grant of restricted stock units to non-employee directors in 2014 was May 15, 2014, the date of our 2014 Annual Meeting.

We establish the number of shares subject to the grant of restricted stock units by dividing the target value of the grant by the closing price of a share of our Common Stock on the date of grant.

The restricted stock units granted in 2014 to non-employee directors will vest completely on the date of the 2015 Annual Meeting. If a director ceases to be a director prior to vesting, the director will forfeit the restricted stock units except in the event of death (in which case the restricted stock units will vest immediately) or unless otherwise determined by our Corporate Governance and Nominating Committee. For vested restricted stock units, Common Stock will be issued immediately, in the event of the director’s death, or on the second anniversary of the vesting date, except that restricted stock units of a director who is removed for cause will be forfeited. The restricted stock unit awards granted in 2014 to non-employee directors include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common Stock and which will be paid at the same time as we issue shares of our Common Stock after the awards vest. A director may elect that up to half of the restricted stock units granted to the director in 2014 be paid in cash rather than shares of Common Stock.

(5)	The following table shows the number of restricted stock units held at December 31, 2014 by each director who was not an employee at any time during 2014:

Director	Restricted Stock Units Held at December 31, 2014 (#)	Vesting Date (a)
Robert L. Lumpkins	4,719	10/4/2013
	3,350	5/15/2014
	5,274	(b)
Each of Nancy E. Cooper, Gregory L. Ebel, William R. Graber, Emery N. Koenig, William T. Monahan, James L. Popowich, David T. Seaton and Steven M. Seibert	2,813 1,997 3,144	10/4/2013 5/15/2014 (b)
Timothy S. Gitzel	1,997	5/15/2014
	3,144	(b)
Denise C. Johnson	3,144	(b)

(a)	These restricted stock units vest or vested on the earlier of (a) the date indicated in this column or (b) subject to the approval of the Corporate Governance and Nominating Committee in its sole discretion, a director’s departure from the Board, for reasons other than removal for cause, before the one year anniversary of the date of grant. See note (4) above with respect to issuance of Common Stock following the vesting date.

(b)	These restricted stock units vest on the date of the 2015 Annual Meeting.

(6)	Reflects dividend equivalent payments for 2014. Dividend equivalents are unfunded, do not bear interest and are not paid unless the shares that are subject to the restricted stock unit are issued.

(7)	Mr. Lumpkins elected to defer 100% of his fees earned or paid in cash pursuant to the non-qualified deferred compensation plan described in note (2) above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains the material elements of our executive compensation program for our CEO and our other “Named Executive Officers” whose compensation is in the “Executive Compensation Tables” section beginning on page 64, and should be read in conjunction with that section. Our Named Executive Officers for 2014 are:

•	James T. Prokopanko, President and Chief Executive Officer

•	Richard L. Mack, Executive Vice President and Chief Financial Officer (effective June 1, 2014)

•

Lawrence W. Stranghoener, former Executive Vice President and Chief Financial Officer (prior to June 1, 2014); Interim Chief Executive Officer (June 1, 2014 through August 3, 2014); and Executive Vice President – Strategy and Business Development (August 4, 2014 until retirement on January 23, 2015)

•	James (“Joc”) C. O’Rourke, Executive Vice President – Operations and Chief Operating Officer

•	Richard N. McLellan, Senior Vice President – Commercial

•	Gary (“Bo”) N. Davis, Senior Vice President – Phosphate Operations

Executive Summary

Business Performance Highlights

We delivered solid financial results for 2014, with a strong fourth quarter. Net earnings attributable to Mosaic were $1.0 billion, or $2.68 per diluted share, compared to $1.1 billion, or $2.49 per diluted share, for the year ended December 31, 2013. Earnings per share for 2014 were positively impacted by an approximate 10% lower weighted average number of shares in 2014, as we initiated repurchases of our shares once the restrictions on share repurchases in connection with the New Horizon Transaction expired. We generated $2.3 billion in cash flows from operations during 2014, and maintained cash and cash equivalents of $2.4 billion as of December 31, 2014 compared to $5.3 billion as of December 31, 2013. In total, we have deployed or committed $6.4 billion of capital to growth initiatives over the past two years, and returned over $3 billion to stockholders in 2014 through dividends and repurchases. We also made significant progress on our strategic priorities, as discussed under “Summary Information – Business Highlights” on page 3. Additional information regarding our financial performance in 2014 is included in our accompanying 2014 Annual Report, including the financial highlights shown below.

*  Unaudited due to change of year end from May 31 to December 31 in 2013.

Our solid performance in 2014 followed a challenging 2013, when market prices for potash and phosphates declined through much of the year in response to wide-ranging economic and governmental influences. These declines negatively impacted our earnings, among other items. 2013 Stub Period net earnings attributable to Mosaic were $340 million, or $0.80 per diluted share. We generated $889.4 million in cash flows from operations, and maintained cash and cash equivalents of $5.3 billion as of December 31, 2013.

The crop nutrition industry has always been cyclical, however, and our response to the difficult operating conditions in 2013 was to focus on growth opportunities and work toward positioning Mosaic to thrive through these cycles. During the 2013 Stub Year, we established a number of strategic priorities in order to create value for stockholders and took steps to achieve them, including:

•

We entered into an agreement to form the Wa’ad Al Shamal Joint Venture, in which we own a 25% interest and will market approximately 25% of its production. We expect that the joint venture will be one of the lowest cost producers of concentrated phosphates in the world, and that our access to this production will facilitate our sales in Asia.

•	We entered into the agreement to acquire CF’s Florida phosphate assets and assume certain related liabilities, and strategic supply agreements with CF under which CF will provide us with ammonia.

•	We continued the expansion of capacity in our Potash segment.

•

We completed a successful proving run of expanded capacity at our Esterhazy, Saskatchewan, potash mine, which increased our share of Canpotex sales from approximately 39.9% to 42.5% effective January 1, 2014.

•	We decided to close our low producing potash operations at Hersey, Michigan, allowing us to focus on our higher producing potash mines.

•

Annual operational production at the Miski Mayo phosphate rock mine in Peru, in which we own a 35% economic interest through a joint venture, reached 3.5 million tonnes as of December 31, 2013, which represented approximately 90% of the total potential estimated capacity.

•	We continued our strategy to increase our investment in Brazil – a key growth region and strategically important country – over the next four years.

•

Sales of our premium MicroEssentials® product increased approximately 13% over the prior year period, contributing to a new Mosaic sales record, and we announced the development of a potash based premium product named Aspire™.

•	We entered into the MAC Trusts Share Repurchase Agreement to purchase all of the remaining Class A Shares held by the MAC Trusts by July 30, 2014.

Components of Executive Compensation and Performance Metrics

Our executive compensation program is comprised of a mix of elements designed to work together as parts of an integrated total compensation package to further our compensation objectives. The primary elements of our executive compensation program include direct compensation in the form of base salary, short-term incentives and long-term incentives, and special awards to address specific circumstances.

Operating in a cyclical industry, our profitability and stock price are heavily influenced by a number of factors, such as fertilizer and other commodity prices, including cash crop prices, which are subject to macroeconomic, geo-political, social and other factors that fall outside of our control. For example, potash selling prices began to decrease in 2013 due to uncertainty in the potash market and weak customer sentiment, which was exacerbated in July 2013, when one of our global competitors announced its intention to increase production volumes and corresponding sales volumes. Following this announcement, the stock prices of a number of potash producers, including Mosaic, dropped significantly (the closing price of Mosaic’s Common Stock dropped almost 19% from $54.03 on July 18, 2013, the grant date for 2013 Stub Year long-term incentive awards, to $43.81 on July 30, 2013). Due to factors like this that are outside of our control, our executive compensation program seeks to provide rewards that balance financial and operating criteria and total shareholder return, and align with longer-term value creation, to promote sustainability, financial health and stockholder value over the longer term.

The specific metrics utilized for short-term and long-term awards for 2014 are presented below.

Metric	Business Strategy Supported	Program Used
Operating Earnings	Improve Total Shareholder Return	Short-Term Incentive
Return on Invested Capital (ROIC)	Improve Total Shareholder Return	Short-Term Incentive
Controllable Operating Costs (COC)	Low Cost Producer Margin Expansion	Short-Term Incentive 3-Year Cost Reduction Incentive
Selling, General & Administrative Expense (SG&A)	Low Cost Producer Margin Expansion	Short-Term Incentive
Safety – RIFR and LTIFR	Injury Free Workplace	Short-Term Incentive
Total Shareholder Return (TSR)	Improve Total Shareholder Return	LTI – Absolute TSR Performance Units LTI – Restricted Stock Units LTI – Stock Options

2014 Short-Term Incentive Payouts

Performance under our short-term incentive program is evaluated and rewarded based on two components: one for Operating Earnings and one for Operational Excellence (which includes cost control and safety measures). Results for each component are presented in the table below.

	Short-Term Incentive Program
	Weighting	Goal Attainment	Payout
Operating Earnings/ROIC	50%	Above Target	67%
Controllable Operating Costs	25%	Above Target	40%
Adjusted SG&A	12.5%	Above Target	25%
Safety – RIFR	6.25%	Below Target	4%
Safety – LTIFR	6.25%	Below Minimum	0%
Total	100.0%		136.0%

Under our Operating Earnings component, participants share in our Operating Earnings with the payout increasing as return on invested capital, adjusted as described under “Performance Measures for Executive Officers” beginning on page 55 (“ROIC”) increases in comparison to our weighted average cost of capital (“WACC”). We believe this is an effective and appropriate standard of performance that aligns executive compensation with stockholder interests by ensuring the creation of stockholder value before management receives target level payouts. Our ROIC for 2014 was 9.7%, which exceeded our weighted average cost of capital (“WACC”) by 70 basis points, resulting in an Operating Earnings sharing rate of 1.11%. This resulted in an actual Operating Earnings pool of $16.0 million, or 33% higher than the target pool of $12.0 million.

For the Operational Excellence portion of the pool, results were also at or above the target levels for measures relating to controllable operating costs and selling, general and administrative expenses. Performance was below the targeted level under our RIFR safety measure, and no payout was made for executive officers under our LTIFR safety metric because of a fatality during 2014 involving a contractor at a closed facility.

Long Term Incentive Awards

2014 Grants. For 2014, our long-term incentive awards for executive officers consisted of equal portions of non-qualified stock options, restricted stock units and performance units. While these awards are strongly linked to total shareholder return, or TSR, Mosaic measures shareholder value creation in several ways including capacity growth, capital returns, operating cost efficiencies in addition to TSR. Accordingly, after careful study our Compensation Committee determined to continue to utilize an absolute rather than relative TSR performance measure for annual performance-based equity awards. In making its determination on relative TSR, our Compensation Committee considered a number of factors, including the lack of strong stock price correlation between Mosaic and other large, global fertilizer producers over the most recent three-year period, and key differences in the mix of crop nutrients produced, other lines of business, markets served and the exchange on which the issuer is listed.

Outstanding Long-Term Incentive Awards. The following tables illustrate the value of outstanding long-term incentive awards of stock options, restricted stock units and TSR performance units granted to our executive officers as of December 31, 2014 and are provided to supplement, not replace the information provided in the “Executive Compensation Tables” beginning on page 64. Stock options and restricted stock units are valued using the closing price per share of our Common Stock on December 31, 2014.

The table below shows the value of outstanding stock options granted in the referenced periods. Stock options granted in five of the last six periods presented were “underwater” as of December 31, 2014.

	Stock Option Grants
	Fiscal 2010	Fiscal 2011	Fiscal 2012	Fiscal 2013	2013 Stub Year	2014
Strike Price	$52.72	$44.93	$70.62	$57.62	$54.03	$49.73
12/31/14 Price Per Share of Mosaic Common Stock	$45.65	$45.65	$45.65	$45.65	$45.65	$45.65
Gain/ Loss Per Option	-$7.07	$0.72	-$24.97	-$11.97	-$8.38	-$4.08
Vested Percentage	100%	100%	100%	67%	33%	0%
Options Outstanding	114,033	185,751	115,876	185,751	207,544	233,281
In-The-Money Value	$0	$133,741	$0	$0	$0	$0

The value of outstanding and unvested restricted stock units granted to our executive officers has also declined from their respective grant dates as shown below.

	Restricted Stock Unit Grants
	Fiscal 2013	2013 Stub Year	2014
Grant Price	$57.62	$54.03	$49.73
12/31/14 Price Per Share of Mosaic Common Stock	$45.65	$45.65	$45.65
Vesting Date	7/19/2015	7/18/2016	3/7/2017
RSUs Outstanding	80,010	88,963	97,392
Percentage of Grant Value	79%	84%	92%

Performance units with performance based on absolute TSR have been granted to our executive officers each year since fiscal 2012. These performance units vest based on the change in our stock price over a three-year performance period, plus dividends. For the performance units granted in fiscal 2012, which vested in July 2014, our TSR of negative 26% resulted in a vesting percentage of 74%. The vesting percentage of awards granted in fiscal 2013, the 2013 Stub Year and 2014 is shown below, calculated as of December 31, 2014.

	TSR Performance Unit Grants
	Fiscal 2013	2013 Stub Year	2014
Total Shareholder Return	-8.24%	-16.38%	-1.38%
Vesting Percentage	91.76%	83.62%	98.62%
No. Units Outstanding	62,228	74,413	75,344

One-Time Performance Based Cost Reduction Incentive Awards

In March 2014, our Compensation Committee approved a one-time long-term incentive award for executive officers and other management employees who were eligible to receive annual long-term incentive awards. The incentive is tied to achieving controllable operating cost savings of $228 million from 2013 levels by the end of 2016, and is part of our enterprise-wide initiative to:

•	Achieve controllable operating cost savings of $500 million by the end of 2018; and

•	Maintain top quartile operating costs for our Phosphates business segment and improve our operating cost position for our Potash business segment.

The awards are also intended to retain and motivate officers and senior management employees responsible for achieving the goal by engaging in continuous improvement, automation and innovation activities.

The cost reduction incentive awards are structured as grants of performance shares with pre-determined minimum, target and maximum goals, and are further described under “Cost Reduction Incentive Awards” beginning on page 59.

Changes to Long-Term Incentive Program for 2015

In December 2014, our Compensation Committee approved the parameters for our 2015 long-term incentive program following a comprehensive review. Grants made to our executive officers in 2015 include a new mix of equal parts of stock options, TSR performance units, and performance units with vesting based on our ROIC. The new ROIC performance units replace time-based restricted stock units. The new mix is intended to:

•	Better support our business strategy (by improving total shareholder return through three-year ROIC goals);

•	Provide a higher proportion of performance-based equity awards (from one-third to two-thirds); and

•	More closely align the interests of our executive officers and stockholders.

The new ROIC performance units will vest based on the cumulative spread between our ROIC and our WACC, which is measured for each year during the three-year performance period. Other terms of the ROIC performance units granted in 2015 include:

•	Target payout earned for ROIC results equal to 300 basis points over three years (WACC + 1% each year);

•	ROIC hurdle is adjusted for each year under a set formula, if WACC increases or decreases; and

•	Units are denominated in shares but settled in cash, to provide some level of investment diversification while reducing stockholder dilution.

CEO Pay-for-Performance

Our Compensation Committee conducts an annual review of our executive compensation program to evaluate the relationship between three-year compensation levels and our three-year TSR performance. Tally sheets showing targeted and actual compensation to our executive officers, including our CEO, for the past three years. Our Compensation Committee believes it is helpful to look at performance-based compensation from the perspectives of what is actually realizable and what is targeted, and that this comparison helps to illustrate the effectiveness of performance-based compensation.

The table below shows Reported Pay and Realizable Pay for our CEO for fiscal 2012, fiscal 2013, the 2013 Stub Year and 2014. The information presented is intended to supplement, rather than to replace the information found in the 2014, 2013 Stub Period and Fiscal 2013 and 2012 Summary Compensation Table on page 65. “Reported Pay” is pay reported in the 2014, 2013 Stub Period and Fiscal 2013 and 2012 Summary Compensation Table for the related years, and “Realizable Pay” generally reflects the value of pay that is earned or realizable as of the end of the period shown, in each case as described in the footnotes below. Both Reported Pay and Realizable Pay as presented below exclude the value of the special one-time cost reduction incentive awards granted in March 2014. For the period shown, our CEO’s Realizable Pay is equal to 58% of Reported Pay, reflecting negative TSR of 31.43%.

Fiscal 2012, Fiscal 2013, 2013 Stub Period and 2014

	Reported Pay	Realizable Pay	% of Reported	Difference
Base Salary	$4,033,333	$4,033,333	100%	$0
Bonus	$6,673,491	$6,673,491	100%	$0
Long-Term Incentive Compensation	$27,600,000	$11,558,250	42%	-$16,041,750
Total	$38,306,824	$22,265,074	58%	-$16,041,750

(a)	Reported Pay includes the aggregate of the following over the period including fiscal 2012, fiscal 2013, the 2013 Stub Year and 2014: (i) base salary, (ii) actual annual short-term incentive earned and (iii) the grant date fair value of long-term equity compensation, each as reported in the 2014, 2013 Stub Period and Fiscal 2013 and 2012 Summary Compensation Table on page 65 for the applicable years.

(b)	Realizable Pay includes the aggregate of the following over the same period: (i) base salary and actual annual short-term incentive earned, each as reported in the 2014, 2013 Stub Period and Fiscal 2013 and 2012 Summary Compensation Table on page 65 for the applicable years, (ii) the value of outstanding in-the-money stock options and outstanding unvested restricted stock units granted during the applicable years based on the closing price of our Common Stock on December 31, 2014, or $45.65, (iii) the value realized upon vesting of restricted stock units granted during fiscal 2012, which vested on July 21, 2014, and (iv) the certified value of vested performance unit awards granted in fiscal 2012, which vested on July 21, 2014, and for each other period presented, the estimated value of all other outstanding and non-vested performance unit awards assuming the performance period ended on December 31, 2014 and using the 30-day average trading price as of December 31, 2014 to determine the estimated vesting percentage.

2014 Say-on-Pay Vote

We have historically received strong stockholder support of our “Say-on-Pay” advisory proposal, receiving approval by approximately 98% of votes cast at the 2014 Annual Meeting, approval by 98% of votes cast at our 2013 Annual Meeting of Stockholders and approval by 98.3% of votes cast at the 2012 Annual Meeting of Stockholders.

Other 2014 Executive Compensation Actions

Additional actions taken in 2014 relating to executive compensation include the following:

•	We modified our 2014 short-term incentive program to set controllable operating cost target goals based on prior year actuals plus inflation

•	We reviewed and approved new three-year severance and change-in-control agreements with our executive officers

•

Our independent directors appointed Lawrence W. Stranghoener as Interim Chief Executive Officer during our CEO’s medical leave of absence, and promoted Richard L. Mack from General Counsel to Chief Financial Officer

•	Our Compensation Committee conducted a review of independent executive compensation consultants and hired Frederic W. Cook & Co. as its new independent executive compensation consultant

•

We conducted a comprehensive review of our long-term incentive program design and practices, resulting in the replacement beginning in 2015 of time-based restricted stock units with performance units tied to ROIC over a three-year period

Compensation Governance:

• Executive Employment Agreements:	No
• Executive Change-in-Control Agreements:	Double Trigger; No Tax Gross-Up
• Stock Ownership Guidelines:	Yes
• “Clawback” Policy:	Yes
• Hedging and Pledging Policy:	Yes
• Independent Compensation Consultant and Compensation Adviser:	Yes
• Compensation Committe access to Other Independent Advisors:	Yes

Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast a Say-on-Pay vote each year. At our 2014 Annual Meeting, approximately 98% of the votes cast on the Say-on-Pay proposal were voted in favor of it.

Our Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ strong support for our Compensation Committee’s decisions and our executive compensation programs and practices. After considering this support and other factors, including the desire to continually enhance and improve our programs and practices, our Compensation Committee made no material changes in its decision-making process or our executive compensation programs or practices for 2014 except as discussed above.

In keeping with your 95% approval of our proposal to do so at our 2011 annual meeting of stockholders, we submit Say-on-Pay advisory proposals to you on an annual basis. Our Compensation Committee will continue to consider results from future Say-on-Pay advisory proposals in its ongoing evaluation of our compensation programs and practices.

Compensation Philosophy and Objectives

The philosophy of our executive compensation program is to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key executives to create stockholder value. Within this overall compensation philosophy, our Compensation Committee makes performance-based executive officer compensation decisions in light of its judgment about both internal and external factors:

•

Internal factors include, among others, key accountabilities of the role; leadership of our business strategies; individual attributes (such as experience, competencies and reputation); relative value of the position to the positions of other executive officers; three-year growth in total target compensation; and performance against individual goals.

•

External factors include, among others, the relevant compensation market data for a compensation comparator “peer” group that our Compensation Committee selects as described below under “Benchmarking,” as well as other compensation market data for general industry and the chemical and mining industries reported for comparable executive officer positions and general corporate market data, including changes in the mix of compensation and our performance on key financial and stockholder measures relative to our comparator group, including those members of our comparator group that are direct competitors.

These factors help provide our Compensation Committee with a comprehensive understanding of how total compensation for each executive officer relates to the external value of the position (as determined by the use of compensation market data) and the internal value of the position (as determined by our Compensation Committee). The factors are not given specific weightings by our Compensation Committee but contribute to a holistic view of the comprehensive set of information our Compensation Committee has available in exercising its judgment about compensation decisions.

We believe that linking compensation to the achievement of the business priorities that our Board has established and to the market price of our Common Stock best serves stockholder interests and ties compensation to changes in stockholder value. We believe that this occurs both by motivating our key executives to achieve those business priorities and by attracting and retaining key executives by extending a total compensation opportunity with a strong risk and reward relationship. We also seek to design our employee compensation policies and practices so that they are not reasonably likely to have a material adverse effect on us, as we discuss in more detail in the “Compensation Risk Analysis” on page 64.

Executive Compensation Program

Our executive compensation program is comprised of a mix of elements designed to work together as parts of a balanced total compensation package to further our compensation objectives. The elements of our executive compensation program include:

•	direct compensation in the form of base salary, short-term incentives and long-term incentives;

•	special awards to address specific circumstances; and

•

indirect compensation in the form of standard employee benefit programs, limited perquisites and other special executive benefits, matching charitable contributions and severance and change-in-control agreements.

In making compensation decisions, our Compensation Committee (together with our other independent directors, in the case of our CEO) exercises its judgment on the overall level of compensation provided by this total compensation package rather than on individual elements of compensation in isolation from each another.

We discuss the separate elements of our Named Executive Officers’ total compensation in more detail under “Elements of Compensation” on page 52.

2014 Compensation Decisions

Our Compensation Committee (together with our other independent directors, in the case of our CEO) establishes the target levels of direct compensation – consisting of base salary, short-term incentive awards and annual long-term incentive awards – for the Named Executive Officers in a manner consistent with our executive compensation philosophy, based upon their judgment about both internal and external factors and a desired mix of total compensation, as discussed above under “Compensation Philosophy and Objectives” beginning on page 39. As a result of our transition to a December 31 fiscal year end, for 2014 these decisions were made in February 2014 and are expected to generally be made in March of each year going forward. Prior to 2014, these decisions were generally made in July of each year. Accordingly, the decisions with respect to the target levels of direct compensation for the 2013 Stub Period were made in July 2013, and the decisions for fiscal 2013 and fiscal 2012 were made in July 2012 and 2011, respectively.

Individual considerations with respect to the target direct compensation decisions made in February 2014 for each of the Named Executive Officers Period are discussed below. For comparative purposes, the levels of base salary and short-term incentive awards shown below for July 2013 are set forth on an annualized basis that reflects a full twelve months although actual base salary and target short-term incentive awards for the 2013 Stub Period were prorated to 7/12ths of the amounts shown to reflect the seven month length of the 2013 Stub Period. Because we made our annual long-term incentive awards only once each year both before and after our transition to a December 31 fiscal year end, the actual long-term incentive awards shown in the tables and charts below were not prorated as a result of our change in fiscal year end.

James T. Prokopanko, President and Chief Executive Officer

Target Direct Compensation

Mr. Prokopanko’s target direct compensation as set by our independent directors was reviewed in July 2013 for the 2013 Stub Year, and in February 2014 for a new fiscal year beginning January 1, 2014. The following table shows the elements of target direct compensation for each period, which did not change.

James T. Prokopanko	President and Chief Executive Officer
	2013 Stub Year	2014	Percent Change
Annual Base Salary	$1,200,000	$1,200,000	0%
Annualized Short-Term Incentive Award	$1,620,000	$1,620,000	0%
Target Percent of Base Salary	135%	135%
Long-Term Incentive Award	$5,300,000	$5,300,000	0%
Total Target Direct Compensation	$8,120,000	$8,120,000	0%

Our Board’s and Compensation Committee’s decision in February 2014 to maintain Mr. Prokopanko’s mix and level of target direct compensation was primarily based on the recent adjustment to his target direct compensation, with the 4.3% increase in base salary effective October 1, 2013, as well as the following factors:

•

Mr. Prokopanko’s performance against the CEO objectives for the 2013 Stub Year, including our significant progress on our strategic priorities as discussed under “Business Performance Highlights” on page 33, and his performance over the preceding three-year period, including his focus on sustainability innovations; and

•	The competitive position of Mr. Prokopanko’s target direct compensation relative to our comparator group (25th percentile).

Cost Reduction Incentive Award

In addition to the annual long-term incentive award granted in February 2014, on March 27, 2014 our independent directors granted Mr. Prokopanko a one-time award of 107,789 performance shares with a grant date value equal to $5.3 million as part of a special cost reduction incentive program (the “Cost Reduction Incentive Program”) designed to incentivize the achievement of operating cost savings of $228 million by the end of 2016. Similar one-time grants were made to each of our other Named Executive Officers and to all individuals who were eligible for annual long-term incentive grants at that time. These special awards were viewed as an appropriate way of incentivizing achievement of aggressive operating cost reduction goals over a three-year period.

Our Board and Compensation Committee also believe that these special awards would have beneficial motivational and retention effects by providing recipients with the opportunity to earn additional compensation based on performance that we believe will benefit us and our stockholders over the longer term, but which is measured other than purely by reference to stock price. This was viewed as appropriate given the cyclical industry in which we operate. We have included additional information on the one-time, performance-based cost reduction program under “Cost Reduction Incentive Awards” on page 59.

Richard L. Mack, Executive Vice President and Chief Financial Officer (effective June 1, 2014)

Target Direct Compensation

Mr. Mack served as our Executive Vice President, General Counsel and Corporate Secretary prior to June 1, 2014. On May 29, 2014 we announced that our CEO would be taking a medical leave of absence for surgery to treat his cancer. Effective June 1, 2014, our Board appointed Mr. Stranghoener, our former Executive Vice President and Chief Financial Officer, as Interim Chief Executive Officer during Mr. Prokopanko’s medical leave of absence, and appointed Mr. Mack as Executive Vice President and Chief Financial Officer. In connection with this appointment and to reflect the change in his role and responsibilities, our Compensation Committee increased Mr. Mack’s annual base salary, resulting in total target direct compensation of $2,280,000 in the mix and amounts shown in the table below, placing his total direct compensation at slightly below the 50th percentile of CFO compensation reported by our comparator group.

Richard L. Mack	Executive Vice President and Chief Financial Officer
	January 1- May 31, 2014	June 1, 2014- December 31, 2014	Percent Change
Annual Base Salary	$550,000	$600,000	9%
Annualized Short-Term Incentive Award	$440,000	$480,000	9%
Target Percent of Base Salary	80%	80%
Long-Term Incentive Award	$1,200,000	$1,200,000	0%
Total Target Direct Compensation	$2,190,000	$2,280,000	4%

In making these changes, our Compensation Committee considered the internal value of the CFO role and personal attributes that Mr. Mack brings to the role, including his:

•

Knowledge of our financial controls, policies, capital structure and experience closely working with our Treasury, Tax, Accounting, Risk Assurance, Investor Relations and Information Technology sub-functions;

•

Corporate governance expertise and role in supporting the Audit and Corporate Governance and Nominating Committees of our Board and ensuring the integrity of our financial statements and public reporting company disclosures;

•

Extensive knowledge of our business, having served as a founding executive responsible for our formation in the 2004 business combination between IMC Global and Cargill Crop Nutrition and as a core member of the executive team responsible for our subsequent successful spin-off from Cargill; and

•

Key roles in negotiating and executing strategic transactions, leading our successful resolution of a number of critical legal disputes, leading the development of our land use strategy, including the development of Streamsong Resort; and leading the development and implementation of our phosphate rock mine permitting strategy in Florida.

Mr. Mack’s target direct compensation in his former General Counsel role, as set by our Compensation Committee in July 2013 for the 2013 Stub Year and maintained without change in February 2014 for a new fiscal year beginning January 1, 2014, is shown in the table below.

Richard L. Mack	Executive Vice President and General Counsel
	2013 Stub Year	2014	Percent Change
Annual Base Salary	$550,000	$550,000	0%
Annualized Short-Term Incentive Award	$440,000	$440,000	0%
Target Percent of Base Salary	80%	80%
Long-Term Incentive Award	$1,200,000	$1,200,000	0%
Total Target Direct Compensation	$2,190,000	$2,190,000	0%

Our Compensation Committee’s decision in February 2014 to maintain Mr. Mack’s target direct compensation was primarily based on the recent adjustment to Mr. Mack’s target direct compensation, with his 4.8% increase in base salary effective October 1, 2013. Consistent with its established process, our Compensation Committee also considered a number of additional factors, including Mr Mack’s demonstrated leadership, performance against his individual 2013 Stub Year performance objectives, and contributions to our strategic priorities as discussed above under “Business Performance Highlights” on page 33 Mr. Mack’s total target direct compensation was set above the 75th percentile for general counsels in our peer group, which our Compensation Committee determined was appropriate given the factors cited above, as well as the fact that Mr. Mack shoulders responsibility for significant areas not commonly associated with general counsel roles, including land management and mine permitting functions, among others.

Cost Reduction Incentive Award

In addition to the target direct compensation discussed above, in March 2014 we granted to Mr. Mack a one-time, performance-based equity award of 24,405 performance shares with a grant date value of $1.2 million, as part of our enterprise-wide Cost Reduction Incentive Program.

Lawrence W. Stranghoener, former Executive Vice President and Chief Financial Officer

Target Direct Compensation

From June 1, 2014 through August 3, 2014, Mr. Stranghoener served as our Interim Chief Executive Officer. Prior to this period, he served as our Executive Vice President and Chief Financial Officer, and after this period he served as our Executive Vice President – Strategy and Business Development until his retirement in January 2015. Upon his appointment as Interim Chief Executive Officer and as a result of the change in his duties and responsibilities our Board, upon the recommendation of our Compensation Committee, increased Mr. Stranghoener’s base salary and annual incentive target to levels near the 50th percentile for chief executive officers of our comparator group. No additional long-term incentive award was granted. These increases were effective until August 3, 2014, after which Mr. Stranghoener’s base salary and annual incentive target were adjusted to the levels set in February 2014.

	Interim Chief Executive Officer
Lawrence W. Stranghoener	2014	Effective June 1, 2014 - August 3, 2014	Percent Change
Annual Base Salary	$675,000	$1,125,000	67%
Annualized Short-Term Incentive Award	$573,750	$1,406,250	145%
Target Percent of Base Salary	85%	125%
Long-Term Incentive Award	$1,500,000	$1,500,000	0%
Total Target Direct Compensation	$2,748,750	$4,031,250	47%

Mr. Stranghoener’s target direct compensation in his former role of Executive Vice President and Chief Financial Officer, as set by our Compensation Committee in July 2013 for the 2013 Stub Year and maintained without change in February 2014 for a new fiscal year beginning January 1, 2014, is shown in the table below.

	Executive Vice President and Chief Financial Officer
Lawrence W. Stranghoener	2013 Stub Year	2014	Percent Change
Annual Base Salary	$675,000	$675,000	0%
Annualized Short-Term Incentive Award	$573,750	$573,750	0%
Target Percent of Base Salary	85%	85%
Long-Term Incentive Award	$1,500,000	$1,500,000	0%
Total Target Direct Compensation	$2,748,750	$2,748,750	0%

Our Compensation Committee’s decision in February 2014 to maintain Mr. Stranghoener’s mix and level of target direct compensation was primarily based on the recent adjustment to Mr. Stranghoener’s target direct compensation, with his 3.8% increase in base salary effective October 1, 2013, as well as the following:

•

Mr. Stranghoener’s performance against his individual performance objectives for the 2013 Stub Year, including significant contributions to the strategic priorities discussed above under “Business Performance Highlights” on page 33; and

•	The competitive position of Mr. Stranghoener’s target direct compensation relative to our comparator group, falling between the 50th and 75th percentile.

Cost Reduction Incentive Award

In addition to the target direct compensation discussed above, in March 2014 we granted to Mr. Stranghoener a one-time, performance-based equity award of 30,506 performance shares with a grant date value of $1.5 million, as part of our enterprise-wide Cost Reduction Incentive Program.

James (“Joc”) C. O’Rourke, Executive Vice President – Operations and Chief Operating Officer

Target Direct Compensation

The following table and chart show the elements of Mr. O’Rourke’s target direct compensation as set by our Compensation Committee in July 2013 for the 2013 Stub Year, and maintained without change in February 2014 for a new fiscal year beginning January 1, 2014.

	Executive Vice President – Operations and Chief Operating Officer
James (“Joc”) C. O’Rourke	2013 Stub Year	2014	Percent Change
Annual Base Salary	$730,000	$730,000	0%
Annualized Short-Term Incentive Award	$730,000	$730,000	0%
Target Percent of Base Salary	100%	100%
Long-Term Incentive Award	$1,900,000	$1,900,000	0%
Total Target Direct Compensation	$3,360,000	$3,360,000	0%

Our Compensation Committee’s decision in February 2014 to maintain Mr. O’Rourke’s mix and level of target direct compensation was primarily based on the recent adjustment to Mr. O’Rourke’s target direct compensation, with his 4.3% increase in base salary effective October 1, 2013, as well as the following factors:

•

The performance of our Potash and Phosphates Operations, Supply Chain and Environmental Health & Safety groups against their objectives for the 2013 Stub Year, including significant contributions to the strategic priorities discussed above under “Business Performance Highlights” on page 33; and

•	The competitive position of Mr. O’Rourke’s target direct compensation relative to our comparator group, falling between the 50th and 75th percentile.

Cost Reduction Incentive Award

In addition to the target direct compensation discussed above, in March 2014 we granted to Mr. O’Rourke a one-time, performance-based equity award of 38,641 performance shares with a grant date value of $1.9 million, as part of our enterprise-wide Cost Reduction Incentive Program.

Richard N. McLellan, Senior Vice President – Commercial

Target Direct Compensation

The following table and chart show the elements of Mr. McLellan’s target direct compensation as set by our Compensation Committee in July 2013 for the 2013 Stub Year, and maintained without change in February 2014 for a new fiscal year beginning January 1, 2014.

Richard N. McLellan	Senior Vice President – Commercial
	2013 Stub Year	2014	Percent Change
Annual Base Salary	$485,000	$485,000	0%
Annualized Short-Term Incentive Award	$363,750	$363,750	0%
Target Percent of Base Salary	75%	75%
Long-Term Incentive Award	$1,000,000	$1,000,000	0%
Total Target Direct Compensation	$1,848,750	$1,848,750	0%

Our Compensation Committee’s decision in February 2014 to maintain Mr. McLellan’s mix and level of target direct compensation was primarily based on the recent adjustment to his target direct compensation, with the 5.4% increase in base salary effective October 1, 2013, as well as the following factors:

•

The performance of our Commercial and International Distribution groups against their objectives for the 2013 Stub Year, including significant contributions to the strategic priorities discussed above under “Business Performance Highlights” on page 33; and

•

The competitive position of Mr. McLellan’s target direct compensation relative to the compensation of comparable positions as reported in our market reference data, falling between the 50th and 75th percentile.

Cost Reduction Incentive Award

In addition to the target direct compensation discussed above, in March 2014 we granted to Mr. McLellan a one-time, performance-based equity award of 20,338 performance shares with a grant date value of $1.0 million, as part of our enterprise-wide Cost Reduction Incentive Program.

Gary (“Bo”) N. Davis, Senior Vice President – Phosphate Operations

Target Direct Compensation

2014 is Mr. Davis’s first year as a Named Executive Officer. The following table and chart show the elements of Mr. Davis’s target direct compensation as set by our Compensation Committee in July 2013 for the 2013 Stub Year and maintained without change in February 2014 for a new fiscal year beginning January 1, 2014.

Gary (“Bo”) N. Davis	Senior Vice President – Phosphate Operations
	2013 Stub Year	2014	Percent Change
Annual Base Salary	$450,000	$450,000	0%
Annualized Short-Term Incentive Award	$292,500	$292,500	0%
Target Percent of Base Salary	65%	65%
Long-Term Incentive Award	$700,000	$700,000	0%
Total Target Direct Compensation	$1,442,500	$1,442,500	0%

Our Compensation Committee’s decision in February 2014 to maintain Mr. Davis’s mix and level of target direct compensation was primarily based on the recent adjustment to his target direct compensation, with the 3.5% increase in base salary effective October 1, 2013, as well as the following factors:

•

The performance of our Phosphates operations in Florida and Louisiana during the 2013 Stub Year against the prior period and established goals, including significant contributions to our strategic priorities discussed above under “Business Performance Highlights” on page 33; and

•	The competitive position of Mr. Davis’s target direct compensation relative to the compensation of comparable positions as reported in our comparator group, falling slightly below the 50th percentile.

Cost Reduction Incentive Award

In addition to the target direct compensation discussed above, in March 2014 we granted to Mr. Davis a one-time, performance-based equity award of 14,236 performance shares with a grant date value of $0.7 million, as part of our enterprise-wide Cost Reduction Incentive Program.

Executive Compensation Setting Process and Participants

Our executive compensation program is the result of a continuing interaction between our Compensation Committee and management. It is the role of management to operate the business and the role of our Board and Compensation Committee to oversee management’s actions. The table below lists the primary roles of the key participants in our executive compensation setting process:

Participants	Key Roles in Named Executive Officer Compensation Process
Board
Compensation Committee	Executive Compensation Oversight:

•     Assist Board in oversight of executive and employee compensation and other significant human resource strategies and policies.

•     Establish compensation philosophy.

•     Establish principles, elements and proportions of total executive compensation, including for CEO.

•     Evaluate broad-based compensation, benefits and rewards.

•     Oversee design and administration of executive compensation programs.

•     Recommend to Board overall performance goals under incentive plans.

CEO Compensation:

•     Annually recommend to Board corporate goals and objectives relevant to the compensation of our CEO.

•     Facilitate Board processes for approval of mix and amount of CEO direct compensation.

•     Approve CEO benefits and the forms of any CEO compensation agreements.

CEO pay decisions are not recommended by management but management does furnish the Committee with market data and proxy analyses for market context.

Compensation of Other Named Executive Officers:

•     Annually set target level and mix of base salary, short-term incentives and long-term incentives as part of a total compensation decision, exercising its discretion in making or changing its compensation decisions based upon factors it determines are relevant, which may include, among others:

➢    Our compensation philosophy and objectives.

➢    Advice from its independent compensation consultant.

➢    CEO recommendations.

➢    Past performance.

➢    Internal and external factors including market data.

Independent Directors (including Compensation Committee)

•     Annually review performance of CEO.

•     Annually approve mix and amount of CEO direct compensation based on performance evaluation.

•     Establish level of compensation payable to CEO under any employment, severance, change-in-control or similar compensation arrangements.

•     Members of Environmental, Health, Safety and Sustainable Development Committee furnish Compensation Committee with input on short-term incentive plan safety measures.

Chairman of the Board	• Independent, non-executive Chairman. • Lead Board processes for CEO goals and objectives, performance evaluation and compensation.
All Directors	• Approve overall performance goals under significant incentive plans as recommended by Compensation Committee.

Independent Compensation Consultant

•     Frederic W. Cook & Co. (since August 2014); Hay Group Inc. (January 2014 until August 2014);

•     Selected by our Compensation Committee as its independent consultant based on the Committee’s interviews with, and other information requested by Committee from, a number of compensation consulting firms.

•     Furnishes independent data and advice to our Compensation Committee.

•     Regularly attends and participates in Compensation Committee meetings as requested by our Compensation Committee.

➢   Advises Committee on the principal aspects of our executive compensation program, including compensation philosophy and specific elements of executive compensation.

➢   Advises Committee on specific matters under consideration.

➢   Provides market information and analysis regarding competitiveness of program design and evolving practices and trends.

Our Compensation Committee has sole authority to select, retain and terminate its independent compensation consultant and to approve the consultant’s fees and other retention terms.

The Committee or its Chair directly retains and approves all services provided to us by the independent consultant. During 2014, our independent consultants did not provide us with any services other than services related to executive compensation and market data reports.

Management
CEO

•     Attends Compensation Committee meetings as requested by the Committee.

•     Not present during executive sessions except at the invitation of the Committee and does not participate in deliberations regarding his own compensation.

•     Leads management in furnishing the advice and recommendations requested by the Compensation Committee.

•     Provides perspective on operating the business including attracting, retaining and motivating our workforce, including key executives, and focusing our workforce’s attention on established goals. Includes:

➢  Compensation philosophy and program design.

➢  Specific recommendations for non-CEO executive compensation.

•     Annually reviews with Compensation Committee compensation of each other executive officer and presents compensation recommendations to Compensation Committee.

Human Resources Department

•     Senior Vice President – Human Resources and Senior Director – Compensation generally attend Compensation Committee meetings as requested by the Committee.

•     Furnishes the Compensation Committee with market data and proxy analyses for market context and other information and analyses as requested.

•     During 2014, our Human Resources Department retained Towers Watson to assist in reporting to our Compensation Committee on our pay for performance practices, furnish market data and make recommendations regarding our long-term equity incentive grant guidelines and furnish market data regarding our executive severance and change in control arrangements. In assessing the material prepared by Towers Watson, our Compensation Committee took into account the retention of Towers Watson by management.

Other Support

•    The Compensation Committee’s charter provides it authority to retain counsel and other experts and consultants as appropriate to discharge its duties and responsibilities.

•     Law, Finance, Tax and other internal departments and external advisors also furnish support as requested.

Use of Tally Sheets

To facilitate our Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program, our Compensation Committee makes use of “tally sheets” which show targeted and actual compensation to our executive officers for the past three fiscal years, as well as company stock ownership. The tally sheets are intended to assist our Compensation Committee in their overall evaluation of our executive compensation program.

Benchmarking

Use of Market Data

We use compensation market data as a reference for understanding the competitive pay positioning of each pay element and total compensation. Our Compensation Committee does not seek to manage total compensation of our executive officers within a prescribed competitive position or percentile of the comparator group or compensation market data. Instead, in exercising its judgment about compensation decisions, our Compensation Committee reviews compensation for each executive officer in relation to the market range (defined by the 25th, 50th and 75th percentiles of the compensation market data) that, along with internal and other external factors, provides context for executive pay decisions.

Comparator Group

We benchmark the total compensation of our top five paid Named Executive Officers using proxy data reported by a comparator group. Our comparator group for 2014 consisted of 18 companies in the basic materials industry, including three direct competitors. Our Compensation Committee, with the advice of its independent compensation consultant and recommendations of our CEO and our Senior Vice President – Human Resources, reviews the composition of our comparator group annually. The criteria used to determine our 2014 comparator group focused on companies in the basic materials sector (such as agricultural chemicals, specialty chemicals, industrial metals and minerals, and nonmetallic mining). The specific criteria used for 2014 comparator group were three-year average revenue, return on total capital, total assets, operating profit, number of employees, business complexity, international presence and markets served. Our Compensation Committee believes that the use of the current comparator group and selection criteria provided useful compensation benchmark information as a result of a reasonable fit between Mosaic and the comparator group companies in terms of the industry and performance profile.

Our comparator group for 2014 consisted of:

COMPARATOR GROUP

Agrium Inc.	CONSOL Energy Inc.	Newmont Mining Corp.
Air Products & Chemicals, Inc.	Eastman Chemical Company	Peabody Energy Corporation
Ashland Inc.	Ecolab, Inc.	Potash Corporation of Saskatchewan Inc.
Barrick Gold Corporation	Freeport-McMoRan Copper & Gold Inc.	PPG Industries, Inc.
Celanese Corp.	Huntsman Corporation	Praxair, Inc.
CF Industries Holdings, Inc.	Monsanto Company	Teck Resources Limited

The table below compares Mosaic to the members of our comparator group across several key metrics for their respective most recent fiscal periods ending on or before December 31, 2013, prior to the compensation decisions we made in February 2014 for 2014:

(dollars in billions)

	3-Year Average Revenue ($)	Return on Total Capital ($)	Total Assets ($)	Operating Profit ($)	Employees (#)
Comparator Group
75th Percentile	12.6	14.4	21.1	2.4	24,270
50th Percentile	10.1	9.0	17.8	1.8	14,000
25th Percentile	7.6	4.7	11.6	0.9	8,250

Mosaic	9.7	7.3	19.6	1.3	8,200

Third-Party Surveys

For the compensation decisions we made in February 2014, our Compensation Committee also utilized compensation market data for companies in the chemical and mining industries and from general industry. This data was compiled for us by Towers Watson from several sources that included:

•	2013 Mercer Benchmark Database Executive Compensation Survey – $5 Billion to $10 Billion Revenue Sample;

•	2013 Hay Executive Survey – Total Sample Data;

•	2013 Towers Watson CDB Executive Compensation Survey – $6 Billion to $20 Billion Revenue Sample;

•	2013 Towers Watson Compensation Survey Resource – Total Sample Data (Size Adjusted to Mosaic Revenue Scope Using Regression Analysis); and

•	2013 Towers Watson CDB Executive Compensation Survey – Chemical and Gases Industry (Median Revenue Size $6 Billion).

This survey data was among the competitive market data used to benchmark the compensation decisions for Messrs. Mack, McLellan and Davis. We have listed in Appendix A to this Proxy Statement the companies included in the survey data.

We also review broad-based third-party survey data for the United States and market trends to obtain a general understanding of current compensation practices and evolving best practice.

Elements of Compensation

The elements of our 2014 executive compensation program for our executive officers include:

What We Pay	Why We Pay It
Direct Target Compensation
Annual
Base Salary	Provide a fixed compensation level competitive in the marketplace.
Short-Term Cash Incentives	Motivate short-term performance against specified financial or other targets. Performance based.
Long-Term
Long-Term Incentives
Stock Options	Link management compensation to stock price increase. Performance based.
Performance Units	Link management compensation to stockholder returns. Retention. Performance based.
Restricted Stock Units	Link management compensation to stockholder returns. Retention.
For 2015 grants, we have replaced restricted stock units with performance units, with vesting linked to our three-year return on invested capital in excess of weighted average cost of capital.

Special Awards	Address special situations, such as rewarding special achievements, promoting specific retention goals or addressing other objectives that are not fully addressed by other elements of our executive compensation program.

2014: Cost reduction incentive awards to incentivize achievement of our enterprise-wide cost reduction initiative

Stub Period: None

Fiscal 2013: None

Fiscal 2012: One-time, fixed value retention awards payable in Mosaic stock to help assure continuity of management, strategy and execution of our business priorities following the New Horizon Transaction.

Indirect Compensation
Benefit Programs	Provide competitive programs for wellness, health care, financial security and capital accumulation for retirement.
Health Care
Retirement
Deferred Compensation
Limited Perquisites	Optimize the ability of our executives to devote their attention to our affairs and/or to facilitate accomplishment of our business objectives.
Charitable Matching Contributions	Further our overall program of community giving; encourage community involvement by our employees.
Severance and Change-in-Control Agreements	Provide protection against job loss due to reasons beyond the executive’s control.

Base Salary

Our Compensation Committee establishes base salary levels for executive officers based on their judgment about internal and external factors, as discussed above under “Compensation Philosophy and Objectives” and “2014 Compensation Decisions” on pages 39 and 40, respectively. Our Compensation Committee reviews base salary levels annually, but adjustments to individual base salaries are not automatically made on an annual basis. Historically, any adjustments to base salary were typically made effective October 1; in light of our change in our fiscal year end, we are now typically making base salary adjustments effective March 1 of each year.

Short-Term Cash Incentives

Short-term incentives for key employees, including executive officers, consist of cash awards under our Management Incentive Plan. Our 2014 Management Incentive Plan was established pursuant to our 2004 Omnibus Stock and Incentive Plan, which we refer to as our 2004 Stock and Incentive Plan. Our executive officers share in the incentive pool established under the plan as set forth below.

Individual Target Bonus Opportunity and Percentage. Our Compensation Committee establishes, or, in the case of our CEO, our independent directors establish, an individual target bonus opportunity for each participant based on the same types of factors as are used for setting base salary. The individual target amount is set as a percentage of the participant’s base salary.

Individual Base Salary ($)	x	Individual Bonus Opportunity, at Target (%)	=	Individual Bonus Opportunity, at Target ($)

For 2014, the target percentage for Mr. Prokopanko was 135% of base salary and for the other Named Executive Officers ranged from 65% to 100%.

Amount of Pool. The amount of the incentive pool, at target, is the sum of the target bonus opportunities for all participants. For 2014, the total incentive pool, at target, was $24.0 million.

Total Incentive Pool, at Target ($24.0 million)	=	Sum of (Individual Bonus Opportunity, at Target, all Participants) ($)

The total pool, at target, has two equally weighted components: Operating Earnings and Operational Excellence. For the executive officers, the Operational Excellence pool has three components: Controllable Operating Costs per Tonne; Selling, General and Administrative Expense; and Safety.

Amount of Actual Individual Payouts. Actual individual payouts are established by multiplying the individual’s bonus opportunity, at target, by a Performance Factor:

Individual Bonus Opportunity, at Target ($)	x	Performance Factor	=	Payout

The Compensation Committee reserves the right under the plan to exercise negative discretion to reduce the payout for any executive officer by up to 25% or to eliminate payouts if it deems appropriate. Our Compensation Committee did not exercise this discretion for 2014.

Performance Factor. The Performance Factor has two components, one for Operating Earnings and one for Operational Excellence.

For the Operating Earnings component, an actual Operating Earnings Pool is established by multiplying Adjusted Operating Earnings by a Sharing Rate, and dividing that amount by the Operating Earnings Pool, at target, to a maximum of 150%:

Operating Earnings Performance Factor (Maximum 150%)	=	Actual 2014 Adjusted Operating Earnings ($) x Sharing Rate (%) ÷ Operating Earnings Pool, at Target ($)

The Operational Excellence component is based on the level of performance achieved under each of the Operational Excellence performance measures, to a maximum of 100%:

Sum of {Performance Factor for each Operational Excellence Measure}	=	Operational Excellence Performance Factor (Maximum 100%)

Performance Measures. Our Compensation Committee, or our Board, after recommendations by our Compensation Committee, pre-establishes performance goals for our executive officers for each performance period. 2014 performance goals for executive officers were generally similar to those for the 2013 Stub Year and reflected broad overall goals for Mosaic as a whole.

Performance Measures for Executive Officers
Metric	Weight	Basis of Metric, Purpose, and Importance
Adjusted Consolidated Operating Earnings	50%	Basis: Consolidated operating earnings determined in accordance with GAAP and adjusted as specified below multiplied by a sharing rate determined by our ROIC:

Consolidated operating earnings are adjusted to exclude any restructuring charges, non-cash write-offs of long-term assets and expenses related to merger and acquisition activities. Our Compensation Committee provided for these adjustments because it did not want the incentive plan to discourage management from undertaking activities that impose a cost in the current year but are intended to increase stockholder value in the longer term.

Return on Invested Capital is:

Adjusted Operating Earnings + Equity in net earnings (loss) of nonconsolidated companies – Provision for income taxes (before discrete items and remittance of earnings items)

÷

Average Invested Capital

Average Invested Capital is the average as of each month end of total assets minus non-interest bearing liabilities, excluding goodwill, expansion construction in progress, new borrowing arrangements, stock repurchases and non-cash write-offs of long-term assets.

Purpose: Focus attention on:

•     the production of earnings and cash flow to support and grow our business, drive stock price appreciation, pay dividends and build cash reserves for economic downturns; and

•     efficient use of capital.

Importance: Assigned the highest weight because the primary purpose of the Management Incentive Plan is to motivate and reward participants for profitability and to align participant and stockholder interests.

Controllable Operating Costs	25%

Basis: Arithmetic average of payout percentages for separate measures for our Phosphates and Potash business segments controllable operating costs per production tonne.

Purpose: Promote control of costs that management can directly influence and establish an incentive for achieving and maintaining low production costs within the industry.

Importance: Assigned the second highest weight because of the strategic importance of improving upon our position as a low cost producer of fertilizer products.

Controllable Operating Costs:

•       production costs consisting of costs considered and capitalized in inventory plus all idle plant costs

+

•       local general and administrative expenses and support function costs, excluding incentive program and other employee benefits expenses, any restructuring charges and expenses related to merger and acquisition activities, but including supply chain costs

–

•       costs of purchased commodities, depreciation, depletion, accretion and amortization, non-operating idle plant costs, ammonia production turnaround costs, Esterhazy brine inflow costs, Potash segment income-based royalties and taxes, fees received from third parties, taxes and charitable contributions, realized and unrealized derivative gains and losses and separation costs for U.S. and Canadian operations of our Phosphates and Potash business segments.

Performance Measures for Executive Officers
Metric	Weight	Basis of Metric, Purpose, and Importance
Safety:
• Recordable Injury Frequency Rate (RIFR)	6.25%

Basis: OSHA recordable injury frequency rate for employees and contractors.

Purpose: Direct attention to the effectiveness of our safety systems, policies, programs and procedures in relation to the incidence rates reported for companies in similar industries.

Importance: Assigned equal weighting and a combined weighting of 12.5% because of our continuing commitment to providing safe workplaces for employees and contractors, as measured by the frequency and severity of recordable injuries.

• Lost-Time Injury Frequency Rate (LTIFR)	6.25%

Basis: OSHA recordable lost-time injury frequency rate for employees and contractors. Any fatality results in a 0% payout under this measure.

Purpose: Direct attention to the severity of work-related injuries.

		Our Compensation Committee selected the two safety measures and the respective goals for them after discussion with our Chief Operating Officer and members of our Environmental, Health, Safety and Sustainable Development Committee about the operational goals for safety established for 2014 by management and the Environmental, Health, Safety and Sustainable Development Committee.

Adjusted Selling, General and Administrative Expenses	12.5%

Basis: Selling, general and administrative expenses determined in accordance with GAAP less incentive program and other employee benefits expenses, any restructuring charges and expenses related to merger and acquisition activities.

Purpose: Promote the efficient management and control of expenses not included in costs of goods sold for services relating to finance, treasury, strategy development, information technology, legal, risk management and public affairs functions.

Importance: Assigned a weighting of 12.5% to drive continuous improvement in expenses that are not included in cost of goods sold.

Operating Earnings Sharing Rate. For the Operating Earnings measure, no payout was to be made unless ROIC was 5% or higher, and the maximum Operating Earnings Pool was capped at $36 million. The following table shows the Operating Earnings sharing rates at different levels of ROIC:

ROIC %	<5	5	6	7	8	9	10	11	12	13
Sharing Rate %	0	0.20	0.40	0.60	0.80	1.00	1.15	1.40	1.65	2.00

Operational Excellence Measure Metrics. For each of the Operational Excellence performance measures, we set minimum, target and maximum levels of performance:

	Minimum		Target		Maximum
Measure	Performance Level	Payout Percentage	Performance Level	Payout Percentage	Performance Level	Payout Percentage
Controllable Operating Costs	$126.70	0%	$120.67	25%	$114.64	50%
Safety-RIFR	1.150	0%	0.95	6.25%	0.75	12.5%
Safety-LTIFR	0.11	0%	0.09	6.25%	0.055	12.5%
Adjusted Selling, General and Administrative Expense ($ in millions)	$334	0%	$318	12.5%	$302	25%
Total Payout		0%		50%		100%

Performance Measure Goal Setting Process. Our Compensation Committee and Board, in exercising their judgment regarding the appropriate levels for the 2014 performance measures, considered a number of factors that included:

•	Historical results for the performance measure.

•	Internal expectations for the performance measure.

•	External expectations for the performance measure.

•	Sensitivity analysis to ascertain correlations to or other relationships between the performance measures.

•	Expected degree of difficulty and likelihood of achieving the minimum, target and maximum goals over multi-year, rolling time periods.

•	The effect on upside opportunities of expected industry-wide capacity expansions.

•	The effects of the anticipated operating rates of our business units.

•	Anticipated creation of stockholder value, net of related earnings dilution, for achieving minimum, target and maximum goals.

Our Compensation Committee did not assign specific weightings to any of the above factors in evaluating them.

Payouts for 2014. Based on actual 2014 results, the payout percentage for executive officers for 2014 was 136% of their individual bonus opportunity, at target. The table below shows the final results against the target goal for each performance measure. The actual payout for each Named Executive Officer is set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Measure	Percent Attainment	Payout Percent
Operating Earnings	133%	67%
Controllable Operating Costs	161%	40%
Safety RIFR	65%	4%
Safety LTIFR (1)	143%	0%
Unadjusted Selling, General and Administrative Expenses	200%	25%
Total Payout Percentage of Target		136%

(1)	No payout under a fatality “zero out” rule due to a fatality in 2014.

Long-Term Incentives

We make long-term equity incentive awards shortly after the beginning of each fiscal year under our then current stock and incentive plan, which for our 2014 grants was our 2004 Stock and Incentive Plan. For 2014, our long-term incentive awards for executive officers consisted of equal portions of non-qualified stock options, restricted stock units and performance units. Stock options reinforce a longer-term view of Mosaic stock performance by recipients, and provide a strong link to total stockholder return. Restricted stock units and performance units likewise compensate participants based on our stockholder return, and foster continued retention of recipients by requiring the executive to remain with Mosaic for three years in order to earn a payout. We believe these equity-based awards help align the interests of executive officers and other key employees with those of our stockholders by tying significant portions of the recipients’ compensation to the market price of our Common Stock.

Key terms of our stock options, restricted stock units and performance units granted through 2014 include:

•

Stock options generally become exercisable in equal annual installments in the first three years following the date of grant, expire ten years after the date of grant, and allow grantees to purchase our Common Stock at the full market price of our Common Stock on the day the options were granted. Upon termination of employment, option installments that are vested are generally exercisable for three months after termination; unvested installments generally are forfeited. The 2004 Stock and Incentive Plan expressly prohibits the repricing of options or granting options with exercise prices less than the fair market value of our Common Stock on the date of grant.

•

Restricted stock units and performance units provide grants of our Common Stock that vest after continued employment through the specified performance period, which is generally three years. Restricted stock unit awards and performance units include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common Stock and which will be paid only when we issue shares of our Common Stock to recipients after the awards vest.

•	Stock options provide that:

➢

Unvested stock option installments held by a Named Executive Officer whose employment terminates due to retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), death or disability vest in accordance with the normal vesting schedule; and

➢

Following termination of employment due to retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), death or disability, stock options are exercisable for up to the earlier of (i) five years or (ii) the remaining term of the option.

•

For awards made prior to 2014, restricted stock units and performance units vest on a pro rata basis in the event of retirement at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee), disability, or, for awards granted prior to the 2013 Stub Period, death. Beginning with awards made during the 2013 Stub Period, restricted stock units and performance units vest fully upon a participant’s death and beginning with awards made during 2014, restricted stock units and performance units vest fully upon a participant’s death, disability or retirement with at least five years of service at or after age 60 (or pursuant to early retirement with the consent of our Compensation Committee).

•	The number of shares issued upon vesting of performance units is determined as set forth below:

Performance Units Awarded (#)	x	Common Stock Market Price at End of Performance Period + Dividends Payable on Common Stock ÷ Common Stock Market Price at Grant Date	=	Number of Shares Issued

•    Common Stock market price based upon thirty day trading average.

•    No shares issued if market price of Common Stock at vesting date is less than 50% of market price at grant date.

•    Maximum number of shares issued limited to twice the number of performance units awarded.

•    Maximum value of shares issued limited to 500% of value of performance units awarded.

•    No payout for executive officers unless Company has profit over three-fiscal-year performance period.

Long-term incentive awards are part of the total compensation decision regarding the level and mix of compensation. Our Compensation Committee sets a target value for long-term incentive awards for each executive officer based on its judgment about the internal and external factors used in setting executive officer total compensation described under “Compensation Philosophy and Objectives” on page 39 as well as our Compensation Committee’s judgment regarding the desired mix of base salary, short-term incentives and long-term incentives. Our Compensation Committee also considers key trends in equity award granting practices by U.S. multi-national companies, historical and current grant rates within the basic materials sector, outstanding vested and non-vested equity awards to executive officers, the stock ownership levels of executive officers and the potential dilutive effect on our stockholders. The ratio of shares of our Common Stock subject to equity incentive awards granted as part of our February 2014 long-term incentive grant as a percentage of our outstanding stock as of December 31, 2013, or “burn rate,” was 0.17% and 0.32% as of the same date, taking into account both the annual equity incentive awards and the cost reduction incentive awards granted in March 2014.

Once we determined the target value of a recipient’s long-term incentive awards and the proportion to be represented by stock options, restricted stock units and performance units, we established the specific number of shares to be subject to the stock option, restricted stock unit and performance unit awards as follows:

•

Stock Options and Performance Units. The number of shares to be subject to stock options and performance units was calculated using the valuation models we use for our financial statements determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718.

•

Restricted Stock Units. The number of shares subject to the annual grant of restricted stock units was established by dividing the target value of the grant by the closing price of a share of our Common Stock on the date of grant. This is the same valuation model we use for our financial statements determined in accordance with ASC 718.

Cost Reduction Incentive Awards

In October 2013 we first announced an enterprise-wide goal of achieving $500 million in operating cost savings over five years. In furtherance of that goal, in March 2014 we granted cost reduction incentive awards to incentivize key officers and employees, including our Named Executive Officers, to achieve aggressive cost-savings goals. We believe these awards further enhance our alignment of executive compensation with stockholder interests and will significantly benefit us and our stockholders by helping ensure that Mosaic remains a low-cost producer.

The cost reduction incentive awards were granted under our 2004 Omnibus Stock and Incentive Plan and consist of grants of performance shares payable in shares of our Common Stock based on achievement of controllable operating cost goals over the three-year performance period from January 1, 2014 through December 31, 2016. Each award vests if the participant is continuously employed by us through the specified performance period, which is January 1, 2014 through December 31, 2016, provided that the awards will also vest fully in the event of retirement with at least five years of service at age sixty or older (or pursuant to early retirement with the consent of our Compensation Committee), death or disability. The performance shares include dividend equivalents which provide for payment of an amount equal to the dividends paid on an equivalent number of shares of our Common Stock and which will be paid only when we issue shares of our Common Stock to the participant after the awards vest.

The number of shares of Common Stock issued in exchange for the performance shares is the total number of vested performance shares multiplied by a payout percentage, determined on the basis of achievement of specified controllable operating costs per tonne. The maximum payout is 150%.

The number of performance shares granted to each Named Executive Officer was established by dividing the target value of the grant by the closing price of a share of our Common Stock on the date of grant. In granting these awards, our Compensation Committee established, or, in the case of our CEO, our independent directors established, the target value based on the same factors described above with respect to long-term incentive awards. Accordingly, the target value for each Named Executive Officer’s cost reduction incentive award is equal to the target dollar amount of his long-term incentive award for 2014.

The performance measure for these awards, Controllable Operating Costs per Tonne, is defined as follows based on the participant’s sub-plan:

•       production costs consisting of costs considered and capitalized in inventory plus all idle plant costs

+

•       local general and administrative expenses and support function costs, excluding incentive program and other employee benefits expenses, any restructuring charges and expenses related to merger and acquisition activities (“Local G&A Costs”), including supply chain costs

+

•       50% of selling, general and administrative expenses determined in accordance with GAAP less incentive program and other employee benefits expenses, any restructuring charges and expenses related to merger and acquisition activities and Local G&A Costs

–

•       costs of purchased commodities, depreciation, depletion, Potash segment accretion and amortization, non-operating idle plant costs, ammonia production turnaround costs, Esterhazy brine inflow costs, Potash segment income-based royalties and taxes, realized and unrealized derivative gains and losses and separation costs for our Phosphates business segment, excluding international distribution activities, and our Potash business segment.

Employee Benefits

As part of a competitive total compensation program, we also offer our executives the ability to participate in customary employee benefit programs. For 2014 these included:

•

Retirement Benefits. Each of the Named Executive Officers and other salaried employees in the United States are eligible to participate in the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code. We have included our contributions to the accounts of the Named Executive Officers for 2014, the 2013 Stub Period and fiscal 2013 and 2012 in the “All Other Compensation” column in the Summary Compensation Table.

In addition, we have an unfunded non-qualified deferred compensation plan that has restoration provisions under which we credit the accounts of the Named Executive Officers and other key employees with amounts that would have been contributed under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Code. We have included our contributions to the accounts of the Named Executive Officers for 2014, the 2013 Stub Period and fiscal 2013 and 2012 under our deferred compensation plan in the “All Other Compensation” column in the Summary Compensation Table.

•

Deferred Compensation Plan. In addition to the restoration provisions discussed above under “Retirement Benefits,” our unfunded non-qualified deferred compensation plan permits the Named Executive Officers and other key employees in the United States who we select to elect to contribute from 5% to 80% of base salary and bonus to the plan. Our directors may contribute up to 100% of directors’ fees and any other compensation paid in cash. Contributions are made on a tax-deferred basis until distribution of the participant’s plan balance. A participant’s balance (including balances arising from the restoration provisions described above under “Retirement Benefits”) accrues gains or losses at rates equal to those on various investments selected by the participant. The investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, except that our Common Stock is excluded.

•

Cargill Pension Plans. Certain of our employees who were employees of Cargill before the 2004 business combination between IMC and Cargill’s fertilizer businesses participate in Cargill’s U.S. salaried employees’ pension plan. Although no additional years of credited service are accrued under this pension plan after December 31, 2004, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits includes compensation paid by us to the executive subsequent to the business combination.

In accordance with the agreement between IMC and Cargill relating to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill and its subsidiaries under certain pension plans, including Cargill’s U.S. salaried employees’ pension plan, and charges them to us, including charges for Messrs. Mack, McLellan and Davis, three of our Named Executive Officers. The amount that Cargill may charge to us for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of December 31, 2014, the unused portion of the $19.2 million cap was $2.2 million. Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s U.S. salaried employees’ pension plan.

In addition, certain of our employees who were employees of Cargill before the 2004 business combination, including Mr. McLellan, participated in Cargill’s international retirement plan. To put them in a position intended to be comparable to that of our U.S. participants in Cargill’s U.S. salaried employees pension plan, in fiscal 2013 we entered into two arrangements:

➢	an agreement under which we paid Cargill $470,000 for the participation of the affected employees in Cargill’s international pension plan through December 31, 2010; and

➢

supplemental agreements with the affected employees that provide for payment of a lump sum that increases each year to age 65. For Mr. McLellan, the lump sum payment began at $119,000 if termination of employment had occurred at age 56 and increases annually to $760,000.

We have included the changes for 2014, the 2013 Stub Period and fiscal 2013 and 2012 in the actuarial present value of the accumulated benefit under Cargill’s U.S. salaried employees’ pension plan for Messrs. Mack, McLellan and Davis and Cargill’s international pension plan for Mr. McLellan, as well as Mr. McLellan’s benefits under his supplemental agreement, in the “Change in Pension Values and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. We have included additional information regarding Mr. Mack’s, Mr. McLellan’s and Mr. Davis’s benefits under the plans and supplemental agreement, including the actuarial present value of their accumulated benefits under the plans and supplemental agreement, the benefit formula for the plans, and the elements of compensation upon which benefits under the plans are determined, in the Pension Benefits Table and accompanying narrative and notes.

•

Group Life, Health and Disability Plans. We have established group life, health and disability plans for salaried employees in the United States. The Named Executive Officers may participate in these plans on the same basis as other salaried employees.

•

Executive Life and Disability Plans. We provide certain key executives, including the Named Executive Officers, additional life and disability insurance coverage that supplements the coverage limits available under the group plans. Supplemental life coverage is equal to one times base salary (up to $1.0 million) and the supplemental disability coverage is equal to an additional 12% of eligible earnings (base salary plus bonus) up to $420,000.

•

Perquisites and Other Benefits. We furnish a limited number of perquisites to our Named Executive Officers. During 2014, we furnished the following perquisites to our Named Executive Officers that meet the threshold for reporting in the “All Other Compensation” column in the Summary Compensation Table under the rules of the Securities and Exchange Commission:

➢	An executive physical exam program pursuant to which key executives, including the Named Executive Officers, are entitled to reimbursement for the costs of physicals.

➢

An executive financial planning program pursuant to which our executive officers and certain other key executives are eligible for reimbursement of up to $7,000 per calendar year for the costs of financial and tax planning.

➢

A corporate travel policy that covers travel expenses for business purposes by spouses of our employees, including travel to industry or investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee.

➢	We match employee donations to a limited number of charitable organizations. The matching program is available to all U.S. employees.

Severance and Change-in-Control Arrangements

We have established senior management severance and change-in-control agreements with each of our executive officers as well as certain other officers or executives designated by our Compensation Committee and Board. Our Compensation Committee (and, in the case of our CEO, our Board) established the terms of these agreements to be consistent with our compensation philosophy and practices as discussed above. These agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of employment.

These agreements are intended by our Compensation Committee (and, in the case of our CEO, our Board), to:

•	Help us attract and retain executive talent in a competitive marketplace.

•	Enhance the prospects that our executive officers would remain with us and devote their attention to our performance in the event of a potential change in control.

•	Foster their objectivity in considering a change-in-control proposal.

•	Facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in change-in-control and severance situations.

•	Protect our confidential information and prevent unfair competition following a separation of an executive officer’s employment from us.

The Severance and Change-in-Control Compensation Table on page 81, together with the accompanying narrative and notes, explains in detail the benefits under these arrangements and the circumstances under which a Named Executive Officer would be entitled to them.

Policy on Deductibility of Compensation

Section 162(m) of the Code limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the corporation’s principal executive officer or any of its other three most highly compensated executive officers (other than the principal financial officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors.” All of the members of our Compensation Committee qualify as outside directors for this purpose.

While the tax impact of any compensation arrangement is one factor to be considered, it is evaluated in conjunction with our overall compensation philosophy. We consider ways to maximize the deductibility of executive compensation while retaining the discretion we deem necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

However, from time to time we may award compensation which is not fully deductible if we determine that the award is consistent with our philosophy and is in the best interests of Mosaic and our stockholders.

Our 2004 Stock and Incentive Plan and our 2014 Stock and Incentive Plan are designed to permit employee stock options, performance units and awards under the Management Incentive Plan to meet the performance-based criteria of Section 162(m). Our restricted stock units do not meet the performance-based criteria of Section 162(m).

We also consider the impact of other tax provisions, such as the restrictions on deferred compensation set forth in Section 409A of the Code.

Forfeiture of Incentive Awards for Misconduct (“Clawback”)

Our 2004 Stock and Incentive Plan and our 2014 Stock and Incentive Plan each provides for the forfeiture of awards in the event of certain types of misconduct. All of the annual and long-term incentive awards that we describe in this Proxy Statement, including Management Incentive Plan awards, restricted stock units, stock options and performance units, are subject to these forfeiture provisions. For awards granted in fiscal 2009 or subsequent years, our Board may require forfeiture if:

•

fraudulent or intentional misconduct contributes to the need for a material restatement of our financial statements filed with the Securities and Exchange Commission or contributes to the use of inaccurate metrics to determine the amount of any award or the amount of incentive compensation to a participant;

•	the participant knowingly or grossly negligently engaged in the misconduct or grossly negligently failed to prevent the misconduct; and

•	the amount of the participant’s award or incentive compensation was greater than it would have been absent the misconduct.

These forfeiture provisions are in addition to any other disciplinary or other action available to us with respect to the misconduct.

Stock Ownership Guidelines

Our Compensation Committee has adopted guidelines for ownership of our stock by our executive officers. Executive officers must achieve and maintain the following levels of ownership:

•	CEO, five times base salary; and

•	Executive Vice Presidents (three persons, including Mr. Stranghoener) and Senior Vice Presidents (five persons), three times base salary; and

•	Vice Presidents (one person), one time base salary.

Among other provisions of our stock ownership guidelines are that:

•	the value of Common Stock owned is based on the current stock price at that time;

•	unexercised employee stock options and unvested restricted stock units and performance units are not counted; and

•

an executive officer must hold all “net profit shares” (the shares of Common Stock remaining after deducting the number of shares required to be sold in order to pay tax obligations, the exercise price of employee stock options and other costs) from employee stock option exercises and the vesting of restricted stock units until an executive officer has met the required ownership level.

Executive officers are required to achieve their respective ownership targets within six years of the time of hire or promotion.

Our Compensation Committee reviews each participant’s compliance or progress towards compliance annually, and may impose conditions, restrictions or limitations on any participant in order to achieve the purposes of the stock ownership guidelines. The Chair of our Board and our CEO may jointly grant exemptions in the event of hardship.

The following table shows the stock ownership guideline for each Named Executive Officer and the Named Executive Officer’s holdings at December 31, 2014:

Name	Ownership Guidelines ($)	Value of Shares Held ($)	Value of Shares Held in Excess of (Less Than) Guideline ($)
James T. Prokopanko	6,000,000	8,391,840	2,391,840
Richard L. Mack	1,800,000	3,595,029	1,795,029
Lawrence W. Stranghoener	2,025,000	6,410,264	4,385,264
James (“Joc”) C. O’Rourke	2,190,000	2,423,650	233,650
Richard N. McLellan	1,455,000	1,516,493	61,493
Gary (“Bo”) N. Davis	1,350,000	1,234,696	(1)

(1)	Mr. Davis became our Senior Vice President - Phosphate Operations in July 2011. Accordingly, he will not be required to achieve his ownership target until July 2017.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2014 10-K Report.

Respectfully submitted,

William T. Monahan, Chair

Gregory L. Ebel

James L. Popowich

David T. Seaton

Compensation Risk Analysis

Our Compensation Committee, with the advice of its independent compensation consultant and input from management, has reviewed the design of our employee compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. Significant factors considered by our Compensation Committee in reaching its conclusion include:

•

The balance of base pay, short-term incentives and long-term incentives, and an emphasis on compensation in the form of long-term incentives that increase along with employees’ levels of responsibility;

•

A long-term incentive program that for 2014 granted an equal mix of stock options, restricted stock units and performance units to mitigate the risk of actions intended to capture short-term stock appreciation gains at the expense of sustainable total stockholder return over the longer-term;

•	Vesting of long-term incentive awards over a number of years;

•	Caps on annual cash incentives;

•

Broad performance ranges for minimum, target and maximum operating earnings goals for annual cash incentives that reduce the risk of accelerating or delaying revenue or expense recognition in order to satisfy the threshold or next tier for incentive payouts;

•

The range of performance measures we utilize under our short-term incentive plan, which for executive officers include not only operating earnings but also controllable operating costs per production tonne, two safety measures and adjusted selling, general and administrative expenses; and

•

Other features in our incentive programs that are intended to mitigate risks from our compensation program, particularly the risk of short-term decision-making. These features include the potential for forfeiture of all types of incentive awards for executives in the event of misconduct as described under “Compensation Discussion and Analysis – Forfeiture of Incentive Awards for Misconduct” on page 62; stock ownership guidelines, including holding period requirements, for our executive officers and certain other key executives as described under “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 63; and the ability of our Compensation Committee to exercise negative discretion to reduce or eliminate payouts under our Management Incentive Plan if it deems appropriate.

Executive Compensation Tables

The following tables and accompanying narratives and notes summarize information about the total compensation awarded to, earned by or paid to each of our Named Executive Officers for 2014, the 2013 Stub Period and fiscal 2013 and 2012.

We have included a narrative discussion of our compensation philosophy, processes and components and the bases upon which we make compensation decisions in the Compensation Discussion and Analysis beginning on page 33.

The following tables and accompanying narratives and notes provide quantitative data and additional information about the compensation we paid our Named Executive Officers for 2014, the 2013 Stub Period and fiscal 2013 and 2012 and should be read in conjunction with the Compensation Discussion and Analysis.

2014, 2013 Stub Period and Fiscal 2013 and 2012 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (1)(2)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (2)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
James T. Prokopanko	2014	1,200,000	—	8,833,327	1,766,673	2,203,200	—	817,037	14,820,237
President and Chief	2013 Stub Period	683,333	—	3,533,341	1,766,667	714,700	—	210,863	6,908,904
Executive Officer	2013	1,116,667	—	3,533,338	1,766,656	2,285,591	—	643,043	9,345,295
	2012	1,033,333	—	4,933,330	1,466,668	1,470,000	—	512,293	9,415,624
Richard L. Mack (8)	2014	579,167	—	1,999,994	400,002	630,100	19,200	180,532	3,808,994
Executive Vice President	2013 Stub Period	312,500	—	800,001	399,992	194,100	8,700	38,350	1,753,643
and Chief Financial Officer	2013	516,667	—	800,015	400,011	541,034	10,000	157,492	2,425,219
	2012	490,000	—	2,666,647	333,346	392,000	50,000	131,935	4,063,928
Lawrence W. Stranghoener(9)	2014	750,000	—	2,499,989	500,002	969,000	—	296,322	5,015,313
Former Executive Vice	2013 Stub Period	385,417	—	999,984	499,995	253,100	—	66,643	2,205,139
President and Chief	2013	638,333	—	999,994	499,997	813,391	—	244,520	3,196,234
Financial Officer	2012	606,667	—	2,866,641	433,347	516,600	—	203,309	4,626,564
James (“Joc”) C. O’Rourke(10)	2014	730,000	—	3,166,675	633,336	992,800	—	345,450	5,868,261
Executive Vice President -	2013 Stub Period	415,833	—	1,266,648	633,325	322,100	—	65,767	2,703,673
Operations and Chief	2013	678,333	—	1,266,665	633,341	1,030,540	—	256,692	3,865,572
Operating Officer	2012	625,000	—	2,999,972	500,004	533,400	—	230,245	4,888,621
Richard N. McLellan	2014	485,000	—	1,666,676	333,335	494,700	78,400	207,058	3,265,170
Senior Vice President,	2013 Stub Period	274,583	—	666,638	333,337	160,500	96,100	53,364	1,584,522
Commercial	2013	446,667	—	533,343	266,666	474,048	441,000	190,894	2,352,618
	2012	406,667	—	1,399,989	200,002	305,760	38,000	134,443	2,484,861
Gary (“Bo”) N. Davis(11)	2014	450,000	—	1,166,681	233,334	397,800	10,300	149,373	2,407,488
Senior Vice President,
Phosphate Operations

(1)	Reflects the dollar amount of base salary paid in the designated fiscal year.
(2)	Includes any amounts deferred at the officer’s election to the officer’s account under our qualified and non-qualified defined contribution retirement plans and under our deferred compensation plan.
(3)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units and performance units in the applicable fiscal year, and (i) for 2014, one-time cost reduction incentive awards payable in Mosaic stock to further achievement of our enterprise-wide focus on achieving $500 million in cost savings, and (ii) for fiscal 2012, one-time, fixed value retention awards payable in Mosaic stock to help assure continuity of management, strategy and execution of our business priorities following the New Horizon Transaction, determined in accordance with ASC 718. In accordance with SEC rules, the grant date fair value for performance units and performance shares excludes the effect of estimated forfeitures. The assumptions used in the valuation are discussed in note 18 to our audited financial statements for 2014, with performance share awards valued on the same basis as restricted stock unit awards.

The table below shows the grant date fair value determined in accordance with ASC 718 of each component of the amount of Stock Awards for 2014:

	Grant Date ASC 718 Fair Value ($)
Name	Restricted Stock Units	Performance Units	Performance Shares
James T. Prokopanko	1,766,658	1,766,669	5,300,000
Richard L. Mack	399,978	400,016	1,200,000
Lawrence W. Stranghoener	499,985	500,004	1,500,000
James (“Joc”) C. O’Rourke	633,312	633,363	1,900,000
Richard N. McLellan	333,340	333,336	1,000,000
Gary (“Bo”) N. Davis	233,333	233,348	700,000

The table below shows the value of the performance units and performance shares granted in 2014 assuming that the highest level of performance conditions will be achieved:

	Value of Performance Units and Performance Shares at Grant Date Assuming Highest Level of Performance Achieved ($)
Name	Performance Units (a)	Performance Shares
James T. Prokopanko	6,794,882	7,949,978
Richard L. Mack	1,538,522	1,799,991
Lawrence W. Stranghoener	1,923,093	2,249,970
James (“Joc”) C. O’Rourke	2,436,012	2,849,967
Richard N. McLellan	1,282,062	1,500,029
Gary (“Bo”) N. Davis	897,491	1,049,976

(a)	Assumes (i) the issuance of the maximum number of shares permitted to be issued, and (ii) that the 30-day trading average price of a share of our Common Stock plus dividends, or ending value, is at least $235.50 when the performance units vest. The number of shares actually issued is subject to reduction so that the ending value multiplied by the number of shares issued does not exceed $235.50 multiplied by the number of performance units awarded.

(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of stock options in the applicable fiscal year, determined in accordance with ASC 718. The assumptions used in the valuation are discussed in note 18 to our audited financial statements for 2014.

(5)	Reflects awards under our Management Incentive Plan. We have included additional information about our Management Incentive Plan, including the performance measures for 2014 and the levels of performance that were achieved, under “Elements of Compensation – Short-Term Cash Incentives” on page 53 in our Compensation Discussion and Analysis.

(6)	Includes the aggregate increase in the actuarial value of pension benefits for 2014, the 2013 Stub Period and fiscal 2013 and 2012 under Cargill’s U.S. salaried employees’ pension plan for Messrs. Mack, McLellan and Davis and under Cargill’s international employees’ pension plan for Mr. McLellan.

We have included additional information about these plans, including the plan measurement dates, methodology and assumptions used in determining the amounts in this column, in the Pension Benefits Table and accompanying narrative and notes on page 73.

For Mr. McLellan, fiscal 2013 also includes the amount at May 31, 2013 of benefits under a supplemental agreement that we entered into with Mr. McLellan in fiscal 2013, and 2014 and the 2013 Stub Period include the increases in the amount of the benefit under this agreement during 2014 and the 2013 Stub Period, respectively. This agreement was part of arrangements intended to place certain of our employees, including Mr. McLellan, who participated in Cargill’s international retirement plan, in a position which, together with their benefits under Cargill’s international retirement plan, is comparable to that of our employees who are participants in Cargill’s U.S. salaried employees pension plan. We have discussed the benefits under Cargill’s U.S. salaried employees pension plan and international retirement plan, and Mr. McLellan’s supplemental agreement, in additional detail in our Compensation Discussion and Analysis under “Elements of Compensation – Employee Benefits – Cargill Pension Plans” on page 60, “Pension Benefits” on page 72 and “Potential Payments upon Termination or Change-in-Control – Supplemental Agreements for Cargill International Retirement Plan Participants” on page 80.

Because the arrangements for Mr. McLellan with respect to Cargill’s international retirement plan and our supplemental agreement with him were not put in place until fiscal 2013 but the amount shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for Mr. McLellan for these arrangements for fiscal 2013 reflects increases in his base salary since the formation of Mosaic in 2004, a period of more than eight years, the amount shown for fiscal 2013 is not indicative of the change in value that can be expected for Mr. McLellan with respect to these arrangements in any single future year.

No non-qualified deferred compensation earnings are reflected in this column because our deferred compensation arrangements do not offer above-market earnings.

(7)	The table below shows the components of compensation that are included in this column for 2014:

			Other ($)(a)(c)
Name	Reportable Perquisites ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Matching Charitable Contributions ($)	Dividend Equivalents ($)	Other ($)	Total ($)
James T. Prokopanko	30,847	600,230	100,000	77,896	38,910	847,884
Richard L. Mack	—	145,172	10,000	17,702	7,657	180,532
Lawrence W. Stranghoener	—	230,135	28,000	23,014	15,172	296,322
James (“Joc”) C. O’Rourke	17,931	266,210	12,000	26,555	22,754	345,450
Richard N. McLellan	11,034	142,560	31,600	10,620	22,278	218,092
Gary (“Bo”) N. Davis	—	119,441	5,000	10,620	14,312	149,373

(a)	Perquisites that are identified in the table above in accordance with SEC rules include:

•	Amounts paid under our executive physical exam program;

•	Amounts reimbursed under our executive financial planning program; and

•

Amounts reimbursed under our travel policy for travel by spouses to industry and investor conferences. Our travel policy also generally provides for a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee. In accordance with applicable rules of the SEC, the tax gross-up is included in the “Other” column in the table above. Tax gross-up payments are determined after the end of each calendar year. As a result, the tax gross-up amount included in the table above reflects the amount reimbursed for 2014.

Except as shown in the table above, the incremental cost to us of perquisites for 2014 did not exceed $10,000 for any Named Executive Officer.

(b)	Reflects our contributions for Named Executive Officers to the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code. Also reflects contributions that we would have made under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Code that are contributed to our unfunded non-qualified deferred compensation plan. We have included additional information about our unfunded non-qualified deferred compensation plan under “Non-Qualified Deferred Compensation” on page 75.

(c)	Includes:

•	Contributions we made to match charitable donations made by the Named Executive Officers to United Way;

•	Dividend equivalents paid upon vesting of restricted stock units and performance units in 2014; and

•

Premiums we paid for executive life and disability plans. We have discussed additional detail about the executive life and disability plans in our Compensation Discussion and Analysis under – “Elements of Compensation – Employee Benefits – Executive Life and Disability Plans” on page 61.

(8)	Mr. Mack was our Executive Vice President, General Counsel and Corporate Secretary until June 1, 2014, when he became our Executive Vice President and Chief Financial Officer.

(9)	Mr. Stranghoener was our Executive Vice President and Chief Financial Officer until June 1, 2014, when he became our Interim Chief Executive Officer until August 4, 2014. He served as our Executive Vice President – Strategy and Business Development from August 4, 2014 until his retirement on January 23, 2015.

(10)	Mr. O’Rourke was our Executive Vice President – Operations until August 13, 2012 when he became our Executive Vice President – Operations and Chief Operating Officer.

(11)	2014 is Mr. Davis’s first year as a Named Executive Officer.

Grants of Plan-Based Awards

The following table and accompanying narrative and notes provide information about our awards under our Management Incentive Plan, as well as our grants of stock options, restricted stock units, performance units and performance shares to each of our Named Executive Officers for 2014. We did not grant any other award under any equity or non-equity incentive plan in 2014 that would be paid out in a future fiscal year.

2014 Grants of Plan-Based Awards Table

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
	Grant Date	Approval Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James T. Prokopanko	—	—	0 (5)	1,620,000	4,050,000	—	—	—	—	—	—	—
	3/7/2014	2/20/2014	—	—	—	—	—	—	—	94,022	49.73	1,766,673
	3/7/2014	2/20/2014	—	—	—	—	—	—	35,525 (6)	—	—	1,766,658
	3/7/2014	2/20/2014	—	—	—	0	28,853	57,706				1,766,669
	3/28/2014	3/19/2014	—	—	—	0	107,789	161,684	—	—	—	5,299,985
Richard L. Mack	—	—	0 (5)	463,333 (7)	1,158,333	—	—	—	—	—	—	—
	3/7/2014	2/19/2014	—	—	—	—	—	—	—	21,288	49.73	400,002
	3/7/2014	2/19/2014	—	—	—	—	—	—	8,043 (6)	—	—	399,978
	3/7/2014	2/19/2014	—	—	—	0	6,533	13,066	—	—	—	400,016
	3/28/2014	3/27/2014	—	—	—	0	24,405	36,608	—	—	—	1,199,994
Lawrence W. Stranghoener	—	—	0 (5)	712,500 (8)	1,781,250	—	—	—	—	—	—	—
	3/7/2014	2/19/2014	—	—	—	—	—	—	—	26,610	49.73	500,002
	3/7/2014	2/19/2014	—	—	—	—	—	—	10,054 (6)	—	—	499,985
	3/7/2014	2/19/2014	—	—	—	0	8,166	16,332	—	—	—	500,004
	3/28/2014	3/27/2014	—	—	—	0	30,506	45,759	—	—	—	1,499,980
James (“Joc”) C. O’Rourke	—	—	0 (5)	730,000	1,825,000	—	—	—	—	—	—	—
	3/7/2014	2/19/2014	—	—	—	—	—	—	—	33,706	49.73	633,336
	3/7/2014	2/19/2014	—	—	—	—	—	—	12,735 (6)	—	—	633,312
	3/7/2014	2/19/2014	—	—	—	0	10,344	20,688	—	—	—	633,363
	3/28/2014	3/27/2014	—	—	—	0	38,641	57,962	—	—	—	1,499,980
Richard N. McLellan	—	—	0 (5)	363,750	909,375	—	—	—	—	—	—	—
	3/7/2014	2/19/2014	—	—	—	—	—	—	—	17,740	49.73	333,335
	3/7/2014	2/19/2014	—	—	—	—	—	—	6,703 (6)	—	—	333,340
	3/7/2014	2/19/2014	—	—	—	0	5,444	10,888	—	—	—	333,336
	3/28/2014	3/27/2014	—	—	—	0	20,338	30,507	—	—	—	1,000,019
Gary (“Bo”) N. Davis	—	—	0 (5)	292,500	731,250	—	—	—	—	—	—	—
	3/7/2014	2/19/2014	—	—	—	—	—	—	—	12,418	49.73	233,334
	3/7/2014	2/19/2014	—	—	—	—	—	—	4,692 (6)	—	—	233,333
	3/7/2014	2/19/2014	—	—	—	0	3,811	7,622	—	—	—	233,348
	3/28/2014	3/27/2014	—	—	—	0	14,236	21,354	—	—	—	699,984

(1)	The date of grant for all of our 2014 annual long-term incentive awards was the date set by our Board and Compensation Committee for grants made to our CEO and Executive Officers, respectively.
(2)	This column shows the threshold, target and maximum potential number of shares to be paid out upon vesting of performance units and performance shares granted in 2014.
(3)	Shows the number of shares subject to stock options granted in 2014.
(4)	Reflects the grant date fair value for each Named Executive Officer’s grants of restricted stock units, stock options, performance units and performance shares granted in 2014, determined in accordance with ASC 718. In accordance with SEC rules, the grant date fair value for performance units and performance shares excludes the effect of estimated forfeitures.
(5)

This row shows the threshold, target and maximum potential annual awards under our Management Incentive Program for 2014. We paid the actual awards for 2014 in March 2015. The amount of the actual 2014 payout for each Named Executive Officer is set forth in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table. We have included additional information about our Management Incentive Plan, including the performance measures for 2014 and the levels of performance that were achieved, under “Elements of Compensation – Short-Term Cash Incentives – Management Incentive Plan” on page 53 in our Compensation Discussion and Analysis.
(6)	This row shows the numbers of shares subject to restricted stock units granted.
(7)	Based on Mr. Mack’s annual base salary as in effect for the relevant portions of the year, as described in the “2014 Compensation Decisions” on page 42.
(8)	Based on Mr. Stranghoener’s salary and short-term incentive opportunity as in effect for the relevant portions of the year, as described in the “2014 Compensation Decisions” on page 44.

Outstanding Equity Awards

The following table and accompanying narrative and notes summarize the outstanding equity awards held by the Named Executive Officers as of December 31, 2014.

2014 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James T. Prokopanko	83,433	—	40.03	8/2/2017	30,661 (3)	1,399,675	24,816 (4)	1,132,850 (4)
	23,409	—	127.21	7/31/2018	32,698 (5)	1,492,664	28,610 (6)	1,306,047 (6)
	48,077	—	52.72	7/27/2019	35,525 (7)	1,621,716	28,853 (8)	1,317,139 (8)
	79,011	—	44.93	7/27/2020			107,789 (9)	4,920,568 (9)
	47,373	—	70.62	7/21/2021
	51,476	25,738 (10)	57.62	7/19/2022
	27,883	55,766 (11)	54.03	7/18/2023
	—	94,022 (12)	49.73	3/7/2024
Richard L. Mack	36,382	—	17.29	8/1/2015	6,942 (3)	316,902	5,619 (4)	256,507 (4)
	47,319	—	15.45	8/4/2016	7,403 (5)	337,947	6,478 (6)	295,721 (6)
	19,368	—	40.03	8/2/2017	8,043 (7)	367,163	6,533 (8)	298,231 (8)
	5,486	—	127.21	7/31/2018			24,405 (9)	1,114,088 (9)
	10,216	—	52.72	7/27/2019
	15,194	—	44.93	7/27/2020
	10,767	—	70.62	7/21/2021
	11,655	5,828 (10)	57.62	7/19/2022
	6,313	12,626 (11)	54.03	7/18/2023
	—	21,288 (12)	49.73	3/7/2024
Lawrence W. Stranghoener	64,935	—	17.29	8/1/2015	8,678 (3)	396,151	7,023 (4)	320,600 (4)
	61,120	—	15.45	8/4/2016	9,254 (5)	422,445	8,097 (6)	369,628 (6)
	25,328	—	40.03	8/2/2017	10,054 (7)	458,965	8,166 (8)	372,778 (8)
	7,315	—	127.21	7/31/2018			30,506 (9)	1,392,599 (9)
	14,423	—	52.72	7/27/2019
	22,285	—	44.93	7/27/2020
	13,997	—	70.62	7/21/2021
	14,568	7,285 (10)	57.62	7/19/2022
	7,891	15,783 (11)	54.03	7/18/2023
	—	26,610 (12)	49.73	3/7/2024
James (“Joc”) C. O’Rourke	12,019	—	52.72	7/27/2019	10,992 (3)	501,785	8,896 (4)	406,102 (4)
	20,259	—	44.93	7/27/2020	11,722 (5)	535,109	10,256 (6)	468,186 (6)
	16,150	—	70.62	7/21/2021	12,735 (7)	581,353	10,344 (8)	472,204 (8)
	18,454	9,227 (10)	57.62	7/19/2022			38,641 (9)	1,763,962 (9)
	9,995	19,992 (11)	54.03	7/18/2023
	—	33,706 (12)	49.73	3/7/2024
Richard N. McLellan	16,562	—	15.45	8/4/2016	4,628 (3)	211,268	3,746 (4)	171,005 (4)
	12,574	—	40.03	8/2/2017	6,169 (5)	281,615	5,398 (6)	246,419 (6)
	2,926	—	127.21	7/31/2018	6,703 (7)	305,992	5,444 (8)	248,519 (8)
	6,611	—	57.72	7/27/2019			20,338 (9)	928,430 (9)
	10,130	—	44.93	7/27/2020
	6,460	—	70.62	7/21/2021
	7,770	3,885 (10)	57.62	7/19/2022
	5,261	10,522 (11)	54.03	7/18/2023
	—	17,740 (12)	49.73	3/7/2024

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary (“Bo”) N. Davis	10,429	—	40.03	8/2/2017	4,319 (5)	197,162	3,779 (6)	172,511 (6)
	2,195	—	127.21	7/31/2018	4,692 (7)	214,190	3,811 (8)	173,972 (8)
	4,507	—	52.72	7/27/2019			14,236 (9)	324,937 (9)
	10,130	—	44.93	7/27/2020
	6,460	—	70.62	7/21/2021
	6,798	3,400 (10)	57.62	7/19/2022
	3,682	7,366 (11)	54.03	7/18/2023
	—	12,418 (12)	49.73	3/7/2024

(1)	The exercise price for all stock options is the fair market value of our Common Stock on the date of grant, which is equal to the closing price as reflected on the NYSE composite tape.
(2)	The amounts for restricted stock units were calculated by multiplying the closing market price of our Common Stock on December 31, 2014 of $45.65 per share by the number of unvested shares.
(3)	These restricted stock units vest on July 19, 2015.
(4)	These performance units vest on July 19, 2015. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 31, 2014.
(5)	These restricted stock units vest on July 18, 2016.
(6)	These performance units vest on July 18, 2016. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 31, 2014.
(7)	These restricted stock units vest on March 7, 2017.
(8)	These performance units vest on March 7, 2017. Amounts shown assume that the sum of our profits and losses for the three fiscal years preceding the vesting date is positive. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 31, 2014.
(9)	These performance share awards were granted under our Cost Reduction Incentive Program and vest based on achievement of cost reduction goals over a three-year performance period ending on December 31, 2016 as described under “Cost Reduction Incentive Awards” on page 59. In accordance with SEC rules, the number of shares shown assumes that performance will achieve the target level and the dollar amount shown is based on the number of shares shown times the closing price of a share of our Common Stock on December 31, 2014.
(10)	These stock options vest on July 19, 2015.
(11)	Half of these stock options vest on July 18, 2015 and half will vest on July 18, 2016.
(12)	One-third of these stock options vested on March 7, 2015, and one-third will vest on March 7 in each of 2017 and 2017.

Option Exercises and Stock Vested

The following table and accompanying notes set forth information about stock options that the Named Executive Officers exercised during 2014 and restricted stock units of the Named Executive Officers that vested during 2014.

2014 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
James T. Prokopanko	183,345	$8,082,456	76,510	$3,613,567
Richard L. Mack	—	—	50,109	2,366,648
Lawrence W. Stranghoener	12,084	$ 522,391	52,439	2,476,694
James (“Joc”) C. O’Rourke	—	—	53,992	2,550,042
Richard N. McLellan	35,508	$1,652,936	25,830	1,219,950
Gary (“Bo”) N. Davis	4,718	218,962	4,658	219,998

(1)	We calculated these amounts by multiplying the number of shares exercised times the difference between (a) the closing price of our Common Stock on the date of the option exercise as reported on the NYSE composite tape and (b) the exercise price of the stock option.
(2)	We calculated these amounts by multiplying the number of shares vested times the closing price of our Common Stock as reported on the NYSE composite tape on the vesting date.

Pension Benefits

Cargill Pension Plans

Messrs. Mack, McLellan and Davis participate in Cargill’s U.S. salaried employees’ pension plan and Mr. McLellan participates in Cargill’s international retirement plan.

The Cargill U.S. salaried employees’ pension plan is a tax-qualified defined benefit pension plan under the provisions of the Code. Benefits under the plan are generally based on years of service and final average salary prior to termination of employment or retirement. No additional years of credited service are accrued under Cargill’s U.S. salaried employees’ pension plan for Messrs. Davis, Mack and McLellan after December 31, 2004. Accordingly, their total credited years of service primarily reflects their service with Cargill, while their credited years of service for employment at Mosaic includes only the period from the October 22, 2004 business combination between IMC and the fertilizer businesses of Cargill through December 31, 2004. However, additional years of vesting service are credited for the purpose of determining eligibility to retire, and covered compensation for purposes of determining benefits under Cargill’s U.S. salaried employees’ pension plan for Messrs. Mack, McLellan and Davis include post-combination compensation that we pay them.

Cargill’s international retirement plan is a non-qualified defined benefit plan. Benefits under the plan for Mr. McLellan are generally based on years of service and final average salary prior to termination of employment. No additional years of credited service are accrued under Cargill’s international retirement plan for Mr. McLellan after October 15, 1998. Accordingly, his total credited years of service reflect only his service with Cargill. However, covered compensation for purposes of determining benefits under Cargill’s international retirement plan includes post-combination compensation that we paid him through December 31, 2010. In accordance with the merger and contribution agreement related to the combination, Cargill incurs the costs associated with pre-combination benefits for certain former employees of Cargill under certain pension plans, including Cargill’s U.S. salaried employees’ pension plan but excluding Mr. McLellan’s participation in Cargill’s international retirement plan, and charges them to us. The amount that Cargill may charge to us under these plans for pension costs relating to all former Cargill employees may not exceed $2.0 million per year or $19.2 million in the aggregate. As of December 31, 2014, the unused portion of the $19.2 million cap was $2.2 million.

With respect to Cargill’s international retirement plan, in fiscal 2013, we entered into an agreement under which we paid Cargill $470,000. This agreement was part of arrangements intended to place certain of our employees, including Mr. McLellan, who participated in Cargill’s international retirement plan, in a position which, together with supplemental agreements we entered into with those employees, is comparable to that of our employees who are participants in Cargill’s U.S. salaried employees pension plan as described above. We have discussed these arrangements in additional detail in our Compensation Discussion and Analysis under “Elements of Compensation – Employee Benefits – Cargill Pension Plans” on page 60 above and “Potential Payments upon Termination or Change-in-Control – Supplemental Agreements for Cargill International Retirement Plan Participants” on page 80 below.

Cargill is solely responsible for payment of the annual pension benefits to the participants under Cargill’s U.S. salaried employees’ pension plan and international retirement plan.

Supplemental Agreements for Cargill International Retirement Plan Participants

As part of the arrangements referred to above that were intended to place certain of our employees, including Mr. McLellan, who participated in Cargill’s international pension plan in a position comparable to that of our U.S. participants in Cargill’s U.S. salaried employees plan following the combination between IMC and the fertilizer businesses of Cargill, in fiscal 2013, we also entered into supplemental agreements with the affected employees. The supplemental agreements provide for payment of a lump sum that increases each year to age 65. For Mr. McLellan, the lump sum payment began at $119,000 had termination of employment occurred at age 56 and increases annually to $760,000 if termination of employment occurs at age 65.

The following table and accompanying narrative and notes provide information about the participation of the Named Executive Officers in Cargill’s U.S. salaried employees’ pension plan and international retirement plan and our supplemental agreement with Mr. McLellan.

2014 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Richard L. Mack (1)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	10	$220,900(2)
Richard N. McLellan (1)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	6	$219,800(2)
Richard N. McLellan (1)	The Cargill International Retirement Plan	20	$697,700(2)
Richard N. McLellan (3)	Individual Nonqualified Pension Agreement	—	$263,000
Gary (“Bo”) N. Davis (1)	Cargill, Incorporated and Associated Companies Salaried Employees’ Pension Plan	11	$420,900(2)

(1)	Annual benefits for Messrs. Mack, McLellan and Davis under Cargill’s U.S. salaried employees’ pension plan are equal to 0.80% of final average salary plus 0.35% of final average salary in excess of Covered Compensation (as defined for social security purposes), all times years of service. Years of service are limited to (i) 40 years for the 0.80% component of the benefit, and (ii) 35 years for the 0.35% component of the benefit. Service is frozen for Messrs. Mack, McLellan and Davis as of December 31, 2004 and final average salary and covered compensation are as of the termination date of their employment at Mosaic.

Normal retirement benefits under Cargill’s U.S. salaried employees’ pension plan are payable at age 65. Messrs. Mack, McLellan or Davis may retire with unreduced retirement benefits under the plan once they are age 60. Once they are age 55, they may retire early and receive benefits that are reduced based on the percentages specified in the table below for each year that the payments start prior to age 60. Messrs. Mack, McLellan and Davis are age 47, and age 58 and age 62, respectively, and have 20 years, 36 years and 21 years, respectively, of credited vesting service at December 31, 2014.

Years of Credited Vesting Service	Per Year Reduction Percentage
35 or more	3%
30 – 34	4%
25 – 29	5%
20 – 24	6%
15 – 19	7%

If they terminate employment before age 55, they may either receive an unreduced benefit commencing at age 65, or may elect to receive a reduced benefit at an earlier date.

The normal form of payment of the annual benefit is a straight life annuity. Optional benefit forms include actuarial equivalent joint and survivor and 10-year certain and life annuities. A lump sum payment is offered only if the actuarial equivalent value of the benefit is $25,000 or less.

The credited years of service for Messrs. Davis, Mack and McLellan under Cargill’s U.S. salaried employees’ pension plan include their service with Cargill. Their benefits under the plan are fully vested.

Annual benefits for Mr. McLellan under Cargill’s international retirement plan are equal to 1.50% of final average salary times years of service (not to exceed 40) reduced by any pension benefits earned under any Cargill retirement plans and social security programs while earning service under Cargill’s international retirement plan. For Mr. McLellan, the benefit is based on years of service up to October 15, 1998 and final average salary as of December 31, 2010 including his service at Mosaic.

Normal retirement benefits under Cargill’s international retirement plan are payable at age 65. Mr. McLellan is not eligible to receive benefits at an earlier age.

The normal form of payment of the annual benefit under Cargill’s international retirement plan is a straight life annuity. If the participant has a joint annuitant, the benefit is paid as an actuarial equivalent 100% joint and survivor annuity. A lump sum is paid only if the actuarial equivalent value of the benefit is $10,000 or less.

The credited years of service for Mr. McLellan under Cargill’s international retirement plan include his service with Cargill. His benefits under the plan are fully vested.

Compensation Used to Determine Pension Benefits

Under Cargill’s U.S. salaried employees pension plan, eligible compensation consists of base salary. Eligible compensation is limited under the Code to $255,000 and $260,000 for calendar 2013 and 2014, respectively.

Under Cargill’s international retirement plan, eligible compensation consists of base salary (and in the case of salespeople compensated on the basis of salary or sales bonuses, their commissions) but excluding any other remuneration.

Valuation Assumptions

The amounts listed in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table and the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table are based on the following assumptions:

•

discount rates of 4.25% for the present value calculation as of December 31, 2014, 4.30% for the present value calculations as of each of December 31, 2013 and May 31, 2013 and 4.25% for the present value calculation as of May 31, 2012, and post-retirement mortality using the RP-2000 mortality table with fixed 25-year projection using scale BB as of December 31, 2014 and fixed 18-year projection using scale AA as of December 31, 2013 and May 31, 2013, and combined mortality for active employees and retirees, and no collar adjustments. These are the same assumptions used by Cargill in determining the accumulated benefits under the Cargill U.S. salaried employees’ pension plan that it uses in determining its charges to us for the plan;

•

immediate retirement for Mr. Davis and retirement age of 60 for Messrs. Mack and McLellan under the Cargill U.S. salaried employees’ pension plan, which is the earliest age that any Named Executive Officer may retire with unreduced retirement benefits under that plan, and retirement at age 65 for Mr. McLellan under Cargill’s international retirement plan, which is the earliest age that he may retire with unreduced benefits under that plan; and

•	expected terminations, disability and pre-retirement mortality: none assumed.

The present values of the accrued benefits were calculated as of December 31, 2014, the date used by Cargill in determining its charges to us for Cargill’s U.S. salaried employees pension plan.

(2)	This amount is an estimate and does not necessarily reflect the actual amount that will be paid to the Named Executive Officer, which will only be known when he becomes eligible for payment.

(3)	Following termination of employment, Mr. McLellan is entitled to a lump sum that increases each year to age 65. The lump sum payment begins at $263,000 if termination of employment occurs at age 58 and increases annually to $760,000.

The amount listed in the “Present Value of Accumulated Benefit” column of the Pension Benefits table is the lump sum amount payable under the terms of the supplemental agreement in the event of termination of employment at December 31, 2014.

Non-Qualified Deferred Compensation

The table below sets forth the contributions, earnings and distributions for 2014 and balances at December 31, 2013 for each of the Named Executive Officers under our deferred compensation plan.

Each participant in our deferred compensation plan may choose how and when to receive payments of the portion of the participant’s account balance that results from the participant’s own contributions. A participant may choose to receive payments of this portion of the participant’s account balance on a specified date in a lump sum or in annual installments for up to ten years beginning on a date specified by the participant. If no election is made, payment is made in a lump sum after termination of employment. The portion of the participant’s account balance that results from our contributions is payable after termination of employment.

2014 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in 2014 ($) (1)	Registrant Contributions in 2014 ($) (2)	Aggregate Earnings in 2014 ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance in 2014 ($) (5)
James T. Prokopanko	114,882	558,791	95,186	226,465	2,433,795
Richard L. Mack	77,327	110,333	50,649	108,035	832,049
Lawrence W. Stranghoener	60,186	188,269	128,633	0	1,502,688
James (“Joc”) C. O’Rourke	63,126	229,871	81,140	114,090	997,796
Richard N. McLellan	104,850	106,221	146,427	0	2,159,900
Gary (“Bo”) N. Davis	0	78,002	23,165	0	406,930

(1)	These amounts are included as part of the compensation shown for the Named Executive Officer in the “Salary” or “Non-Equity Incentive Plan Compensation” column for 2014 in the Summary Compensation Table.
(2)	Shows our contributions under the restoration provisions of our deferred compensation plan. The amount we credit under these restoration provisions is equal to the amount that would have been contributed to our tax-qualified defined contribution plan for the Named Executive Officer that exceeds limitations for tax-qualified plans under the Code. These amounts are included as part of the compensation shown for the Named Executive Officer in the “All Other Compensation” column for 2014 in the Summary Compensation Table and in the “Company Contributions to Defined Contribution Plans” column in the table in note (7) to the Summary Compensation Table.

(3)	Shows the earnings on each Named Executive Officer’s account balance for 2014. Gains and losses accrue at rates equal to those on various investment alternatives selected by the participant. The available investment alternatives are the same as are available to participants generally as investments under the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code, except that our Common Stock is excluded. In general, participants in our deferred compensation plan may change how their deferrals are invested at any time. Because the rate of return is based on actual investment measures, no above-market earnings are paid. Accordingly, the amounts in this column were not included in the Summary Compensation Table.
(4)	Shows payments made to each Named Executive Officer from his account in 2014.
(5)	The table below sets forth the amounts of executive and registrant contributions reported for the Named Executive Officers in the Summary Compensation Table in our Proxy Statement for any prior year:

Name	Contributions ($)
James T. Prokopanko	2,485,855
Richard L. Mack	1,465,992
Lawrence W. Stranghoener	932,600
James (“Joc”) C. O’Rourke	826,380
Richard N. McLellan	906,714
Gary (“Bo”) N. Davis	13,714

Potential Payments upon Termination or Change-in-Control

As discussed under “Elements of Compensation – Severance and Change-in-Control Arrangements” in our Compensation Discussion and Analysis on page 62, we have senior management severance and change-in-control agreements with our executive officers, including the Named Executive Officers.

The severance and change-in-control agreements set forth the terms and conditions upon which our executive officers would be entitled to receive certain benefits upon termination of their employment:

•	by us with cause (as the term cause is described below);

•	by us without cause;

•	by the covered executive for good reason (as the term good reason is described below);

•	due to the covered executive’s death or disability; or

•	by the covered executive without good reason.

General Benefits

In general, upon any termination of employment an executive officer is entitled to amounts earned but that we have not paid. These amounts include:

•	base salary for services through the date of termination;

•	bonus amounts earned through the date of termination;

•	vested stock options;

•	compensation deferred by the executive officer and earnings on that deferred compensation;

•	vested benefits under defined benefit retirement plans as described above under “Pension Benefits” on page 72; and

•

vested benefits under defined contribution retirement arrangements as described in note (8)(b) to the Summary Compensation Table and in the Non-Qualified Deferred Compensation Table and accompanying narrative and notes.

Benefits upon Termination by Company without Cause or by Executive for Good Reason

In addition, in the event of termination by us without cause or by an executive officer for good reason, the executive officer is entitled to:

•	an amount equal to the executive officer’s annual base salary;

•

an amount equal to the executive officer’s prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by the executive officer’s base salary;

•

if the executive officer was employed by us for three months or more during the fiscal year in which the termination occurs, a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan;

•

if the executive officer elects to continue group health or dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), reimbursement for a portion of the premiums equal to the amount we would pay if the executive officer were an active employee, for up to twelve months as long as coverage under COBRA is available;

•	elect to continue coverage under our life insurance or health flexible spending account programs in accordance with the terms of those programs;

•	compensation for unused vacation; and

•	outplacement services for up to one year (to a maximum of $25,000).

Amounts payable would be reduced by the amount of other compensation the executive officer receives from us as an employee, independent contractor or consultant during the twelve months following termination of employment, as well as by any compensation under any other severance plan of ours.

Benefits Following Change-in-Control

In the event of a qualified change-in-control termination (as the term qualified change-in-control termination is described below), the executive officer is entitled to the same benefits as discussed under “Benefits upon Termination by Company without Cause or by Executive for Good Reason,” except that:

•

our CEO would be entitled to three times, and other executive officers would be entitled to two times, annual base salary and prior fiscal year target bonus percent under our Management Incentive Plan (or such greater percent as may be designated by the Compensation Committee) multiplied by annual base salary;

•

the minimum period for which the executive officer would be required to be employed by us during the fiscal year in order to receive a pro rata portion of any annual bonus that would have been payable based on actual performance under our Management Incentive Plan would be reduced to one day;

•	if the executive officer has not used financial planning services or had an executive physical in the year of termination, we would pay the executive officer $7,000 and $10,000, respectively;

•

instead of reimbursing the executive officer for our portion of premium costs to continue coverage under group health, dental and life insurance plans, we would pay the executive officer a lump sum equal to eighteen months of our portion of the premium costs;

•	we would pay the executive officer a lump sum payment equal to eighteen months of the premium costs for executive disability and life insurance policies;

•	the reimbursement for outplacement services would be replaced by a lump sum payment of $25,000; and

•

we would also credit the executive officer’s account under our nonqualified deferred compensation plan with certain amounts that we would have credited through the date of termination of employment under the Mosaic Investment Plan that either:

➢	exceed limitations for contributions to tax-qualified plans under the Code; or

➢

are not credited to the executive officer’s account because of a requirement under the Mosaic Investment Plan that a participant remain actively employed as of the end of the year in order to be eligible for our contribution.

If the payments to an executive officer under the agreement together with amounts under other agreements or plans would subject the executive officer to the excise tax imposed by Section 4999 of the Code on parachute payments as defined in Section 280G of the Code, the benefits payable to the participant would be reduced if doing so would result in the best net benefit to the executive officer.

Description of Key Terms

For purposes of the severance and change-in-control agreements, in general:

•	“Cause” means:

➢	material breach of the severance agreement;

➢	gross neglect or willful failure or refusal to perform the executive officer’s duties;

➢	personal dishonesty intended to result in substantial personal enrichment at our expense;

➢	willful or intentional acts to injure The Mosaic Company or the executive officer’s reputation or business relationships;

➢	knowing and intentional fraud again us, our customers, suppliers, clients, agents or employees;

➢	conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or

➢	material breach of our Code of Business Conduct and Ethics.

•	“Good reason” means:

➢	material demotion in status or duties;

➢	requiring the executive officer to move his or her regular office location by more than 50 miles; or

➢	material diminution in base salary.

•	A “qualified change-in-control termination” means termination of an executive officer’s employment by us without cause or by an executive officer for good reason:

➢	within two years following a change-in-control (as the term change-in-control is defined below); or

➢

following our entry into a definitive agreement or plan that results in any of the following types of changes in control if the change-in-control occurs within six months after the date of termination:

•	an acquisition of 50% or more of the voting power of our outstanding voting stock;

•

a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or

•	stockholder approval of liquidation or dissolution of The Mosaic Company.

•	A “change-in-control” occurs if one of the following events occurs:

➢	a majority of our directors are not individuals:

•	for whose election proxies were solicited by our Board; or

•	who were appointed by our Board to fill vacancies caused by death, resignations or newly-created directorships; or

➢	an acquisition of 50% or more of the voting power of our outstanding voting stock; or

➢

a merger, consolidation, sale of substantially all assets or similar business combination unless the beneficial owners of our voting stock before the business combination own more than 50% of the voting stock of the surviving or acquiring entity in substantially the same proportions as before the business combination; or

➢	stockholder approval of liquidation or dissolution of The Mosaic Company.

Obligations of our Executive Officers

The severance and change-in-control agreements require our executive officers to:

•

furnish notice of good reason for termination by the executive officer and an opportunity for us to cure the good reason within 30 days, and continue to perform the executive officer’s duties during the cure period;

•	furnish at least 30 days advance notice of a termination of employment without good reason and continue to perform the executive officer’s duties during the notice period;

•

furnish us with a general release of claims the executive officer may have against us in order to obtain benefits as a result of termination by us without cause or by the executive officer with good reason; and

•	cooperate with the transition of the executive officer’s duties and responsibilities.

The severance and change-in-control agreements prohibit the executive officers from:

•	disclosing confidential information; and

•	for a period of 12 months following termination of employment:

➢	soliciting our customers, dealers, employees, vendors and suppliers, or interfering with our business relationships; or

➢	competing with us.

Duration of Severance and Change-in-Control Agreements

Our current severance and change-in-control agreements will expire March 31, 2017 unless renewed by us and the executive officer, except that following a change-in-control the term will extend to at least the second anniversary of the change-in-control.

Treatment of Long-Term Incentive Awards

Long-term equity incentive awards require a “double trigger” qualified change-in-control termination before vesting in the event of a change-in-control, as long as the consideration our stockholders receive in the change-in-control is stock that is registered under Section 12 of the Securities Exchange Act of 1934 (“’34 Act”). The definition of a change-in-control under our long-term incentive awards is generally the same as under our severance and change-in-control agreements.

Treatment of Cost Reduction Incentive Awards

Our cost reduction incentive awards require a “double trigger” qualified change-in-control termination before vesting in the event of a change-in-control. The definition of a change-in-control under our long-term incentive awards is generally the same as under our severance and change-in-control agreements.

Potential Acceleration of Payment of Non-Qualified Deferred Compensation

Our non-qualified deferred compensation plan in the U.S. provides that our Board, as constituted immediately before a change in control (as defined in the plan), may elect to terminate the plan. A termination would result in lump-sum payments to participants of their account balances under the plan.

Supplemental Agreements for Cargill International Retirement Plan Participants

We have a supplemental agreement with Mr. McLellan, as a participant in Cargill’s international retirement plan, intended to put him in a position comparable to that of our employees who participate in Cargill’s U.S. salaried employees pension plan. If Mr. McLellan’s employment terminated at December 31, 2014, we would have paid him $263,000 under the supplemental agreement.

Quantification of Compensation Payable as a Result of Severance or Change-in-Control

The table below sets forth estimated potential incremental amounts payable to each Named Executive Officer pursuant to our severance and change-in-control agreements.

We relied on the following key assumptions in determining the amounts in the table, as well as the other assumptions discussed in the accompanying notes:

•	the termination of employment was effective as of December 31, 2014;

•	the pro rata portion of the annual bonus that would have been payable as of the date of severance was based on the actual bonus under our Management Incentive Plan for 2014;

•

in estimating the reimbursement for outplacement services in the event of termination of employment without cause or for good reason without a change-in-control, the maximum $25,000 amount of outplacement services is used;

•	we did not pay the executive officer any other compensation as an employee, independent contractor or consultant during the twelve months following termination of employment;

•	each Named Executive Officer maximized his contributions to the Mosaic Investment Plan;

•

for cost reduction incentive awards, that the performance period ended on December 31, 2014, with performance measured based on the level of controllable operating costs per tonne achieved for 2014; and

•	the 30-day trading average of our Common Stock as of the date of termination of employment was equal to that for the period ended December 31, 2014.

Any change in these assumptions would change the amounts shown in the table, and the change could be material. The actual amounts that would be paid to a Named Executive Officer can only be determined at the time of the severance or change in control and/or termination of employment and can be expected to be different from the amounts shown in the table below. The table below does not include compensation that is accrued or vested prior to severance or a change in control.

Severance and Change-in-Control Compensation Table

Name and Benefits	Termination Before Change-in-Control without Cause or for Good Reason ($)	Qualified Change-in- Control Termination ($)
James T. Prokopanko
Cash Severance	5,023,200	10,663,200
Long-Term Incentives	—	13,212,511	(1)
Health, Dental, Life and Disability Reimbursement	30,890	46,335
Compensation for Unused Vacation	0	0
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	185,390
Reduction to Avoid Excise Tax (2)	—	3,045,147
Total Estimated Incremental Value	5,079,090	27,194,583
Richard L. Mack
Cash Severance	1,710,100	2,790,100
Long-Term Incentives	—	2,991,429	(1)
Health, Dental, Life and Disability Reimbursement	6,963	10,445
Compensation for Unused Vacation	11,538	11,538
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	59,786
Reduction to Avoid Excise Tax (2)	—	0
Total Estimated Incremental Value	1,753,601	5,905,298
Lawrence W. Stranghoener
Cash Severance	2,217,750	3,466,500
Long-Term Incentives	—	3,739,299	(1)
Health, Dental, Life and Disability Reimbursement	37,488	56,232
Compensation for Unused Vacation	0	0
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	96,140
Reduction to Avoid Excise Tax (2)	—	0
Total Estimated Incremental Value	2,280,238	7,400,171
James (“Joc”) C. O’Rourke
Cash Severance	2,452,800	3,912,800
Long-Term Incentives	—	4,736,489	(1)
Health, Dental, Life and Disability Reimbursement	26,443	39,664
Compensation for Unused Vacation	0	0
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	93,240
Reduction to Avoid Excise Tax (2)	0	2,356,805
Total Estimated Incremental Value	2,504,243	11,180,998
Richard N. McLellan
Cash Severance	1,343,450	2,192,200
Long-Term Incentives	—	2,395,810	(1)
Health, Dental, Life and Disability Reimbursement	26,180	39,270
Compensation for Unused Vacation	9,327	9,327
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	57,715
Reduction to Avoid Excise Tax (2)	—	1,515,012
Total Estimated Incremental Value	1,403,957	6,251,334
Gary (“Bo”) N. Davis
Cash Severance	1,140,300	1,882,800
Long-Term Incentives	—	1,745,060	(1)
Health, Dental, Life and Disability Reimbursement	30,018	45,027
Compensation for Unused Vacation	5,192	5,192
Outplacement Services	25,000	25,000
Financial Planning and Executive Physical	—	17,000
Nonqualified Deferred Compensation Plan	—	61,640
Reduction to Avoid Excise Tax (2)	—	0
Total Estimated Incremental Value	1,200,510	3,781,719

(1)	Includes the pre-tax amounts that the Named Executive Officers would realize if they had sold on December 31, 2014 at a price of $45.65, shares of our Common Stock that:

•	they could acquire pursuant to stock options for which we would accelerate vesting upon a qualified change-in-control termination pursuant to the terms of the stock option; and

•	we would issue to the executive officers upon a qualified change-in-control termination pursuant to the vesting of restricted stock units and performance units.

In the event of a change-in-control in which the consideration our stockholders receive does not consist solely of shares of common stock that are registered under Section 12 of the ’34 Act, these (a) restricted stock units and performance units would vest, with the vested shares issued at the end of the performance period, and (b) stock options would be cancelled and the holders would be entitled to payment of the excess, if any, of the highest per share price offered to our stockholders in change-in-control over the purchase price per share of the options, for each share subject to the cancelled options.

Also includes the pre-tax amounts that the Named Executive Officers would receive upon a qualified change-in-control termination following the vesting of performance shares. Each Named Executive Officer would receive a cash payment at the end of the performance period in an amount equal to the number of vested shares multiplied by the closing price per share of our Common Stock on the last trading day of the performance period but not less than the highest per share price offered to our stockholders in any transaction whereby the change in control takes place. We have assumed for purposes of these calculations that the applicable amount is the closing price per share of our Common Stock on December 31, 2014, or $45.65.

(2)	The excise tax imposed by the Code on “excess parachute payments” is 20%. This excise tax, together with any corresponding tax gross-up, applies only if the total value of change-in-control payments calculated under Section 280G of the Code equals or exceeds three times the average annual compensation attributable to the executive officer’s employment with us and Cargill over the prior five-year period. Under the severance and change-in-control agreements, if the excise tax would otherwise apply, the benefits payable to the executive officer would be reduced if doing so would result in the best net benefit to the executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was formed on October 22, 2004 through the business combination of IMC and the fertilizer businesses of Cargill. Prior to May 25, 2011, Cargill owned approximately 64% of our outstanding common stock.

In May 2011, in the Split-off, Cargill divested its approximately 64% (285.8 million share) interest in us to its stockholders (the “Exchanging Cargill Stockholders”), including the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended, and the Anne Ray Charitable Trust dated August 20, 1996, as amended (the “MAC Trusts”), and a debt exchange (the “Debt Exchange”) with certain Cargill debt holders (the “Exchanging Cargill Debt Holders”). Following the Split-off and Debt Exchange, the MAC Trusts and Exchanging Cargill Debt Holders sold an aggregate of 157.0 million of these shares in underwritten public secondary offerings or to us. These transactions completed the disposition of the 157.0 million shares designated to be sold during the 15-month period following the Split-off.

All other shares of our stock received by the Exchanging Cargill Stockholders (approximately 129 million shares in the aggregate) were issued as shares of Class A Common Stock, par value $0.01 per share (“Class A Shares”) or Class B Common Stock, par value $0.01 per share (all of which shares of Class B Common Stock were subsequently converted into Class A Shares) and were generally subject to transfer restrictions unless we consent. These transfer restrictions are removed as the Class A Shares convert to regular Common Stock. The first such conversion, under which all 42.9 million outstanding Class A Shares, Series A-1, were converted into regular Common Stock, occurred on November 26, 2013, and the second conversion, under which 42.9 million outstanding Class A Shares, Series A-2, were converted into regular Common Stock, occurred on November 26, 2014.

The agreements relating to the Cargill Transaction continued to restrict our ability to engage in share buybacks until November 26, 2013, when the last of such restrictions expired.

On December 6, 2013, Mosaic entered into the MAC Trusts Share Repurchase Agreement , pursuant to which, through a series of purchases occurring from January 8, 2014 through July 30, 2014, all of the remaining Class A Shares, Series A-2, and Class A Shares, Series A-3 held by the MAC Trusts have been repurchased for an aggregate of $2 billion. Under the MAC Trusts Share Repurchase Agreement, among other things, the MAC Trusts agreed to release Mosaic from its contractual obligation to register any remaining shares of stock in a secondary offering under the Registration Agreement, dated as of January 18, 2011, by and among Mosaic, the MAC Trusts and the other parties thereto.

On February 14, 2014, we entered into the Family Trusts Share Repurchase Agreements pursuant to which Mosaic purchased an aggregate of approximately 8.2 million Class A Shares in two tranches for an aggregate of approximately $387.3 million.

Conversion of the remaining 17,176,046 Class A Shares, Series A-3, which are held by Exchanging Cargill Stockholders other than the MAC Trusts and the Family Trusts, into regular Common Stock is scheduled to occur on November 26, 2015.

In addition, in the New Horizon Transaction, we and the MAC Trusts became parties to an Amended and Restated Governance Agreement (the “Governance Agreement”), dated May 25, 2011. In February 2015, the Governance Agreement automatically terminated after the MAC Trusts no longer beneficially owned at least five percent of our outstanding shares of stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, the Compensation Committee of our Board was comprised of Messrs. Monahan, Ebel, Popowich and Seaton. No Compensation Committee interlocks or insider participation occurred during 2014.

AUDIT COMMITTEE REPORT AND

PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee oversees Mosaic’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the 2014 10-K Report, including the footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

As part of its oversight, the Audit Committee reviewed with management the following material included or summarized in Item 9A of the 2014 10-K Report:

•	Management’s report on its assessment of the effectiveness of Mosaic’s internal control over financial reporting; and

•	Management’s conclusions regarding the effectiveness of Mosaic’s disclosure controls and procedures.

The Audit Committee also reviewed with Mosaic’s independent registered public accounting firm, KPMG LLP, its report on the effectiveness of Mosaic’s internal control over financial reporting included in the 2014 10-K Report. Management has the primary responsibility for maintaining adequate internal control over financial reporting and disclosure controls and procedures. KPMG LLP has the responsibility for auditing the effectiveness of Mosaic’s internal control over financial reporting as of year end and expressing an opinion thereon based on its audit.

The Audit Committee also reviewed with KPMG LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Mosaic’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and Auditing Standard No. 16 of the Public Company Accounting Oversight Board (United States). The Audit Committee has also reviewed with KPMG LLP and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on Mosaic’s financial statements and reports. In addition, the Audit Committee has discussed with KPMG LLP its independence from management and Mosaic, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also reviewed and considered the compatibility of nonaudit services with regard to KPMG LLP’s independence.

The Audit Committee discussed with our internal auditor and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements and the reports of KPMG LLP be included in the 2014 10-K Report for filing with the SEC. The Audit Committee has also approved the reappointment of KPMG LLP as Mosaic’s independent registered public accounting firm to audit the financial statements and the effectiveness of internal control over financial reporting for the 2015 calendar year.

Respectfully submitted,

Nancy E. Cooper, Chair

Gregory L. Ebel

Timothy S. Gitzel

William R. Graber

William T. Monahan

Fees Paid to Independent Registered Public Accounting Firm

During 2014, our Stub Period and our fiscal 2013 year, KPMG LLP (“KPMG”) provided us with audit, audit-related, tax compliance and planning and other services. We incurred the following fees for services performed by KPMG for these periods:

	2014	Stub Period ($)	2013 ($)
Audit Fees	4,692,000	3,995,000	4,750,000
Audit-Related Fees	328,000	1,252,000	657,000
Tax Fees	221,000	290,000	386,000
All Other Fees	0	0	42,000

Audit fees include fees associated with the annual financial statement audit and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Also included are fees related to the review of our quarterly reports on Form 10-Q, statutory reporting required internationally, other audits required, as well as assistance with review of documents filed with the SEC.

Audit-related fees principally include fees associated with employee benefit plan audits, certain attest services, review of certain financial information and due diligence assistance. KPMG did not provide any internal audit assistance services during such periods.

Tax fees include tax compliance, tax return preparation, and tax planning fees. The fees related to tax planning were $196,000.

The Audit Committee of the Board has concluded that none of the services provided by KPMG has impaired KPMG’s independence.

Pre-Approval of Independent Registered Public Accounting Firm Services

Pursuant to the Audit Committee’s charter and independent registered public accounting firm services pre-approval policies, the Audit Committee pre-approves the annual audit fees and terms of engagement of our independent registered public accounting firm. In addition, the Audit Committee’s pre-approval policies identify specified categories of audit-related and tax services that may be provided by the independent registered public accounting firm.

The independent registered public accounting firm may be considered for other services not specifically approved as described above so long as the performance of such services by the independent registered public accounting firm is not prohibited by rules of the SEC.

Any engagement of the independent registered public accounting firm must be pre-approved by the Audit Committee or the Chair of the Audit Committee. All approvals granted by the Chair are reported to the Audit Committee at its next scheduled meeting.

In pre-approving a proposed engagement of the independent registered public accounting firm, the Audit Committee or its Chair considers the impact of the proposed engagement on the independence of the independent registered public accounting firm. If the services do not impair independence, the Audit Committee or its Chair considers such other factors as it deems relevant. Such factors may include, among other matters, (i) the relationship between fees for audit and non-audit services, (ii) whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, (iii) whether the services will improve the quality of the annual audit, (iv) cost, and (v) familiarity with our business, accounting and business systems, accounting principles and corporate structure.

In addition, the Audit Committee, pursuant to its charter, reviews on an annual basis a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Mosaic and its subsidiaries, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discusses with the independent registered public accounting firm its methods and procedures for assuring independence.

All of the services provided by KPMG for 2014, our Stub Period and our 2013 fiscal year were approved by the Audit Committee or its Chair under its policies. None of the services provided by KPMG for 2014, our Stub Period and our 2013 fiscal year were approved after the fact in reliance upon the de minimis exception of Regulation S-X promulgated by the SEC.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 4, 2015, the Audit Committee of the Board appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015.

While we are not required to do so, we are submitting the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2015 for ratification in order to ascertain the views of our stockholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to be present at the 2015 Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

PROPOSAL NO. 3 – ADVISORY “SAY-ON-PAY” VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the ’34 Act, we are providing our stockholders with an opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers for 2014 as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We have included an Executive Summary of our compensation philosophy and processes for our Named Executive Officers, and their compensation, for 2014 beginning on page 33. The other sections of the Compensation Discussion and Analysis section of this Proxy Statement, including the related tables beginning on page 64, describe in greater detail Mosaic’s executive compensation programs and decisions made by our Compensation Committee for 2014. The Compensation Committee and our management have established a compensation philosophy that seeks to align our strategic interests with our stockholders’ interests, to achieve our business objectives, and to optimize our ability to attract, retain and motivate key employees to create stockholder value. We embrace a pay-for-performance philosophy for our executive officers, whereby short-term incentive compensation is tied to achievement of annual goals, and long-term incentive compensation consists of stock-based awards that tie compensation levels to the performance of our stock price over time and serve as a tool for our retention of key management talent.

We believe our compensation program for the Named Executive Officers is instrumental in helping Mosaic achieve strong financial performance, operational excellence and its strategic priorities. Accordingly, we ask that our stockholders cast an advisory vote to approve the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Mosaic’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables and the related narrative disclosures set forth in Mosaic’s Proxy Statement for its 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal, commonly referred to as a “Say-on-Pay” proposal, is not binding upon Mosaic. However, our Board and our Compensation Committee, which is responsible for designing and administering Mosaic’s executive compensation program, value the opinions expressed by our stockholders and will consider the results of the vote when making future compensation decisions for our Named Executive Officers.

Our stockholders expressed strong support for our executive compensation program in the Say-on-Pay advisory votes at our 2011, 2012, 2013 and 2014 Annual Meetings of Stockholders. The next Say-on-Pay advisory vote will occur at our 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”).

The Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers.

BENEFICIAL OWNERSHIP OF SECURITIES

Ownership of Securities by Directors and Executive Officers

The following table shows the number of shares of Common Stock owned beneficially, within the meaning of SEC rules, as of February 28, 2015, by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table in this Proxy Statement, and (3) all of our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that individual, and his or her shares are not subject to any pledge. None of the individuals named below beneficially own any of our Class A Shares.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Outstanding Common Stock
Nancy E. Cooper	6,800	*
Gary (“Bo”) N. Davis	60,819	*
Gregory L. Ebel	6,440	*
Timothy S. Gitzel	1,997	*
William R. Graber (3)	22,139	*
Denise C. Johnson	—	*
Emery N. Koenig	13,609	*
Robert L. Lumpkins (4)	27,550	*
Richard L. Mack	205,070	*
Richard N. McLellan	84,952	*
William T. Monahan	28,727	*
James (“Joc”) C. O’Rourke	129,969	*
James L. Popowich	14,700	*
James T. Prokopanko (5)	544,492	*
David T. Seaton	9,935	*
Steven M. Seibert	18,023	*
Lawrence W. Stranghoener	307,399	*
All directors and executive officers as a group (22 persons)	1,619,241	*

*	Represents less than 1% of the outstanding shares of Common Stock.
(1)	Beneficial ownership of securities is based on information furnished or confirmed by each director or executive officer.
(2)	Includes the following shares subject to stock options or restricted stock units exercisable, vested or vesting within 60 days of February 28, 2015:

Name	Stock Options	Restricted Stock Units
Nancy E. Cooper	—	4,810
Gary (“Bo”) N. Davis	33,772	—
Gregory L. Ebel	—	4,810
Timothy S. Gitzel	—	1,997
William R. Graber	—	4,810
Denise C. Johnson	—	—
Emery N. Koenig	—	4,810
Robert L. Lumpkins	—	8,069
Richard L. Mack	126,318	—
Richard N. McLellan	51,732	—
William T. Monahan	—	4,810
James (“Joc”) C. O’Rourke	76,877	—
James L. Popowich	—	4,810
James T. Prokopanko	360,662	—
David T. Seaton	—	4,810
Steven M. Seibert	—	4,810
Lawrence W. Stranghoener	166,927	—
All directors and executive officers as a group (22 persons)	931,792	48,546

(3)	Includes 17,329 shares of Common Stock held in a trust for which Mr. Graber shares the voting and investment power with his wife.
(4)	Includes 10,906 shares of Common Stock held in various trusts for which Mr. Lumpkins’ wife is the trustee.
(5)	Includes 183,830 shares of Common Stock held in a trust for which Mr. Prokopanko’s wife is the trustee.

Ownership of Securities by Others

Common Stock

The following table sets forth information with respect to the only persons or groups known to us as of February 28, 2015 to be the beneficial owners of more than five percent of our outstanding Common Stock:

	Common Stock
Name and Address of Record Holder	Number of Shares	Percent of Outstanding Class
Capital World Investors (1) 333 South Hope Street Los Angeles, CA 90071	23,770,000	6.78%
JPMorgan Chase & Co. (2) 270 Park Avenue New York, NY 10017	21,477,925	6.13%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10022	20,213,412	5.77%

(1)	Share ownership is as of December 31, 2014, as set forth in the Schedule 13G/A (Amendment No. 1) filed with the SEC on February 13, 2015. According to that filing, Capital World Investors is deemed to beneficially own 23,770,000 shares of our Common Stock, with sole voting power and sole dispositive power as to all of such shares.
(2)	Share ownership is as of December 31, 2014, as set forth in the Schedule 13G filed with the SEC on January 29, 2015. According to that filing, JP Morgan Chase & Co. is deemed to beneficially own 21,477,925 shares of our Common Stock, with sole voting power as to 19,332,203 shares, shared voting power as to 146,949 shares, sole dispositive power as to 21,273,742 shares and shared dispositive power as to 204,183 shares.
(3)	Share ownership is as of December 31, 2014, as set forth in the Schedule 13G/A (Amendment No. 1) filed with the SEC on January 30, 2015. According to that filing, BlackRock, Inc. is deemed to beneficially own 20,213,412 shares of our Common Stock, with sole voting power as to 17,399,302 shares and sole dispositive power as to all of such shares.

Class A Common Stock

The following table sets forth information with respect to the only persons or groups known to us as of February 28, 2015 to be the record holders of more than five percent of our outstanding Class A Shares:

	Class A Common Stock
Name and Address of Record Holder	Number of Shares	Percent of Outstanding Class
The Namina SubTrust c/o Catherine L. Van Der Schans 601 Carlson Parkway, No. 1235 Minnetonka, MN 55305	2,526,642	14.71%
Aqualia International Foundation Ltd. Airport Industrial Park Nassau Bahamas	1,211,896	7.06%
Smoky Marcus 1V Trust c/o James R. Cargill II 2943 27 1/4 Street Birchwood, WI 54817	1,140,742	6.64%
The Masechaba Subtrust c/o Way Trust 2500 2 West 49th Street, Suite 203 Sioux Falls, SD 57105-6559	1,131,525	6.59%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the ’34 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Specific due dates for these reports have been established by the SEC. We are required to disclose in this Proxy Statement any failure to timely file the required reports by these dates. Based solely on a review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements for the year ended December 31, 2014.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Our Bylaws establish an advance notice procedure for stockholder proposals at our 2016 Annual Meeting. For business to be properly brought before the 2016 Annual Meeting by a stockholder, and for stockholder recommendations of future director nominees to be considered by the Corporate Governance and Nominating Committee:

•	the stockholder must have given written notice thereof to the Corporate Secretary;

•

the notice must be delivered or mailed to and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. A stockholder proposal or nomination intended to be brought before the 2016 Annual Meeting must be received by the Corporate Secretary no earlier than January 13, 2016 and no later than February 12, 2016;

•	delivery must be by hand or by certified or registered mail, return receipt requested; and

•	the notice must include:

➢	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

➢	the name and address, as they appear on our books, of the stockholder proposing such business;

➢

a representation that the stockholder is a holder of record of shares of our stock entitled to vote with respect to such business and intends to appear in person or by proxy at the meeting to move the consideration of such business;

➢	the class and number of shares the stockholder beneficially owns; and

➢	any material interest of the stockholder in such business.

Additional requirements relating to a notice of nomination are described in this Proxy Statement under the caption “Proposal No. 1 – Election of Directors – Nomination and Selection of Directors.”

Proposals for inclusion in our proxy material for our 2016 Annual Meeting pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by December 3, 2015 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in our proxy material for our 2016 Annual Meeting.

2014 ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2014 Annual Report, including financial statements for the year ended December 31, 2014, accompanies this Proxy Statement but is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material. Stockholders who wish to obtain an additional copy of our 2014 Annual Report or a copy of our 2014 10-K Report may do so without charge by viewing these documents on our website at www.mosaicco.com, or by directing a written request to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President – Investor Relations, or by telephone at (763) 577-8213.

OTHER MATTERS

We know of no matters which will be presented for consideration at the 2015 Annual Meeting other than those stated in the Notice of 2015 Annual Meeting of Stockholders and described in this Proxy Statement. If any matter properly comes before the 2015 Annual Meeting, holders of the proxies will vote your shares in accordance with their judgment regarding such matters, including the election of a director or directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the 2015 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we may now furnish proxy materials, including this Proxy Statement and our 2014 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, or Internet Notice, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Internet Notice.

Who is entitled to vote at the meeting?

The Board has set March 18, 2015, as the record date for the 2015 Annual Meeting. If you were a stockholder of record at the close of business on March 18, 2015, you are entitled to vote at the 2015 Annual Meeting.

As of the record date, the following shares were issued, outstanding and eligible to vote at the 2015 Annual Meeting: 358,084,007 shares of our Common Stock; and an aggregate of 17,176,046 shares of our Class A Shares, series A-3.

What are my voting rights?

Holders of our Common Stock and each series of our Class A Shares are entitled to one vote per share on all matters. Therefore, a total of 375,260,053 votes are entitled to be cast at the meeting for each of the proposals. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Bylaws, the holders of a majority of the shares of the capital stock entitled to vote at the meeting must be present at the meeting, in person or by proxy, in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting (including by participation and voting through www.virtualshareholdermeeting.com/MOS15); or

•	you have properly submitted, and have not revoked, a proxy vote by mail, telephone or via the Internet.

Our Bylaws also provide that if a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time until a quorum is present. If the meeting is adjourned, we need not give notice of the new place, date, or time if the new place, date, or time is announced at the meeting before adjournment, unless the adjournment is for more than 30 days. If a new record date is or must be set for the adjourned meeting, notice of the adjourned meeting will be given to persons who are stockholders of record entitled to vote at the meeting as of the new record date.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet;

•	by completing, signing and mailing the printed proxy card, if you received one; or

•

via the Internet, during the 2015 Annual Meeting by going to www.virtualshareholdermeeting.com/MOS15 and using your control number (included on the Notice of Internet Availability of Proxy Materials we mailed to you or on the proxy card, if you requested one be sent to you).

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided in the proxy materials. If you received a printed proxy card and wish to submit your proxy by mail, please return your signed proxy card to us before the 2015 Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided an Internet Notice or printed voting instruction card for you to use in directing the broker or nominee how to vote your shares. Telephone and Internet voting are also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the Mosaic Investment Plan (the “Mosaic 401(k) Plan”) or the Mosaic Union Savings Plan?

If you hold any shares in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you are receiving, or being provided access to, the same proxy materials as any other stockholder of record. However, your proxy vote will serve as voting instructions to Vanguard Fiduciary Trust Company (the “Trustee”), as Trustee of the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, respectively, and, in accordance with the terms of each plan, the Trustee will vote all of the shares held in each plan in the same proportion as the actual proxy vote instructions submitted by the respective plan participants. If voting instructions are not received by the Trustee by May 11, 2015, or if they are received but are invalid, the shares with respect to which you could have instructed the Trustee will be voted in the same proportion as the shares for which the Trustee received valid participant voting instructions.

What does it mean if I receive more than one Internet Notice or proxy card?

If you receive more than one Internet Notice or proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. You may also vote your shares on the Internet during the meeting by going to www.virtualshareholdermeeting.com/MOS15 and using your control number (included on the Notice of Availability of Proxy Materials we mailed to you or on the proxy card (if you requested one be sent to you)). Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting or on the Internet via the virtual meeting.

What vote is required for the election of directors and the other proposals to be approved?

To be elected in an uncontested election, directors must receive a majority of the votes cast by the holders of the shares of our Common Stock and Class A Shares, voting together as a single class, present in person or by proxy at the 2015 Annual Meeting and entitled to vote in the election of directors (meaning the number of shares voted “for” a director must exceed the number of shares voted “against” that director). In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will be a plurality of votes cast.

With respect to ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the Say-on-Pay Proposal, the affirmative vote of the holders of a majority of the votes cast by the holders of the outstanding shares of Common Stock and Class A Shares present in person or by proxy and entitled to vote at the 2015 Annual Meeting, voting together as a single class, is required for the approval of those proposals.

How are votes counted?

You may vote “FOR,” “AGAINST” or “ABSTAIN” for each nominee for the Board and on the other proposals.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you abstain from voting for one or more of the directors, this will have no effect on the election of those directors, however, directors must receive a majority of the votes cast to be elected (meaning the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director). If you abstain from voting on the appointment of KPMG LLP as our independent registered public accounting firm or the Say-on-Pay Proposal, this likewise will have no effect on those proposals.

How does the Board of Directors recommend that I vote?

We are asking for your vote on the following proposals:

•	Election of eight directors: Nancy E. Cooper, Gregory L. Ebel, Denise C. Johnson, Robert L. Lumpkins, William T. Monahan, James L. Popowich, James T. Prokopanko and Steven M. Seibert;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

•	A non-binding Say-on-Pay advisory vote on compensation paid to our Named Executive Officers as disclosed in this Proxy Statement.

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015, and “FOR” the Say-on-Pay Proposal. We are not aware of any other matters that will be voted on at the 2015 Annual Meeting. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

What if I do not specify how I want my shares voted?

If you hold your shares through a stock brokerage account, bank, trust or other nominee, and do not provide voting instructions to your broker, bank, trustee or nominee, your shares will be counted as present at the meeting for purposes of determining a quorum but, in accordance with applicable law and the rules of the NYSE, may not be voted on Proposal No. 1 – Election of Directors, or Proposal No. 3 – Say-on-Pay Proposal. Shares for which you do not provide voting instructions may, however, be voted on Proposal No. 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker, bank, trustee or nominee. Broker non-votes will have no effect on the outcome of each of these proposals.

If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote your shares:

•	“FOR” the election of all of the nominees for director;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for year ending December 31, 2015; and

•	“FOR” the Say-on-Pay Proposal.

Can I change my vote after submitting my proxy?

Yes. Except as otherwise provided below, you may revoke your proxy and change your vote at any time before your proxy is voted at the 2015 Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote:

•	if you voted over the telephone or by Internet, by voting again over the telephone or by Internet no later than 11:59 p.m. Eastern time on May 13, 2015;

•	if you completed and returned a proxy card, by submitting a new proxy card with a later date and returning it prior to the meeting;

•	by submitting timely written notice of revocation to our Corporate Secretary at the address shown on page 26 of this Proxy Statement; or

•	by voting virtually during the meeting at www.virtualshareholdermeeting.com/MOS15.

Attending the meeting will not revoke your proxy unless you specifically request to revoke it or submit a ballot at the meeting. If you have any questions about the 2015 Annual Meeting or how to vote or revoke your proxy, you should write to The Mosaic Company, Atria Corporate Center, Suite E490, 3033 Campus Drive, Plymouth, Minnesota 55441, Attention: Vice President – Investor Relations, or call (763) 577- 8213.

If you are a participant in the Mosaic 401(k) Plan or the Mosaic Union Savings Plan, you may revoke your proxy and change your vote as described above, but only until May 11, 2015. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by responding affirmatively when prompted during telephone or Internet voting or by marking the attendance box on the proxy card.

You may also attend the annual meeting virtually via the Internet by going to www.virtualshareholdermeeting.com/MOS15. Stockholders of record who use their control number (included on your Notice Regarding the Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you), will be able to vote electronically during the meeting. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for the 2015 Annual Meeting for a fee not expected to exceed $20,000, plus reimbursement of associated costs and expenses.

We are soliciting proxies primarily by mail and Internet. In addition, our directors, officers and regular employees may solicit proxies by mail, electronic communication, telephone and personal contact. These individuals will receive no additional compensation for their services other than their regular salaries.

APPENDIX A

LIST OF COMPANIES INCLUDED IN

THIRD-PARTY GENERAL INDUSTRY AND CHEMICAL AND MINING INDUSTRIES

SURVEY DATA

2013 Mercer Benchmark Database Executive Compensation Survey

$5 Billion to $10 Billion Revenue Sample

Accenture, Inc.	Federal Reserve Bank of Atlanta	Philips North America — Healthcare
ACE USA	Federal Reserve Bank of Chicago	Phillips-Van Heusen Corporation
AECOM Technology Corporation	Federal Reserve Bank of San Francisco	PPL Corporation
Ameren Corporation	Federal-Mogul Corporation	Principal Financial Group
American Financial Group, Inc.	FedEx Corporation — FedEx Freight, Inc.	Public Service Enterprise Group, Inc.
Arrow Electronics, Inc. — ECS	Ferguson Enterprises, Inc.	Public Service Enterprise Group, Inc. — Public Service Electric and Gas Company
Automatic Data Processing, Inc. — Employer Services	Fidelity National Information Services	QVC, Inc.
AutoZone, Inc.	Florida Blue	Ralph Lauren Corp.
Avis Budget Group, Inc.	Fluor Corporation — Energy & Chemicals	Regions Financial Corporation
AXA Equitable	Foot Locker, Inc.	Reynolds American, Inc.
Ball Corporation	Franklin Templeton Investments	Reynolds American, Inc. — R. J. Reynolds Tobacco Co.
Battelle Memorial Institute	Fresenius Medical Care North America	Ricoh Americas Corporation
Big Lots, Inc.	GameStop Corp.	Rockwell Automation, Inc.
Blue Cross and Blue Shield of Massachusetts	GDF SUEZ Energy North America, Inc.	Royal Caribbean Cruises, Ltd.
Blue Cross and Blue Shield of North Carolina	General Dynamics Corporation — Gulfstream Aerospace Corp.	Ryder Systems, Inc.
Blue Cross Blue Shield of Minnesota	Gerdau Long Steel North America	SABMiller Latin America
Blue Shield of California	GKN America Corporation — GKN Driveline	Schneider Electric North America
BlueCross BlueShield of Tennessee	Harley-Davidson, Inc.	SLM Corporation
Cablevision Systems Corporation	Henry Schein	Southern Company — Alabama Power Company
Calpine Corporation	Holland America Line	Southern Company — Georgia Power
Cambia Health Solutions	Horizon Blue Cross Blue Shield of New Jersey	Spectra Energy Corp.
Cameron International Corp.	Independence Blue Cross	SPX Corporation
Campbell Soup Company	Ingersoll-Rand Company Limited — Climate Solutions	Sun Life Financial (US)
CareFirst BlueCross BlueShield	Ingredion, Inc.	SunTrust Banks, Inc.
CB Richard Ellis Group, Inc.	Insight Enterprises, Inc.	TD Bank
Celanese	Itochu International, Inc. North America	The Estee Lauder Companies Inc.
CenterPoint Energy	KBR, Inc.	The Hershey Company
Charter Communications	Kellogg Company — US	The Hertz Corporation
CNA Financial Corporation	Kelly Services, Inc.	The Mosaic Company — Phosphates
CONSOL Energy, Inc.	Kinder Morgan, Inc.	The Nielsen Company
Con-way, Inc.	Level 3 Communications	The Pantry, Inc.
Corning, Inc.	Lifetime Healthcare Companies, Inc.	The Sherwin-Williams Company
CVR Energy, Inc. — CVR Refining, LP	Lifetime Healthcare Companies, Inc. — Excellus BlueCross BlueShield	The Sherwin-Williams Company — Paint Stores Group
Dana Holding Corporation	Limited Brands, Inc. — Bath And Body Works	The Walt Disney Company — Walt Disney Studios

Darden Restaurants, Inc.	Limited Brands, Inc. — Victoria’s Secret	The Williams Companies, Inc.
Dean Foods Company — Fresh Dairy Direct	Los Angeles Unified School District	Thrivent Financial for Lutherans
Delhaize America Shared Services Group, LLC — Hannaford Bros. Co.	Marsh & McLennan Companies, Inc. — Marsh	Toyota Financial Services
Devon Energy Corporation	MasterCard, Inc.	Transocean, Inc.
Dick’s Sporting Goods	MeadWestvaco Corporation	United Natural Foods, Inc.
Direct Energy	Mercedes-Benz Financial Services USA LLC	United Stationers Supply Company
Discover Financial Services	MetroPCS Communications, Inc.	United Technologies Corporation — Sikorsky Aircraft
Dollar Tree, Inc.	Molina Healthcare, Inc.	United Technologies Corporation — UTC Aerospace Systems
Dominion Resources, Inc. — Dominion Generation	NCR Corporation	University of Illinois at Chicago
Doosan Infracore International, Inc.	New York University	University of Michigan
Dover Corporation	Newell Rubbermaid, Inc.	University of Pennsylvania
DTE Energy	NiSource Inc.	Visteon Corporation
Duke Energy Corporation — Carolinas, LLC	Novo Nordisk, Inc.	W.W. Grainger, Inc.
Duke Energy Corporation — Progress Energy, Inc.	NRG Energy, Inc.	Weatherford — US Region
Eastman Chemical Company	O`Reilly Auto Parts, Inc.	WellCare Health Plans, Inc.
EMCOR Group, Inc.	OfficeMax, Inc.	WESCO International, Inc.
Entergy — Regulated	Owens Corning	Zurich North America
Erie Insurance Group	Owens-Illinois, Inc.
Exelis, Inc.	Peabody Energy Corporation

2013 Hay Executive Survey

Total Sample Data

Amcor Limited — Rigid Plastics	Commercial Metals	Michelin North America
American Crystal Sugar Company	Continental Automotive Systems	Mitsubishi International Corporation
Amesbury Group	CSS Industries	Molnlycke Health Care
Amsted Industries — Amsted Rail	Curtiss-Wright Corporation	Moog
Amsted Industries — Baltimore Aircoil	Deere & Company	Nyrstar Tennessee Mines
Amsted Industries — Burgess Norton	Eagle Ottawa LLC	Owens-Illinois
Amsted Industries — Consolidated Metco	Eaton Corporation	Panasonic Consumer Electronics Company
Amsted Industries — Corporate	Embraer	Pirelli Tire NA
Amsted Industries — Diamond Chain	Geberit — Chicago Faucet	Ply Gem Siding Group
Amsted Industries — Means Industries	Glatfelter	RockTenn
Andersons	Glatfelter — Specialty Papers	S&B Industrial Minerals S.A.
ArcelorMittal Tubular	Great Lakes Dredge and Dock	Saint-Gobain Corporation — Abrasives
Associated Materials	Griffith Laboratories USA	Saint-Gobain Corporation — Ceramics
Babcock & Wilcox Company	Hilti — US	Saint-Gobain Corporation — Certain Teed
Babcock & Wilcox Company — B&W Nuclear Energy	Holcim Group Support	Saint-Gobain Corporation — Delegation
Babcock & Wilcox Company — B&W Nuclear Operations	Huhtamaki	Saint-Gobain Corporation — Gypsum
Babcock & Wilcox Company — B&W Power Generation Group	Interstates	Saint-Gobain Corporation — Vetrotex
Babcock & Wilcox Company — Babcock & Wilcox mPower	Joy Global	Sentry Safe
Babcock & Wilcox Company — Babcock & Wilcox Technical	La-Z Boy	Silgan Holdings
Barnes Group	Landauer	Smith & Wesson
Barnes Group — Aerospace	Lehigh Hanson	Sonoco Products Company
Bauer Hockey	Lehigh Hanson — Building Products	Southco
Belden	Lehigh Hanson — Canada Region	Southern Star Concrete
Belden — Belden Americas	Lehigh Hanson — Lehigh White	Stryker
Berry Plastics	Lehigh Hanson — North Region	Tate & Lyle Americas
Bridgestone Americas	Lehigh Hanson — South Region	Tate & Lyle Americas — Custom Ingredients
Cardone Industries	Lehigh Hanson — West Region	Tate & Lyle Americas — Ingredients Americas
Cargill	Lhoist North America	UGN
Caterpillar	Marmon Group — Union Tank Car	VWR Funding
CHS	Matthews International Corporation	Wienerberger — General Shale Brick
CNH Global N.V.	MeadWestvaco Corporation

2013 Towers Watson CDB Executive Compensation Survey

$6 Billion to $20 Billion Revenue Sample

ACH Food Companies, Inc.*	EMC Metals Corp.	Norfolk Southern Corporation
AGCO	EMD Millipore*	Novo Nordisk Pharmaceuticals*
Agilent Technologies, Inc.	Encana Oil & Gas USA*	Office Depot, Inc.
Agrium Inc. *	Estee Lauder Companies Inc.	Omnicare, Inc.
Air Liquide*	Exelis Inc.	Oshkosh
Amgen Inc.	Federal-Mogul Corporation	Owens Corning
Amway	First Data	Owens-Illinois
ARAMARK Corporation	Freeport-McMoRan Copper & Gold Inc.	Parker Hannifin Corporation
Arkema*	The GAP Inc.	Performance Food Group Company
Arrow Electronics Inc.	Gavilon	Potash Corporation of Saskatchewan Inc.*
Ashland Inc.	General Mills, Inc.	PPG Industries, Inc.
Automatic Data Processing, Inc.	Gerdau Long Steel North America*	Praxair, Inc.
Avaya Inc.	Gilead Sciences, Inc.	Qualcomm
Avery Dennison	Goodman Manufacturing*	Quest Diagnostics Incorporated
Avis Budget Group, Inc.	Goodyear Tire & Rubber	R.R. Donnelley & Sons Company
Avon Products	Grupo Ferrovial*	Reynolds Packaging*
Ball Corporation	Harland Clarke*	Ricoh Americas*
Barrick Gold of North America*	HD Supply	Rockwell Automation, Inc.
Baxter International Inc.	Henry Schein	Rolls-Royce North America*
BD (Becton Dickinson)	The Hershey Company	Ryder System
Big Lots, Inc.	Hertz Corporation	S. C. Johnson & Son
Biogen Idec	Hilton Worldwide	SAIC, Inc.
Booz Allen Hamilton Inc.	Hormel Foods Corporation	Seagate Technology PLC
BorgWarner Inc.	Host Hotels & Resorts	Sealed Air Corporation
Boston Scientific Corporation	Illinois Tool Works Inc.	Serco*
Bristol-Myers Squibb Company	Ingersoll-Rand PLC	The Sherwin-Williams Company
Caesar’s Entertainment	J.M. Smucker	Southwest Airlines
CarMax	J.R. Simplot Company	Spirit AeroSystems
Carnival Corporation	Jabil Circuit, Inc.	SPX Corporation
CBS	Jacobs Engineering Group Inc.	SSAB*
Celestica Inc.	KBR, Inc.	St. Jude Medical
Celgene	Kellogg Company	Starbucks Corporation
CEVA Logistics	Kelly Services, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
CF Industries	Keystone Foods*	Stryker Corporation
CH2M HILLCompanies, Ltd.	Kimberly-Clark Corporation	Syngenta Crop Protection*
Clear Channel Communications, Inc.	Kyocera Corporation*	TE Connectivity Ltd.
Cliffs Natural Resources Inc.	L-3 Communications Corporation	Terex Corporation
Colgate-Palmolive Company	Land O’Lakes, Inc.	Texas Instruments
Commercial Metals	Lehigh Hanson*	Textron Inc.
ConAgra Foods Inc.	Lend Lease Corporation *	Thermo Fisher Scientific Inc.
Corning Incorporated	Level 3 Communications	Thomson Reuters Corporation
Covidien PLC	Marriott International, Inc.	Time Warner Cable Inc.
CSX Corporation	Masco	Transocean Ltd.
Cumberland Gulf	Mattel, Inc.	TRW Automotive Holdings Corp.
Daiichi Sankyo Company, Ltd.*	MeadWestvacoCorporation	United States Steel
Darden Restaurants Inc.	Medtronic, Inc.	URS Corporation
Dean Foods Company	Micron Technology, Inc.	Viacom Inc.
Diageo North America*	MillerCoors LLC	Visteon
Dow Corning Corp.	Molnlycke Health Care*	W.W. Grainger
Dr Pepper Snapple	Momentive Specialty Chemicals	Waste Management, Inc.
DSM Nutritional Products*	Mosaic	Weyerhaeuser Company
Eastman Chemical Company	Navistar International Corporation	Whirlpool Corporation
Eaton Corporation PLC	NCR	Xerox Corporation
eBay Inc.	Neoris USA, Inc.*	Yum! Brands, Inc.
Ecolab Inc.	Newell Rubbermaid
Eli Lilly	Newmont Mining Corporation

* Subsidiary company data used.

2013 Towers Watson Compensation Survey Resource

Total Sample Data

(Size Adjusted to Mosaic Revenue Scope Using Regression Analysis)

AAA	Fortune Brands Home and Security	Pattonair
ABX Air	Franklin International	Paychex
Acuity	Freeman Dallas	Paycor
AFLAC	Freeport-McMoRan Copper and Gold	Pearson Group
AgFirst	Froedtert Hospital	Pegasus Solutions
AGL Resources	Gannett	Penn State Hershey Medical Center
AIG	GENCO	PM
Alere Health LLC	General Dynamics Information Technology	PMA Companies
Alfa Laval, Inc.	Genesis Energy	Port of Portland
Alpha Packaging	Gentiva Health Services	POWER Engineers
Alyeska Pipeline Service	Georg Fischer Signet	Premera BlueCross
American Career College	Georgia Health Sciences Medical Center	Principal Financial Group
American Enterprise	Georgia Institute of Technology	Project Management Institute
American Greetings	G4S Secure Solutions (USA)	Property Casualty Insurers Association of America
American Heart Association	Gibraltar Steel Corporation	QBE the Americas
American Water Works	G and K Services	Quality Bicycle Products
AmerisourceBergen	Godiva Chocolatier	Rational Energies
Ameristar Casinos	GOJO Industries Inc.	Recology
Ames True Temper	Gold Eagle	Regency Centers
Amica Mutual Insurance	Graco	Regions Financial
AOC	Grande Cheese	Remedi SeniorCare
APAC Customer Services	Great American Insurance	Renaissance Learning
Applied Research Associates	Greyhound Lines	Rexnord Corporation
Asahi Kasei Plastics N.A. Inc.	Grinnell Mutual Reinsurance	RiceTec
Ascend Performance Materials	GuideStone Financial Resources	Rice University
Auto Club Group	Harman International Industries	Rich Products
Automobile Club of Southern California	Harris Health System	Ricoh Americas
Avis Budget Group	Harvard Vanguard Medical Associates	Ricoh Electronics Inc.
Avista	Haynes International	Rite-Hite Holding Corporation
Bain and Company	Hazelden Foundation	Riverside Research Institute
Baxter International	HDR Inc.	RLI
Baylor College of Medicine	HD Supply	Rollins
Baylor Health Care System	Health Net	RTC
B Braun Medical	H. E. Butt Grocery	Salk Institute
Beaulieu International Group NV	Hendrick Medical Center	Sally Beauty
Bemis Manufacturing Company	Hendrickson International	Salt Lake County
Beneficial Bank	Henry Ford Health Systems	Salt River Project
The Bergquist Company	Highlights for Children	Samuel Roberts Noble Foundation
Berwick Offray	Highway Equipment Company	San Jamar
BlueCross BlueShield of Louisiana	Hilti Inc.	Sazerac Company
BlueCross BlueShield of South Carolina	Hilton Worldwide	SCANA
BlueCross BlueShield of Tennessee	Hitachi Computer Products	S and C Electric
BlueCross of Idaho	HNI	SCF Arizona
Bluestem Brands	HNTB	Schwan Food
BMW Manufacturing Corporation	Hu-Friedy Manufacturing Company, Inc.	Sealy
Board of Pensions	Hunter Industries	Seco Tools Inc.
Boddie-Noell Enterprises Inc.	Huntington Memorial Hospital	Securus Technologies Inc.
Bosch Packaging Services	ICF International	Seneca Gaming Corporation
Boston University	IDEX Corporation	Sentara Healthcare
Boyd Gaming	IDEXX Laboratories	ServiceMaster Company
Boy Scouts of America	Information Management Service	Shands Health Care
Bradley	Ingram Industries	Sharp Electronics

Brickman Group	Insperity	Simon Property Group Inc.
Bridgepoint Education	Institute for Defense Analyses	Simpson Housing
Briggs and Stratton	Institute of Electrical and Electronic Engineers (IEEE)	Sitel
Bristow Group	Integra Lifesciences Corporation	SJE-Rhombus
Brookdale Senior Living	Intertape Polymer Corporation	SMSC Gaming Enterprise
Bryant University	Iron Mountain	Snyder’s Lance
Build-A-Bear Workshop	Irvine	Sole Technology, Inc.
CACI International	Ithaca College	Southeastern Freight Lines
Caelum Research Corporation	Ithaka Harbors	South Jersey Gas
California Casualty Management	Itochu International	Southwest Gas
California Dental Association	Jackson Hewitt	Space Dynamics Laboratory
California Institute of Technology	Jacobs Technology	Spectrum Health — Grand Rapids Hospitals
Calpine	Jarden	Stampin’ Up!
Cambia Health Solutions	Jefferson Science Associates	Standard Motor Products
CareFirst BlueCross BlueShield	J and J Worldwide Services	Staples
Carlson	Johnson Outdoors	State Corporation Commission
CDM Smith	Joint Commission	St. Cloud Hospital
Cell Therapeutics	J.R. Simplot	Steris
CEMEX, Inc.	Judicial Council of California	Stinger Ghaffarian Technologies
Chelan County Public Utility District	Kelsey-Seybold Clinic	St. Louis County Government
Chicago Transit Authority	K. Hovnanian Companies LLC	Stonyfield Farm Inc.
Children’s Healthcare of Atlanta	KI, Inc.	Subaru of Indiana Automotive, Inc.
Choice Hotels International	KIK Custom Products	Syncada
CHS	Kingston Technology	Taubman Centers
Church of Jesus Christ of Latter-day Saints	Knape and Vogt Manufacturing Company	Taylor
CIGNA	Laboratory Corporation of America	TDS Telecom
City of Chicago	Lake Federal Bank	Tech Data
City of Garland	Lake Region Medical	Tecolote Research Inc.
City of Greensboro	Lantech.com	Tele-Consultants
City of Houston	Layne Christensen	Texas Industries Inc.
City of Las Vegas	L Brands	TIMET (Titanium Metals Corporation)
City of Philadelphia	Legal and General America	TJX Companies
ClubCorp Inc.	Leggett and Platt	Total System Service (TSYS)
CNL Financial Group	LG and E and KU Energy	Transitions Optical
Coca-Cola Bottling	Lieberman Research Worldwide	Travis County
Coca-Cola Refreshments	Lighthouse International	Treasure Island Resort and Casino
College of Saint Benedict/Saint John’s University	Littelfuse	Tribune
College of St. Scholastica	Little Lady Foods	Tri-Met
Colsa	L.L. Bean	Trinity Consultants Inc.
CommScope	Lower Colorado River Authority	Trinity Health
Community Coffee	LSG Sky Chefs	True Value Company
Community Health Network	Luck Companies	Tufts Health Plan
Community Preservation Corporation	Lutron Electronics	Turner Broadcasting
Computer Task Group	Magellan Health Services	UMDNJ-University of Medicine and Dentistry
ConnectiCare Capital LLC	Magna Seating	Underwriters Laboratories
Corinthian Colleges	Malco Products Inc.	United Health Care
Cornell University	Manpower	United States Steel
Cosmopolitan of Las Vegas	ManTech International	Universal Studios Orlando
Country Financial	MAPFRE U.S.A.	University Health System
Cox Enterprises	Maricopa County Office of Management and Budget	University of Akron
CPS Energy	Maricopa Integrated Health System	University of Alabama at Birmingham

CTS Corporation	Maritz	University of Arkansas for Medical Science
CUNA Mutual	Marshfield Clinic	University of California, Berkeley
David C. Cook	Maxwell Technologies	University of Chicago
DaVita	Mayo Clinic	University of Georgia
Decurion Corporation	McCain Foods USA	University of Houston
Delhaize America	McGladrey and Pullen	University of Michigan
Department of Defense	Medical College of Wisconsin	University of Notre Dame
DePaul University	MEGTEC Systems	University of Pennsylvania
Devry	Merit Medical Systems	University of Rochester
Dickstein Shapiro	Merrill	University of Southern California
Diebold	Metagenics	University of South Florida
Doherty Employer Services	Methodist Hospital System	University of St. Thomas
Domino’s Pizza	MFS Investment Management	University of Texas at Austin
DSC Logistics	MGM Resorts International	University of Texas Health Science Center at Houston
Duke Realty	Miami Children’s Hospital	University of Texas Health Science Center of San Antonio
Duke University and Health System	Michael Baker	University of Wisconsin Medical Foundation
Dyn McDermott	Mid Atlantic Employer’s Assoc	University Physicians Inc.
E A Sween Company	Mine Safety Appliances	UPS
Ecova	Miniature Precision Comps, Inc.	URS
Edison Mission Energy	Minneapolis School District	USG
Education Management	Minnesota Management and Budget	Utah Transit Authority
Edwards Lifesciences	Missouri Department of Conservation	UT Southwestern Medical Center
Elizabeth Arden	Missouri Department of Transportation	VACCO Industries
EMCOR Group	Mitsubishi International	Vail Resorts Management
Emerson Electric	Molex	Valero Energy
Emory University	Morinda	Valspar
Energy Future Holdings	MTS Systems	Veolia Transportation
Energy Solutions	MultiPlan	Vesuvius
Entergy	Mutual of Omaha	Via Christi Health
Environmental Chemical Corporation	National Academies	Viejas Enterprises
Erie Insurance	National Futures Association	Vi-Jon
ESCO Technologies	National Interstate	Vita-Mix Corporation
Etnyre International Ltd.	National Louis University	Walgreen Company
Farm Credit Bank of Texas	Nature’s Sunshine Products	Walter Energy
Farm Credit Foundations	Navy Exchange Enterprise	Washington University in St. Louis
Farmland Foods	NBH Bank	Waste Management
Federal Reserve Bank of Atlanta	NCCI Holdings	Wawa
Federal Reserve Bank of Boston	NCMIC	Wayne Farms
Federal Reserve Bank of Chicago	Nebraska Medical Center	Wayne Memorial Hospital
Federal Reserve Bank of Cleveland	Nebraska Public Power District	W. C. Bradley
Federal Reserve Bank of Dallas	New York Community Bank	Wellmark BlueCross BlueShield
Federal Reserve Bank of Minneapolis	NiSource	Wells’ Dairy
Federal Reserve Bank of Philadelphia	The Nordam Group	West Bend Mutual Insurance Company
Federal Reserve Bank of St. Louis	Nordson Corporation	Western University of Health Sciences
Federal Reserve Board	Northwestern Memorial Hospital	Weston Solutions Inc.
FedEx Express	Norton Health Care	West Penn Allegheny Health System
FedEx Office	NRG Energy	West Virginia University Hospitals, Inc.
Ferguson Enterprises	NYU Langone Medical Center	Wheaton Franciscan Healthcare
Fermi National Accelerator Laboratory	Oerlikon Fairfield	Whole Foods Market
Ferro Corporation	Oglethorpe Power	Wilmer Cutler Pickering Hale and Dorr LLP
First American	Old Dominion Electric	Windstream Communications
First Solar	Orbital Science Corporation	Winn-Dixie Stores

Fiserv	Oriental Trading Company	Wisconsin Physicians Service Insurance
Fleetwood Group	Panduit Corporation	Wornick Company
Flexcon Company Inc.	Papa John’s	Worthington Industries
Flexible Steel Lacing	Parsons Child and Family Center	Xtek Inc.
Flowserve	Patterson Companies	Zimmer

2013 Towers Watson CDB Executive Compensation Survey

Chemical and Gases Industry

(Median Revenue Size $6 Billion)

Agrium Inc.	Dow Corning Corp	NOVA Chemicals
Air Liquide	DuPont	OMNOVA Solutions Inc.
Air Products and Chemicals Inc.	Eastman Chemical Company	Polymer Group, Inc.
Americas Styrenics LLC	Ecolab Inc.	PolyOne Corporation
Arkema Inc.	EMD Millipore	Potash
Ashland Inc.	H.B. Fuller Company	PPG Industries, Inc.
Axiall Corporation	International Flavors & Fragrances Inc.	Praxair, Inc.
CF Industries	LyondellBasell Industries N.V.	Tronox Incorporated
Chemtura Corporation	Momentive Specialty Chemicals	W.R. Grace
Cytec	Mosaic

2015 ANNUAL MEETING

Our 2015 Annual Meeting will be held on Thursday, May 14, 2015, at 10:00 a.m. local time at the Crowne Plaza Hotel. You will also be able to attend the 2015 Annual Meeting via the Internet at www.virtualshareholdermeeting.com/MOS15. You will need the 12-digit number included on the notice or proxy card we mailed to you in order to vote via the Internet during the 2015 Annual Meeting. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote.

DIRECTIONS TO THE CROWNE PLAZA HOTEL

The meeting will be held at the Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441. The general telephone number for the Crowne Plaza Hotel is (763) 559-6600.

General Directions

The Crowne Plaza Hotel is just east of I-494 between Highway 55 and Rockford Road. From the County Rd. 9/Rockford Road exit proceed east on County Rd. 9/Rockford Road. Turn South on Vinewood. The Hotel is approximately 2 miles south, on the west side of the road.

From Minneapolis-St. Paul International Airport

Follow Interstate 494 West. It will become Interstate 494 North. Stay on I-494 North until Highway 55, Exit 22. Turn right onto Highway 55 East, then left (north) at the first set of signal lights, onto Northwest Boulevard. Turn left at Xenium Lane and follow Xenium Lane to the Hotel. The Hotel will be on the left.

From Downtown Minneapolis

Take Interstate 394 West to the Plymouth Road Exit. Turn right and follow Plymouth Road, which will become Northwest Boulevard. After crossing Highway 55, turn left at Xenium Lane. Follow Xenium Lane to the Hotel. The Hotel will be on the left.

MEETING ADMITTANCE REQUIREMENTS

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 14, 2015.

THE MOSAIC COMPANY

THE MOSAIC COMPANY

C/O AMERICAN STOCK TRANSFER

6201 FIFTEENTH AVENUE

BROOKLYN, NY 11219

Meeting Information

Meeting Type:	Annual

For holders as of:	March 18, 2015

Date: May 14, 2015	Time: 10:00 AM Local Time

Location:	Crowne Plaza Hotel
3131 Campus Drive
Plymouth, Minnesota 55441

For directions to the annual meeting, please see the end of the proxy statement forming a part of the proxy materials referred to below.

Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/MOS15.

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M87877-P64034-Z65195

— Before You Vote — How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT        2014 ANNUAL REPORT TO STOCKHOLDERS

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 30, 2015 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet:

Before The Meeting:	Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

During The Meeting:	Go to www.virtualshareholdermeeting.com/MOS15. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M87878-P64034-Z65195

Voting Items

The Board of Directors recommends you vote FOR the listed nominees:

1.	Election of eight directors for terms expiring in 2016, as recommended by the Board of Directors;

Nominees:

1a.	Nancy E. Cooper

1b.	Gregory L. Ebel

1c.	Denise C. Johnson

1d.	Robert L. Lumpkins

1e.	William T. Monahan

1f.	James L. Popowich

1g.	James T. Prokopanko

1h.	Steven M. Seibert

The Board of Directors recommends you vote FOR the following proposals:

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, as recommended by our Audit Committee;

3.	A non-binding advisory vote on the compensation paid to our named executive officers as described in the proxy (“Say-on-Pay”);

4.	In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof.

M87879-P64034-Z65195

M87880-P64034-Z65195

THE MOSAIC COMPANY C/O AMERICAN STOCK TRANSFER 6201 FIFTEENTH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MOS15

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M87871-P64034-Z65195 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE MOSAIC COMPANY
The Board of Directors recommends you vote FOR the listed nominees:

1.	Election of eight directors for terms expiring in 2016, as recommended by the Board of Directors;
	Nominees:	For	Against	Abstain
	1a. Nancy E. Cooper	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
	1b. Gregory L. Ebel	☐	☐	☐

2.   Ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements as of and for the year ending December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, as recommended by our Audit Committee;

						☐	☐	☐
	1c. Denise C. Johnson	☐	☐	☐
	1d. Robert L. Lumpkins	☐	☐	☐
	1e. William T. Monahan 1f. James L. Popowich 1g. James T. Prokopanko	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

3.   A non-binding advisory vote on the compensation paid to our named executive officers as described in the proxy (“Say-on-Pay”);

4.   In their discretion, the persons named as Proxies are authorized to vote on any other business that may properly come before the 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof.

						☐	☐	☐
	1h. Steven M. Seibert	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2014 Annual Report to Stockholders are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

M87872-P64034-Z65195

THE MOSAIC COMPANY
Annual Meeting of Stockholders
May 14, 2015 10:00 AM Local Time
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints James T. Prokopanko, Richard L. Mack, and Mark J. Isaacson and each of them with full power of substitution, Proxies to represent the undersigned at the 2015 Annual Meeting of Stockholders of The Mosaic Company to be held at Crowne Plaza Hotel, 3131 Campus Drive, Plymouth, Minnesota 55441 on May 14, 2015 at 10:00 a.m. local time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations as noted in the proxy statement and on the reverse side of this card. This Proxy will be voted as directed, but if no direction is given it will be voted FOR the nominees and proposals, and in the discretion of the Proxies on all other matters that may properly come before the meeting. The Proxies cannot vote these shares unless you return this card by mail or instructions by Internet or phone as described on the reverse side of this card.

If the undersigned is a participant in the Mosaic Investment Plan or the Mosaic Union Savings Plan, the undersigned hereby directs Vanguard Fiduciary Trust Company (the “Trustee”) as Trustee of the Mosaic Investment Plan or the Mosaic Union Savings Plan, to vote at the 2015 Annual Meeting of Stockholders of The Mosaic Company to be held on May 14, 2015 and at any and all adjournments thereof, the shares of common stock of The Mosaic Company, allocated to the account of and as instructed by the undersigned. For participants in the Mosaic Investment Plan or the Mosaic Union Savings Plan, if voting instructions are not received by the Trustee by May 11, 2015, or if they are received but are invalid, the shares with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions for each plan.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side